As filed with the Securities and Exchange Commission on October 13, 2006

Registration No. 333-134318

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

Under The Securities Act of 1933

Occam Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3576	77-0442752
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

77 Robin Hill Road

Santa Barbara, CA 93117

(805) 692-2900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert L. Howard-Anderson

President and Chief Executive Officer

Occam Networks, Inc.

77 Robin Hill Road

Santa Barbara, CA 93117

(805) 692-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas C. DeFilipps Robert F. Kornegay Asaf H. Kharal Lance E. Brady Wilson Sonsini Goodrich & Rosati P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Craig W. Adas Pippa Bond Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, CA 94065 (650) 802-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee
Common Stock $0.001 par value	6,037,500(1)	$18.70	$112,901,250	$12,080.43(3)

(1)	In accordance with Rule 416, the number of shares registered hereby shall also be deemed to include an indeterminate number of additional shares of common stock that may be issued as a result of a stock split or stock dividend. Includes 787,500 shares subject to the underwriters’ overallotment option.
(2)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $18.70, which is the higher of the average of the high and low reported sales prices of the Registrant’s common stock on (i) the Over-the-Counter (OTC) Bulletin Board on May 15, 2006 (initial filing date May 19, 2006), and (ii) The NASDAQ Global Market on October 11, 2006.
(3)	$9,779.40 of this Registration Fee has been previously paid.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 13, 2006

PROSPECTUS

5,250,000 Shares

Common Stock

Occam Networks, Inc. is selling 3,750,000 shares of our common stock and the selling stockholders named in this prospectus are selling an additional 1,500,000 shares. We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders, together with certain members of management, have granted the underwriters a 30-day option to purchase up to an additional 787,500 shares to cover over-allotments, if any.

Our common stock is traded on The NASDAQ Global Market under the symbol “OCNW.” The last reported sale price on October 11, 2006 was $17.93 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 6.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Thomas Weisel Partners LLC, on behalf of the underwriters, expects to deliver the shares on or about                     , 2006.

Thomas Weisel Partners LLC Sole Book-Running Manager	Jefferies & Company Co-Lead Manager

Canaccord Adams	Merriman Curhan Ford & Co.

The date of this prospectus is                     , 2006

OCCAM NETWORKS

BLC 6000 Broadband Loop Carrier

Active Ethernet FTTP Blade

Optical Network Terminal

OccamView

Occam's products are designed to enable telecom service providers to offer a range of new and traditional services over copper and fiber optic access networks, including:

- IPTV
- VoIP
- Broadband DSL
- FTTP Ethernet
- Traditional Voice

Note: Products are not depicted to scale.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. No dealer, salesperson, or other person is authorized to provide any information or to make any representation on behalf of Occam that is not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to purchase shares in this offering. For a more complete understanding of our business and the risks and uncertainties facing it, you should read this entire prospectus, including but not limited to the information under the caption “Risk Factors,” beginning on page 6.

OCCAM NETWORKS, INC.

We develop, market and support innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and data, or Triple Play, services over both copper and fiber optic networks. Our Broadband Loop Carrier, or BLC, is an integrated hardware and software platform that uses Internet Protocol, or IP, and Ethernet technologies to increase the capacity of local access networks, enabling our customers to deliver advanced services, including voice-over-IP, or VoIP, IP-based television, or IPTV, and high-definition television, or HDTV. To date, we have shipped our BLC platform to over 180 customers.

Telecom service providers are facing intense competition from cable operators, many of which now offer VoIP and high-speed data services bundled with video. In addition, they face growing competition from specialized VoIP service providers and wireless operators. To retain subscribers and sustain revenue, many telecom service providers are deploying Triple Play services. However, traditional telecom access networks, which were designed to carry low-capacity voice calls, cannot viably deliver IPTV and other bandwidth-intensive services. To address this limitation, service providers are seeking to deploy packet-based technologies, including IP, Ethernet and softswitching, to increase the capacity and efficiency of their local access networks.

Our BLC platform features an innovative IP/Ethernet architecture that natively supports IPTV, VoIP and other forms of IP-based services. Our platform simultaneously supports traditional voice services, enabling our customers to leverage their existing networks and migrate to IP without disruption. The modular design of our system allows our customers to implement our solution with minimal upfront investment, and add features and capacity as needed. Our BLC platform is economical for low-capacity sites, but can scale to support tens of thousands of subscribers from a single site in the network. With the recent introduction of our active Gigabit Ethernet fiber-to-the-premises, or FTTP, blade, our customers have the flexibility to adopt either copper or fiber optic access technologies.

We believe that we were the first company to introduce a BLC product featuring an IP/Ethernet architecture, and that we have established a broad customer base ahead of many of our competitors. We have capitalized on our leadership position by providing focused customer service and continually enhancing our platform with hardware and software features to address our customers’ evolving needs and stringent performance requirements. In addition to providing increased bandwidth, our products provide incremental value by offering software-based features to improve the quality, resiliency and security of Triple Play services. We believe our unique combination of telecom and data networking expertise provides a distinct advantage as we assist our customers in the migration to end-to-end IP-based networks.

Our direct sales efforts are focused on the independent operating company, or IOC, segment of the telecom service provider market. We believe there are more than 1,100 IOCs in North America, primarily in rural and suburban regions. We target IOCs because, in our experience, they quickly adopt new technologies and are more willing to purchase from focused suppliers like us. In addition, many IOCs need to upgrade their local access networks to address population growth and increased demand for broadband services.

We believe the IOC segment is in the early stages of a significant upgrade cycle to implement packet-based access technologies, and we will continue focusing our direct sales efforts on this market. We also plan to prudently expand our sales efforts towards larger telecom service providers and international operators, in cooperation with third parties and directly. To date, we have formed distribution relationships with Tellabs and Tekelec to extend our market presence in these segments. We believe this strategy will enable us to expand our addressable market while focusing resources on product development and our other core strengths.

Corporate Information

We are the successor corporation of the May 2002 merger of Occam Networks, Inc., a private California corporation, with Accelerated Networks, Inc., a publicly-traded Delaware corporation. Occam Networks was incorporated in California in July 1999. Accelerated was incorporated in California in October 1996 under the name “Accelerated Networks, Inc.,” and was reincorporated in Delaware in June 2000. The May 2002 merger of these two entities was structured as a reverse merger transaction in which Accelerated Networks succeeded to the business and assets of Occam Networks. In connection with the merger, Accelerated changed its name to Occam Networks, Inc., a Delaware corporation. Unless the context otherwise requires, references in this prospectus to “Occam Networks,” “Occam,” “we,” “us,” or “our” refer to Occam Networks, Inc. as a Delaware corporation and include the predecessor businesses of Occam, the California corporation, and Accelerated Networks. As required by applicable accounting rules, financial statements, data, and information for periods prior to May 2002 are those of Occam, the California corporation. Occam, the California corporation, as a predecessor business or corporation, is sometimes referred to in this prospectus as “Occam CA.”

Our principal executive offices are located at 77 Robin Hill Road, Santa Barbara, California 93117. Our telephone number at that address is (805) 692-2900. Our website is www.occamnetworks.com. The contents of our website are not incorporated by reference into this prospectus. Occam is a trademark of Occam Networks, Inc. This prospectus also includes other trademarks of Occam.

THE OFFERING

Common stock offered by Occam Networks	3,750,000 shares

Common stock offered by selling stockholders	1,500,000 shares

Over-allotment option	The selling stockholders, together with certain members of our management, have granted the underwriters a 30-day option to purchase up to 787,500 shares of common stock to cover over-allotments, if any.

Common stock to be outstanding after this offering	19,626,874 shares

Use of proceeds	We intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes. In addition, we may use proceeds from this offering for potential acquisitions of businesses, products or technologies. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

NASDAQ Global Market symbol	“OCNW”

Effective prior to the closing of this offering, all outstanding shares of our Series A-2 preferred stock will be cancelled and converted into shares of common stock at the rate of 2.27273 shares of common stock for each outstanding share of Series A-2 preferred stock. The number of shares of common stock to be outstanding upon completion of this offering is based on 7,337,279 shares of common stock outstanding as of September 24, 2006, plus 8,539,595 shares issuable upon conversion of our outstanding Series A-2 preferred stock and excludes:

•	2,074,670 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $9.31 per share as of September 24, 2006;

•	12,500 shares of common stock issuable upon exercise of an outstanding warrant at an exercise price of $10.00 per share as of September 24, 2006; and

•	a total of 678,193 shares of common stock available for future issuance under our various stock plans as of September 24, 2006, excluding the annual increases in the number of shares authorized under each of our stock plans.

Except as otherwise described in this prospectus, all information in this prospectus assumes:

•	the effectiveness of a 1-for-40 reverse split of the shares of our common stock that occurred on March 10, 2006;

•	the conversion of all outstanding shares of Series A-2 preferred stock into common stock that is expected to occur prior to the closing of this offering;

•	that the underwriters do not exercise their over-allotment option; and

•	the filing of our amended and restated certificate of incorporation prior to completion of this offering implementing the provisions described under “Description of Capital Stock.”

Summary Consolidated Financial Data

The following summary consolidated financial data should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The information as of December 28, 2003 has been derived from our audited consolidated financial statements, which are not included herein. The information as of December 26, 2004 and December 25, 2005 and for the years ended December 28, 2003, December 26, 2004, and December 25, 2005 has been derived from our audited consolidated financial statements provided elsewhere in this prospectus. The information as of September 24, 2006 and for the nine-month periods ended September 25, 2005 and September 24, 2006 has been derived from our unaudited consolidated financial statements provided elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be obtained in the future and quarterly results are not necessarily indicative of the results to be obtained for the full year.

	Fiscal year ended			Nine months ended (unaudited)
	December 28, 2003	December 26, 2004	December 25, 2005	September 25, 2005	September 24, 2006
	(in thousands, except per share data)
Sales	$7,982	$17,329	$39,238	$26,324	$48,525
Cost of sales	7,930	15,829	27,208	19,597	30,068

Gross margin	52	1,500	12,030	6,727	18,457
Operating expenses:
Research and product development	12,004	7,448	7,440	5,417	7,147
Sales and marketing	5,977	6,584	8,349	6,206	7,669
General and administrative	2,331	2,328	3,420	2,770	3,032

Total operating expenses	20,312	16,360	19,209	14,393	17,848
Income (loss) from operations	(20,260)	(14,860)	(7,179)	(7,666)	609
Interest income (expense), net	(183)	(129)	(259)	(215)	66

Income (loss) before provision for income taxes (benefit)	(20,443)	(14,989)	(7,438)	(7,881)	675
Provision for income taxes (benefit)	(11)	—	—	—	26

Net income (loss)	(20,432)	(14,989)	(7,438)	(7,881)	649
Beneficial conversion feature	(3,038)	(3,288)	(1,822)	(1,822)	(3,437)
Interest attributable to common stock potentially subject to recission	500	—	—	—	—

Net loss attributable to common stockholders	$(22,970)	$(18,277)	$(9,260)	$(9,703)	$(2,788)

Net loss per share attributable to common stockholders—basic and diluted	$(4.36)	$(2.73)	$(1.37)	$(1.44)	$(0.39)
Weighted average shares—basic and diluted	5,268	6,695	6,759	6,741	7,104

The consolidated balance sheet data below present a summary of our balance sheet at September 24, 2006:

•	on an actual basis;

•	on a pro forma basis to give effect to the conversion of all outstanding shares of Series A-2 preferred stock into shares of common stock prior to the completion of this offering; and

•	on a pro forma as adjusted basis to give effect to the receipt of net proceeds from the sale by us of shares of common stock at an assumed offering price of $17.93 per share (the closing price of our common stock on October 11, 2006), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under “Use of Proceeds” and “Capitalization.”

	As of			As of September 24, 2006 (unaudited)
	December 28, 2003	December 26, 2004	December 25, 2005	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,586	$4,432	$6,571	$5,657	$5,657	$67,896
Restricted cash	935	2,101	3,749	4,656	4,656	4,656
Working capital	15,108	8,685	14,063	18,044	18,044	80,283
Total assets	23,404	21,060	27,947	32,909	32,909	95,148
Total debt and capital lease obligation	1,706	3,850	2,557	—	—	—
Total liabilities	7,084	13,457	13,116	13,050	13,050	13,050
Convertible preferred stock and warrants	16,381	21,496	34,942	36,135	—	—
Total stockholders’ equity (deficit)	$(61)	$(13,893)	$(20,111)	$(16,276)	$19,859	$82,098

RISK FACTORS

Before you invest in our securities, you should be aware that our business faces numerous financial and market risks, including those described below, as well as general economic and business risks. The following discussion provides information concerning the material risks and uncertainties that we have identified and believe may adversely affect our business, our financial condition and our results of operations. Before you decide whether to invest in our securities, you should carefully consider these risks and uncertainties, together with all of the other information included in this prospectus.

Risks Related to Our Business and Industry

Our focus on independent telephone operating companies limits our sales volume with individual customers and makes our future operating results difficult to predict.

We currently focus our sales efforts on the independent telephone operating companies, or IOCs, in North America. These customers generally operate relatively small networks with limited capital expenditure budgets. Accordingly, we believe the total potential sales volume for our products at any individual IOC is limited, and we must identify and sell products to new IOC customers each quarter to continue to increase our sales. In addition, the spending patterns of many IOCs are characterized by small and sporadic purchases. Moreover, because our sales to IOCs are predominantly based on purchase orders rather than long-term contracts, our customers may stop purchasing equipment from us with little advance notice. As a result, we have limited backlog, our future operating results are difficult to predict and we will likely continue to have limited visibility into future operating results.

Fluctuations in our quarterly and annual operating results may adversely affect our business and prospects.

A number of factors, many of which are outside our control, may cause or contribute to significant fluctuations in our quarterly and annual operating results. These fluctuations may make financial planning and forecasting more difficult. In addition, these fluctuations may result in unanticipated decreases in our available cash, which could limit our growth and delay implementation of our expansion plans. Factors that may cause or contribute to fluctuations in our operating results include:

•	fluctuations in demand for our products, including the timing of decisions by our target customers to upgrade their networks and deploy our products;

•	seasonal reductions in field work during the winter months and the impact of annual budgeting cycles;

•	the size and timing of orders we receive and products we ship during a given period;

•	delays in recognizing sales, particularly from government funded contracts;

•	introductions or enhancements of products, services and technologies by us or our competitors, and market acceptance of these new or enhanced products, services and technologies;

•	the amount and timing of our operating costs, including sales, engineering and manufacturing costs and capital expenditures; and

•	quarter-to-quarter variations in our operating margins resulting from changes in our product mix.

As a consequence, operating results for a particular future period are difficult to predict and prior results are not necessarily indicative of results to be expected in the future. Any of the foregoing factors may have a material adverse effect on our consolidated results of operations.

We have a history of losses and negative cash flow, and we may not be able to generate positive operating income and cash flows in the future to support the expansion of our operations.

We have incurred significant losses since our inception, we have never been profitable in any annual period and as of September 24, 2006, we had an accumulated deficit of $108.2 million. For fiscal 2003 and 2004, our independent registered public accounting firm included in its opinion regarding our consolidated financial statements an explanatory paragraph regarding our ability to continue as a going concern. While we achieved positive operating income during the quarters ended December 25, 2005, March 26, 2006, June 25, 2006 and September 24, 2006 we cannot assure you that we will not incur losses or negative cash flow in the future. Our inability to generate positive operating income and cash flow would materially and adversely affect our liquidity, results of operations and financial condition.

A significant portion of our expenses is fixed, and we expect to continue to incur significant expenses for research and development, sales and marketing, customer support, and general and administrative functions. Given our rapid growth rate, limited operating history and intense competitive pressures we face, we may be unable to adequately control our operating costs. In order to sustain profitability, we must increase our sales while maintaining control over our expense levels.

Because our markets are highly competitive and dominated by large, well-financed participants, we may be unable to compete effectively.

Competition in our market is intense and we expect competition to increase. The market for broadband access equipment is dominated primarily by large, established suppliers such as ADTRAN, Inc., Alcatel, Lucent Technologies Inc. and Tellabs, Inc. While these suppliers focus primarily on large service providers, they have competed, and may increasingly compete, in the IOC market segment. In addition, a number of emerging companies, including Calix Networks, Inc., have developed, or are developing, products that compete with ours, including within our core IOC segment.

Our ability to compete successfully depends on a number of factors, including:

•	the successful identification and development of new products for our core market;

•	our ability to timely anticipate customer and market requirements and changes in technology and industry standards;

•	our ability to gain access to and use technologies in a cost-effective manner;

•	our ability to timely introduce cost-effective new products;

•	our ability to differentiate our products from our competitors’ offerings;

•	our ability to gain customer acceptance of our products;

•	the performance of our products relative to our competitors’ products;

•	our ability to market and sell our products through effective sales channels;

•	the protection of our intellectual property, including our processes, trade secrets and know-how; and

•	our ability to attract and retain qualified technical, executive and sales personnel.

Many of our existing and potential competitors are larger than we are, and have greater financial resources and better-established brands and customer relationships. Unlike many of our competitors, we do not provide financing to potential customers. In addition, many of our competitors have broader product lines than we do, so they can offer bundled products, which may appeal to certain customers.

As the market for our products is new and evolving, winning customers early in the growth of this market is critical to our ability to expand our business and increase sales. Because the products that we and our competitors sell require a substantial investment of time and funds to install, customers are typically reluctant to switch equipment suppliers once a particular supplier’s product has been installed. As a result, competition among equipment suppliers to secure contracts with potential customers is particularly intense and will continue to place pressure on product pricing. Some of our competitors have in the past and may in the future resort to offering substantial discounts to win new customers and generate cash flows. If we are forced to reduce prices in order to secure customers, we may be unable to sustain gross margins at desired levels or maintain profitability.

We have relied, and expect to continue to rely, on our BLC 6000 product line for the substantial majority of our sales, and a decline in sales of our BLC 6000 line would cause our overall sales to decline proportionally.

We have derived a substantial majority of our sales in recent years from our BLC 6000 product line. We expect that sales of this product line will continue to account for a substantial majority of our sales for the foreseeable future. Any factors adversely affecting the pricing of, or demand for, our BLC 6000 line, including competition or technological change, could cause our sales to decline materially and our business to suffer.

If we fail to enhance our existing products and develop new products and features that meet changing customer requirements and support new technological advances, our sales would be materially and adversely affected.

Our market is characterized by rapid technological advances, frequent new product introductions, evolving industry standards and recurring changes in end-user requirements. Our future success will depend significantly on our ability to anticipate and adapt to such changes and to offer, on a timely and cost-effective basis, products and features that meet changing customer demands and industry standards. The timely development of new or enhanced products is a complex and uncertain process, and we may not be able to accurately anticipate market trends or have sufficient resources to successfully manage long development cycles. We may also experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older products to these new or enhanced products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products are available for delivery to meet anticipated customer demand. If we are unable to develop new products or enhancements to our existing products on a timely and cost-effective basis, or if our new products or enhancements fail to achieve market acceptance, our business, consolidated financial condition and consolidated results of operations would be materially and adversely affected.

We recently enhanced our BLC 6000 platform to support active Gigabit Ethernet fiber-to-the-premises, or FTTP, services. Although we have invested significant time and resources to develop this enhancement, these FTTP-enabled products are relatively new, with limited sales to date, and market acceptance of these products may fall below our expectations. The introduction of new products is also expected to place pressure on our gross margins as most new products require time and increased sales volumes to achieve cost-saving efficiencies in production. To the extent our new products and enhancements do not achieve broad market acceptance, we may not realize expected returns on our investments and we may lose current and potential customers.

Our efforts to increase our sales and marketing efforts to larger telecom operators, which may require us to broaden our reseller relationships, may be unsuccessful.

To date, our sales and marketing efforts have been focused on small and mid-sized IOCs. A key element of our long-term strategy is to increase sales to large IOCs, competitive local exchange carriers, regional Bell operating companies and international telecom service providers. We may be required to devote substantial technical, marketing and sales resources to the pursuit of these customers, who have lengthy equipment qualification and sales cycles. In particular, sales to these customers may require us to upgrade our products to meet more stringent performance criteria, develop new customer-specific features or adapt our product to meet international standards. We may incur substantial technical, sales and marketing expenses and expend significant management effort without any assurance of generating sales. Because we have limited resources and large telecom operators may be reluctant to purchase products from a relatively small supplier like us, we plan to target these customers in cooperation with strategic resellers. These reseller relationships may not be available to us, and if formed, may include terms, such as exclusivity and non-competition provisions, that restrict our activities or impose onerous requirements on us. Moreover, in connection with these relationships, we may forego direct sales opportunities in favor of forming relationships with strategic resellers. If we are unable to successfully increase our sales to larger telecom operators or expand our reseller relationships, we may be unable to implement our long-term growth strategy.

Our strategic relationship with Tellabs may not result in a material increase in our sales.

In March 2005, we announced a strategic relationship with Tellabs and certain of its subsidiaries in which we granted Tellabs exclusive rights to sell certain of our BLC products to identified categories of customers, including several of the regional Bell operating companies and other large incumbent local exchange carriers as well as a number of large IOCs. In April 2006, we amended this strategic relationship to, among other things, reduce the number of prospective customers with respect to whom Tellabs’ rights to sell our BLC products are exclusive. In particular, Tellabs’ exclusive right with respect to regional Bell operating companies and large incumbent local exchange carriers is now limited to one incumbent local exchange carrier. To date, sales from the Tellabs relationship have been negligible. Although we believe that the continued strategic relationship with Tellabs offers us important access to larger telecommunications customers, we cannot predict whether we will realize material sales from this relationship. In particular, Tellabs has no minimum purchase commitments under its agreement with us. Moreover, Tellabs is a competitor of ours in certain markets. Although Tellabs has agreed that it will not sell, or help a third party to sell, products that are similar to our BLC products to any of the identified customers where Tellabs has been granted exclusive sales rights, with the exception of these identified exclusive customers, Tellabs remains free to compete with us. Tellabs’ agreement not to sell similar products to the exclusive customers expires upon the expiration of Tellabs’ exclusivity under our agreement. Tellabs’ exclusivity will expire with respect to the remaining large incumbent local exchange carrier in March 2008 and with respect to the large IOCs in March 2007, unless Tellabs elects to extend the applicable exclusivity periods, which it may do at its sole discretion, subject to satisfaction of certain milestones or payment of extension fees that extend the relevant milestone deadlines. In the event that Tellabs’ performance under these agreements does not meet our expectations, our recourse against Tellabs and our ability to terminate the agreement early is very limited, which would likely result in a loss of our investment of time and expense in this relationship, foregone customer development opportunities and delays in development of larger customer accounts.

We may be unable to successfully expand our international operations. In addition, our international expansion plans, if implemented, will subject us to a variety of risks that may adversely affect our business.

We currently generate almost all of our sales from customers in North America, and have very limited experience marketing, selling and supporting our products and services outside North America or managing the administrative aspects of a worldwide operation. While we intend to expand our international operations, we may not be able to create or maintain international market demand for our products. In addition, regulations or standards adopted by other countries may require us to redesign our existing products or develop new products suitable for sale in those countries. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business, financial condition and results of operations will suffer.

In the course of expanding our international operations and operating overseas, we will be subject to a variety of risks, including:

•	differing regulatory requirements, including tax laws, trade laws, labor regulations, tariffs, export quotas, custom duties or other trade restrictions and changes thereto;

•	greater difficulty supporting and localizing our products;

•	different or unique competitive pressures as a result of, among other things, the presence of local equipment suppliers;

•	challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	limited or unfavorable intellectual property protection;

•	changes in a specific country’s or region’s political or economic conditions; and

•	restrictions on the repatriation of earnings.

If we lose any of our key personnel, or are unable to attract, train and retain qualified personnel, our ability to manage our business and continue our growth would be negatively impacted.

Our success depends, in large part, on the continued contributions of our key management, engineering, sales and marketing personnel, many of whom are highly-skilled and would be difficult to replace. None of our senior management or key technical or sales personnel is bound by a written employment contract to remain with us for a specified period. In addition, we do not currently maintain key man life insurance covering our key personnel. If we lose the services of any key personnel, our business, financial condition and results of operations may suffer.

Competition for skilled personnel, particularly those specializing in engineering and sales is intense. We cannot be certain that we will be successful in attracting and retaining qualified personnel, or that newly-hired personnel will function effectively, both individually and as a group. In particular, we must continue to expand our direct salesforce, including hiring additional sales managers, to grow our customer base and increase sales. In addition, our industry is characterized by frequent claims relating to unfair hiring practices. We may become subject to such claims and may incur substantial costs in defending ourselves against these claims, regardless of their merits. If we are unable to effectively hire, integrate and utilize new personnel, the execution of our business strategy and our ability to react to changing market conditions may be impeded, and our business, financial condition and results of operations could suffer.

We may have difficulty managing our growth, which could limit our ability to increase sales and cash flow.

We have experienced significant growth in our sales and operations in recent years. We expect to expand our research and development, sales, marketing and support activities, including our activities outside the U.S. Our historical growth has placed, and planned future growth is expected to continue to place, significant demands on our management, as well as our financial and operational resources, as required to:

•	manage a larger organization;

•	implement appropriate operational and financial systems;

•	maintain effective financial disclosure controls and procedures;

•	expand our manufacturing and distribution capacity;

•	increase our sales and marketing efforts; and

•	broaden our customer support capabilities.

In addition, we expect that we will need to expand our finance organization to maintain adequate financial controls. If we cannot grow or manage our business growth effectively, we may not be able to execute our business strategies and our business, financial condition and results of operations would suffer.

Because we depend upon a small number of outside contractors to manufacture our products, our operations could be disrupted if we encounter problems with any of these contractors.

We do not have internal manufacturing capabilities, and rely upon a small number of contract manufacturers to build our products. In particular, we rely on Flash Electronics, Inc. for the manufacture of our BLC 6000 blade products. Our reliance on a small number of contract manufacturers makes us vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields and costs. We do not have long-term supply contracts with our primary contract manufacturers. Consequently, these manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any certain price, except as may be provided by a particular purchase order. If any of our manufacturers were unable or unwilling to continue manufacturing our products in required volumes and at high quality levels, we will have to identify, qualify and select acceptable alternative manufacturers. It is possible that an alternate source may not be available to us when needed or may not be in a position to satisfy our production requirements at commercially reasonable prices and quality. Any significant interruption in manufacturing would require us to reduce our supply of products to our customers, which in turn could have a material adverse effect on our customer relations, business, financial condition and results of operations.

We recently moved a portion of our manufacturing to the overseas facilities of our primary contract manufacturer. This transition presents a number of risks, including the potential for a supply interruption or a reduction in manufacturing quality or controls, any of which would negatively impact our business, customer relationships and results of operations.

We depend on sole source and limited source suppliers for key components and license technology from third parties. If we are unable to source these components and technologies on a timely basis, we will not be able to deliver our products to our customers.

We depend on sole source and limited source suppliers for key components of our products. Any of the sole source and limited source suppliers upon which we rely could stop producing our components, cease operations entirely, or be acquired by, or enter into exclusive arrangements with, our competitors. We do not have long-term supply agreements with our suppliers, and our purchase volumes are currently too low for us to be considered a priority customer by most of our suppliers. As a result, these suppliers could stop selling components to us at commercially reasonable prices, or at all. Any such interruption or delay may force us to seek similar components from alternate sources, if available at all. Switching suppliers may require that we redesign our products to accommodate the new component, and may potentially require us to re-qualify our products with our customers, which would be costly and time-consuming. Any interruption in the supply of sole source or limited source components would adversely affect our ability to meet scheduled product deliveries to our customers and would materially and adversely affect our business, financial condition and results of operations.

Periodically, we may be required to license technology from third parties to develop new products or product enhancements. These third-party licenses may be unavailable to us on commercially reasonable terms, if at all. Our inability to obtain necessary third-party licenses may force us to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm the competitiveness of our products and which would result in a material and adverse effect on our business, financial condition and results of operations.

If we fail to accurately predict our manufacturing requirements and manage our inventory, we could incur additional costs, experience manufacturing delays, or lose revenue.

Lead times for the materials and components that we order through our contract manufacturers may vary significantly and depend on numerous factors, including the specific supplier, contract terms and market demand for a component at a given time. If we overestimate our production requirements, our contract manufacturers may purchase excess components and build excess inventory. If our contract manufacturers purchase excess components that are unique to our products or build excess products, we could be required to pay for these excess parts or products and recognize related inventory write-down costs. If we underestimate our product requirements, our contract manufacturers may have inadequate component inventory, which could interrupt manufacturing of our products and result in delays or cancellation of sales. In prior periods we have experienced excess inventory write-downs and standard cost revaluations associated with excess or obsolete inventory. This may continue in the future, which would have an adverse effect on our gross margins, financial condition and results of operations.

If our products contain undetected defects, including errors and interoperability issues, we could incur significant unexpected expenses to remedy the defects, which could have a material adverse effect on our sales, results of operations or financial condition.

Although our products are tested prior to shipment, they may contain software or hardware errors, defects or interoperability issues, (collectively described as “defects”) that can only be detected when deployed in live networks that generate high amounts of communications traffic. We also continue to introduce new products that may have undetected software or hardware defects. Our customers may discover defects in our products after broad deployment and as their networks are expanded and modified. Any defects in our products discovered in the future, or failures of our customers’ networks, whether caused by our products or those of another vendor, could result in lost sales and market share and negative publicity regarding our products. For example, during fiscal 2004, we experienced unusually high repair costs related to the effect of lightning strikes on selected BLC 6000 installations. As a result, we experienced higher than anticipated costs of sales, which management believes were necessary to maintain customer satisfaction. Any similar occurrence in the future could have a material adverse effect on our business, financial condition and results of operations.

Our business is dependent on the capital spending patterns of telecom operators, and any decrease or delay in capital spending by our customers would adversely affect our operating results and financial condition.

Demand for our products depends on the magnitude and timing of capital spending by telecom service providers as they construct, expand and upgrade their networks. The capital spending patterns of telecom service providers are dependent on a variety of factors, including:

•	competitive pressures, including pricing pressures;

•	consumer demand for new services;

•	an emphasis on generating sales from services delivered over existing networks instead of new network construction or upgrades;

•	the timing of annual budget approvals;

•	evolving industry standards and network architectures;

•	free cash flow and access to external sources of capital; and

•	completion of major network upgrades.

Beginning in late 2000 and continuing into 2004, the telecom industry experienced a severe downturn, and many telecom service providers filed for bankruptcy. Those companies that survived the downturn substantially reduced their investments in new equipment. In addition, uncertain and volatile capital markets depressed the market values of telecom service providers and restricted their access to capital, resulting in delays or cancellations of certain projects. Because many of our customers are IOCs, their revenues are particularly dependent upon intercarrier payments (primarily interstate and intrastate access charges) and federal and state universal service subsidies. The FCC and some states are considering changes to both intercarrier payments and universal service subsidies, and such changes could reduce IOC revenues. Furthermore, many IOCs use government-supported loan programs or grants to finance capital spending. Changes to those programs, such as the United States Department of Agriculture’s Rural Utility Service, could reduce the ability of IOCs to access capital. Although the telecom industry has recently demonstrated signs of a recovery from the downturn, any decision by telecom service providers to reduce capital expenditures, whether caused by economic cycles, changes in government regulations and subsidies, or other reasons, would have a material adverse effect on our business, financial condition and results of operations.

Demand for our products is dependent on the willingness of our customers to deploy new services, the success of our customers in selling new services to their subscribers, and the willingness of our customers to utilize IP and Ethernet technologies in local access networks.

Demand for our products is dependent on the success of our customers in deploying and selling services to their subscribers. Our BLC 6000 platform simultaneously supports IP-based services, such as broadband Internet, VoIP, IPTV and FTTP, and traditional voice services. If end-user demand for IP-based services does not grow as expected or declines and our customers are unable or unwilling to deploy and market these newer services, demand for our products may decrease or fail to grow at rates we anticipate.

Our strategy includes developing products for the local access network that incorporate IP and Ethernet technologies. If these technologies are not widely adopted by telecom service providers for use in local access networks, demand for our products may decrease or not grow. As a result, we may be unable to sell our products to recoup our expenses related to the development of these products and our results of operations would be harmed.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We have in the past discovered, and may in the future discover, areas of our internal financial and accounting controls and procedures that need improvement.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Our management does not expect that our internal control over financial reporting will prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the company will have been detected. As discussed below, our management, together with our independent registered public accounting firms, have identified control deficiencies in the past and may identify additional deficiencies in the future.

In a March 2005 management letter our independent registered public accounting firm at that time identified certain internal control deficiencies in connection with their audit of our consolidated financial statements for the year ended December 26, 2004. Of those deficiencies, our prior independent registered public accounting firm indicated, without drawing any affirmative conclusion, that three could potentially constitute material weaknesses. Specifically, our prior independent registered public accounting firm indicated that a deficiency relating to segregation of duties was a “likely” material weakness, a deficiency relating to preparation of Exchange Act filings “could result” in a material weakness, and a deficiency relating to the quality of supporting schedules “could lead to a more than a remote likelihood of material misstatement.”

During 2005 and 2006, we implemented numerous remedial measures to address the deficiencies reported in the management letter from our prior independent registered public accounting firm. A list of objectives and remedial measures implemented in 2005 with respect to the matters identified by our prior independent registered public accounting firm is included on page 46 of this prospectus. In connection with their audit of our consolidated financial statements for the year ended December 25, 2005, our current independent registered public accounting firm commented on but did not audit our internal controls. Our current independent registered public accounting firm’s concerns related to segregation of duties, deficiencies in internal controls and document retention. Our current independent registered public accounting firm indicated that it considers the matters identified to be significant deficiencies but not material weaknesses. Since receiving the 2006 management letter, we have made further enhancements to our internal controls, including the hiring of additional finance staff, the formalization of duties and responsibilities, the adoption of new review and reconciliation processes and the implementation of a series of document retention improvements.

We expect that we will be required to comply with Section 404 in connection with our annual report on Form 10-K for our fiscal year ending December 30, 2007. We are expending significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act. We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, we may be unable to produce accurate financial statements on a timely basis. Any of the foregoing could cause investors to lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

We have recently determined that our past Exchange Act reports on Forms 10-Q and 10-K were consistently filed after the applicable deadlines set forth in the SEC rules, which could adversely affect us and our investors.

We have determined that our historic method of calculating the deadline for filing our reports under the Securities Exchange of 1934, as amended, was incorrect. We manage our activities based on a 13-week accounting quarter such that the fiscal period end date is the last Sunday of each quarter rather than the end of the calendar period. Until the filing of our Quarterly Report on Form 10-Q for the quarter ended March 26, 2006, which was timely filed, we calculated the filing deadline based on the calendar-period end date shown on our consolidated financial statements and not on our fiscal period end. Beginning with our Form 10-Q for the first quarter of fiscal 2006, we now present our consolidated financial statements and calculate our filing deadlines as of the actual fiscal period end date. Based on our review of our past filings, we believe that we were one to four days late in filing 14 Quarterly Reports on Form 10-Q and five Annual Reports on Form 10-K (excluding reports previously acknowledged as late on Form 12b-25). We believe that the miscalculation of our filing deadlines met the requirements of a significant deficiency in that it adversely affected our ability to report financial information within the prescribed time periods. We do not believe that it constituted a material weakness, however, in that it does not increase the likelihood of a misstatement in our consolidated financial statements. We changed our method of calculating our filing deadlines during the second quarter of fiscal 2006 and timely filed our Quarterly Reports on Form 10-Q for the first, second and third quarters of fiscal 2006. Accordingly, we believe the significant deficiency has been remedied.

In light of the determination that our historic method of calculating the deadline for filing our Exchange Act reports was incorrect, management reevaluated the effectiveness of our disclosure controls and procedures and concluded that our disclosure controls and procedures were not effective to provide reasonable assurance that the information we were required to report in our Exchange Act reports was reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. The late filings had no effect on the accuracy of the information contained in the reports as filed, however, and management believes that the consolidated financial statements contained in our Exchange Act reports fairly present in all material respect our consolidated financial position, results of operations, and cash flows for the periods presented.

As a result of these late filings, we expect to be ineligible for certain benefits that are reserved for issuers who have filed their Exchange Act reports on a timely basis, such as the use of a short form registration statement on Form S-3 for the registration of certain primary and secondary offerings. This is expected to raise our costs associated with future stock offerings and registrations.

Changes in existing accounting or taxation rules or practices may adversely affect our results of operations.

Changes in existing accounting or taxation rules or practices, or varying interpretations of current rules or practices, could have a significant adverse effect on our financial results or the manner in which we conduct our business. For example, prior to fiscal 2006, we accounted for options granted to employees using the intrinsic value method, which, given that we generally granted employee options with exercise prices equal to the fair market value of the underlying stock at the time of grant, resulted in no compensation expense. Beginning in fiscal 2006, we began recording expenses for our stock-based compensation plans, including option grants to employees, using the fair value method, under which we expect our ongoing accounting charges related to equity awards to employees to be significantly greater than those we would have recorded under the intrinsic value method. We expect to continue to use stock-based compensation as a significant component of our compensation package for existing and future employees. Accordingly, changes in accounting for stock-based compensation expense under the newer accounting method are expected to have a material adverse affect on our reported results. Any similar changes in accounting or taxation rules or practices could have a material impact on our consolidated financial results.

The amount of our net operating loss carry-forwards, or NOLs, is uncertain and this offering may jeopardize our ability to use some or all of our NOLs.

As of September 24, 2006, we had incurred significant losses in the U.S. and we believe we have certain net operating loss, or NOL, carry-forwards for federal tax purposes and state tax purposes to offset future federal and state taxable income, if any. Our ability to utilize these NOL carry-forwards may be subject to significant limitations under Section 382 of the Internal Revenue Code if we undergo an ownership change. We may undergo an ownership change if, among other things, stockholders who own or have owned, directly or indirectly, 5% or more of our common stock (with certain groups of less-than-5% stockholders treated as a single stockholder for this purpose) increase their aggregate percentage ownership of our common stock by more than 50 percentage points above the lowest percentage of the stock owned by these stockholders at any time during the relevant three-year testing period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carry-forwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carry-forwards.

It is possible that past events, such as the merger of Occam CA with Accelerated Networks, our private placements of preferred stock or other equity transactions triggered an ownership change for purposes of Section 382 of the Internal Revenue Code or that this offering, when taken together with our past equity transactions, could trigger an ownership change for purposes of Section 382 of the Internal Revenue Code. Any such ownership change would limit our ability to use any U.S. federal and state NOL carry-forwards as described above. Due to possible limitations on our ability to use any of these NOL carry-forwards, our balance sheets included in this prospectus do not include any deferred tax asset we may have as a result of these NOLs. To the extent that these NOLs are exhausted, we expect to be taxed at the federal and state statutory rates. Even if this offering does not trigger an ownership change, it will increase the likelihood that we may undergo an ownership change for purposes of Section 382 in the future.

We may pursue acquisitions, which may involve a number of risks. If we are unable to address and resolve these risks successfully, such acquisitions could have a material adverse impact to our business, results of operations and financial condition.

We may make acquisitions of businesses, products or technologies to expand our product offerings and capabilities, customer base and business. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. We have limited experience making such acquisitions. Any of these transactions could be material to our consolidated financial condition and results of operations. The anticipated benefit of acquisitions may never materialize. In addition, the process of integrating an acquired business, products or technologies may create unforeseen operating difficulties and expenditures. Some of the areas where we may face acquisition-related risks include:

•	diversion of management time and potential business disruptions;

•	expenses, distractions and potential claims resulting from acquisitions, whether or not they are completed;

•	retaining and integrating employees from any businesses we may acquire;

•	issuance of dilutive equity securities or incurrence of debt;

•	integrating various accounting, management, information, human resource and other systems to permit effective management;

•	incurring possible write-offs, impairment charges, contingent liabilities, amortization expense or write-offs of goodwill;

•	difficulties integrating and supporting acquired products or technologies;

•	unexpected capital equipment outlays and related costs;

•	insufficient revenues to offset increased expenses associated with the acquisition;

•	under-performance problems associated with acquisitions;

•	opportunity costs associated with committing capital to such acquisitions, and

•	becoming involved in acquisition-related litigation.

Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We cannot assure that we will be able to address these risks successfully, or at all, without incurring significant costs, delay or other operating problems. Our inability to resolve any of such risks could have a material adverse impact on our business, consolidated financial condition and consolidated results of operations.

Business combinations and other financial restructurings by telecom service providers or our competitors could adversely affect our business.

In recent years, the telecom service provider market has undergone substantial consolidation, illustrated by the merger of SBC Communications Inc. with AT&T Inc., the merger of SBC Communications (now renamed AT&T) with BellSouth Corporation, and the merger of Verizon Communications Inc. with MCI, Inc. Transactions such as these generally have negative implications for equipment suppliers like us, including a reduction in the number of potential customers for telecom equipment products, a decrease in aggregate capital spending and greater pricing power by service providers over equipment suppliers. Continued consolidation of the telecom service provider industry, including among IOC customers which we focus on, could make it more difficult for us to grow our customer base, increase sales of our products and maintain adequate gross margins.

The telecommunications equipment industry is also characterized by frequent mergers and acquisitions, as illustrated by the pending merger of Alcatel with Lucent Technologies and the acquisition of Advanced Fibre Communications, Inc. by Tellabs. An acquisition of one of our competitors, or merger between our competitors, could harm our competitive position or cause our target customers to delay purchases of our products while they assess the impact of the combination. If a larger company with more resources were to acquire a competitor of ours, they may invest additional resources in developing, marketing and supporting competitive products, which would negatively impact our business, financial condition and results of operations.

Our customers are subject to government regulation, and changes in current or future laws or regulations that negatively impact our customers could harm our business.

The jurisdiction of the Federal Communications Commission, or FCC, extends to the entire telecommunications industry, including our customers. Future FCC regulations affecting the broadband access industry, our customers, or the service offerings of our customers, may harm our business. For example, FCC regulatory policies affecting the availability of data and Internet services may impede the penetration of our customers into certain markets or affect the prices they may charge in such markets. Furthermore, many of our customers are subject to FCC rate regulation of interstate telecommunications services, and are recipients of federal universal service subsidies implemented and administered by the FCC. In addition, many of our customers are subject to state regulation of intrastate telecommunications services, including rates for such services, and may also receive state universal service subsidies. Changes in FCC or state rate regulations or federal or state universal service subsidies could adversely affect our customers’ revenues and capital spending plans. In addition, international regulatory bodies are beginning to adopt standards and regulations for the telecom industry. These domestic and foreign standards, laws and regulations address various aspects of VoIP and broadband use, including issues relating to liability for information retrieved from, or transmitted over, the Internet. Changes in standards, laws and regulations, or judgments in favor of plaintiffs in lawsuits against service providers could adversely affect the development of Internet and other IP-based services. This, in turn, could directly or indirectly materially adversely impact the telecom industry in which our customers operate. To the extent our customers are adversely affected by laws or regulations regarding their business, products or service offerings, our business, financial condition and results of operations would suffer.

If we fail to comply with regulations and evolving industry standards, sales of our existing and future products could be adversely affected.

The markets for our products are characterized by a significant number of laws, regulations and standards, both domestic and international, some of which are evolving as new technologies are deployed. Our products are required to comply with these laws, regulations and standards, including those promulgated by the FCC. For example, the FCC recently required that all facilities-based providers of broadband Internet access and interconnect VoIP services must meet the capability requirements of the Communications Assistance for Law Enforcement Act by May 14, 2007. Subject to certain statutory parameters, we are required to make available to our customers, on a reasonably timely basis and at a reasonable charge, such features or modifications as are necessary to permit our customers to meet those capability requirements. In some cases, we are required to obtain certifications or authorizations before our products can be introduced, marketed or sold. There can be no assurance that we will be able to continue to design our products to comply with all necessary requirements in the future. Accordingly, any of these laws, regulations and standards may directly affect our ability to market or sell our products.

Some of our operations are regulated under various federal, state and local environmental laws. Our planned international expansion will likely subject us to additional environmental and other laws. For example, the European Union Directive 2002/96/EC on waste electrical and electronic equipment, known as the WEEE Directive, requires producers of certain electrical and electronic equipment, including telecom equipment, to be financially responsible for the specified collection, recycling, treatment and disposal of past and present covered products placed on the market in the European Union. The European Union Directive 2002/95/EC on the restriction of the use of hazardous substances in electrical and electronic equipment, known as the RoHS Directive, restricts the use of certain hazardous substances, including lead, in covered products. Failure to comply with these and other environmental laws could result in fines and penalties and decreased sales, which could adversely affect our planned international expansion and our operating results.

We may not be able to protect our intellectual property, which could adversely affect our ability to compete effectively.

We depend on our proprietary technology for our success and ability to compete. We currently hold 16 issued patents and have several patent applications pending. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. Existing patent, copyright, trademark and trade secret laws will afford us only limited protection. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of the U.S. We cannot assure you that any pending patent applications will result in issued patents, and issued patents could prove unenforceable. Any infringement of our proprietary rights could result in significant litigation costs. Further, any failure by us to adequately protect our proprietary rights could result in our competitors offering similar products, resulting in the loss of our competitive advantage and decreased sales.

Despite our efforts to protect our proprietary rights, attempts may be made to copy or reverse engineer aspects of our products, or to obtain and use information that we regard as proprietary. Accordingly, we may be unable to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our intellectual property would be difficult for us. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

We could become subject to litigation regarding intellectual property rights that could materially harm our business.

We may be subject to intellectual property infringement claims that are costly to defend and could limit our ability to use some technologies in the future. Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. From time to time, third parties may assert patent, copyright, trademark or other intellectual property rights to technologies or rights that are important to our business. In addition, we have agreed, and may in the future agree, to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Any claims asserting that our products infringe, or may infringe on, the proprietary rights of third parties, with or without merit, could be time-consuming, resulting in costly litigation and diverting the efforts of our management. These claims could also result in product shipment delays or require us to modify our products or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available to us on acceptable terms, if at all.

Our business could be shut down or severely impacted if a natural disaster or other unforeseen catastrophe occurs, particularly in California.

Our business and operations depend on the extent to which our facilities and products are protected against damage from fire, earthquakes, power loss and similar events. Some of our key business activities currently take place in regions considered at high risk for certain types of natural disasters. Despite precautions we have taken, a natural disaster or other unanticipated problem could, among other things, hinder our research and development efforts, delay the shipment of our products and affect our ability to receive and fulfill orders. For example, because the final assembly and testing of our product line is currently performed in one location in California, any earthquake, fire, other disaster or power outage at this location would have a material adverse effect on our business, financial condition and results of operations. While we believe that our insurance coverage is comparable to those of similar companies in our industry, it does not cover all natural disasters, in particular, earthquakes and floods.

Risks Related to Our Common Stock

Our executive officers, directors and their affiliates hold a large percentage of our stock and their interests may differ from other stockholders.

As of September 24, 2006, our executive officers, directors and their affiliates beneficially owned, in the aggregate, approximately 51% of our outstanding common stock assuming conversion of all outstanding preferred stock. Investment funds affiliated with U.S. Venture Partners, Norwest Venture Partners, New Enterprise Associates and Alta Partners, collectively control approximately 75% of our outstanding voting stock on an as converted basis. Representatives of U.S. Venture Partners and Norwest Venture Partners are directors of Occam, and Alta Partners has the right to designate a director, although that right has not yet been exercised and is expected to be waived in connection with this offering. These stockholders have significant influence over most matters requiring approval by stockholders, including the election of directors, any amendments to our certificate of incorporation and significant corporate transactions.

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

Our shares of common stock recently began trading on The NASDAQ Global Market. An active public market for our shares on The NASDAQ Global Market may not develop or be sustained after this offering. In particular, limited trading volumes and liquidity may limit the ability of stockholders to purchase or sell our common stock in the amounts and at the times they wish. Trading volume in our common stock tends to be modest relative to our total outstanding shares, and the price of our common stock may fluctuate substantially (particularly in percentage terms) without regard to news about us or general trends in the stock market.

We and the representatives of the underwriters will determine the offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. In addition, the trading price of our common stock following this offering could be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this “Risk Factors” section of this prospectus and others such as:

•	quarterly variations in our results of operations or those of our competitors;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements by us or our competitors of new products, significant contracts, commercial relationships, acquisitions or capital commitments;

•	developments with respect to intellectual property rights;

•	our ability to develop and market new and enhanced products on a timely basis;

•	the expected conversion of our Series A-2 preferred stock and the issuance of shares in this offering;

•	commencement of, or involvement in, litigation;

•	changes in governmental regulations or in the status of our regulatory approvals; and

•	a slowdown in the telecom industry or general economy.

In recent years, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market the trading price of our common stock could decline. Based on shares outstanding as of September 24, 2006 assuming conversion of all outstanding preferred stock, we will have a total of 19,626,874 shares of common stock outstanding upon completion of this offering, an increase of 23.6% from the number of common shares outstanding prior to the offering. Of these shares, 5,250,000 shares of common stock sold in this offering and 4,835,529 shares held by our existing stockholders will be freely tradable, without restriction, in the public market. In addition, holders of approximately 9.6 million shares of our common stock (including as converted Series A-2 preferred stock) have been granted registration rights which have been voluntarily suspended by such holders in connection with this offering, but may be exercised anytime after the expiration of the lock-up agreements described below.

We expect lock-up agreements pertaining to this offering will expire 90 days from the date of this prospectus, although those lock-up agreements may be extended for up to an additional 18 days under certain circumstances. Our underwriters, however, may, in their sole discretion, permit our officers, directors and other current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, up to an additional 11,246,238 shares of common stock will be eligible for sale in the public market, all of which are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. In addition, 2,765,363 shares of common stock that are either subject to outstanding options, outstanding warrants or reserved for future issuance under our employee benefit plans as of September 24, 2006 will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $13.75 in net tangible book value per share from the price you paid (assuming conversion of the Series A-2 preferred stock). In addition, following this offering, purchasers in the offering will have contributed approximately 58% of the total consideration paid by stockholders to us to purchase shares of our common stock. The exercise of outstanding options and warrants will result in further dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return. We intend to use a portion of the net proceeds from this offering for general corporate purposes, which may include expanding our sales and marketing and research and development efforts to target large telecom service providers, establishing an international presence and for working capital and capital expenditures. In addition, we may use a portion of the net proceeds to fund potential acquisitions of, or investments in, complementary businesses, products, services and technologies. However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	our stockholders may not act by written consent or call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings called by the board of directors, the chairman of the board, the chief executive officer or the president;

•	our certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company; and

•	our board of directors may issue, without stockholder approval, shares of undesignated preferred stock; the ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. For a description of our capital stock, see “Description of Capital Stock.”

We may be unable to raise additional capital to fund our future operations, and any future financings or acquisitions could result in substantial dilution to existing stockholders.

While we anticipate the net proceeds of this offering, together with existing cash balances and any cash from operations, will be sufficient to fund our operations for at least the next 24 months, we may need to raise additional capital to fund operations in the future. There is no guarantee that we will be able to raise additional equity or debt funding when or if it is required. The terms of any financing, if available, could be unfavorable to us and our stockholders and could result in substantial dilution to the equity and voting interests of our stockholders. Any failure to obtain financing when and as required would have an adverse and material effect on our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and industry based upon currently available information. These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects,” “future” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption “Risk Factors” beginning on page 6 of this prospectus. Readers should carefully review this information as well as the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

USE OF PROCEEDS

We will receive net proceeds from the sale of the 3,750,000 shares of our common stock being sold by us in this offering of approximately $62.2 million, based upon the assumed offering price of $17.93 per share and after deducting underwriting discounts and commissions and estimated offering expenses. We will not receive any of the proceeds from the sale of shares by the selling stockholders, although we will bear the costs, other than underwriting discounts and commissions, associated with those sales.

We intend to use a portion of the net proceeds from this offering for general corporate purposes, which may include expanding our sales and marketing and research and development efforts to target large telecom service providers, establishing an international presence and for working capital and capital expenditures. However, we have not determined the amounts that we will expend in each of these areas. We may also use a portion of the proceeds for the future acquisition of, or investment in, companies, assets or technologies that complement our business, although we are not pursuing any acquisitions or investments as of the date of this prospectus. We have not allocated specific amounts of net proceeds for any of these purposes.

Our management will have broad discretion in the application of the net proceeds we receive from this offering and investors will be relying on the judgment of our management regarding the application of these proceeds of this offering. Pending these uses, we plan to invest these net proceeds in short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain any future earnings to fund the development and expansion of our business, and therefore we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors.

CAPITALIZATION

The following table contains a summary of our consolidated balance sheet data as of September 24, 2006:

•	on an actual basis;

•	on a pro forma basis to give effect to the conversion of all outstanding shares of Series A-2 preferred stock into 8,539,595 shares of common stock prior to the completion of this offering; and

•	on an as adjusted basis to reflect the sale of 3,750,000 shares of common stock offered by us at the assumed offering price of $17.93 per share, after deducting underwriting discounts and commissions of approximately $3.7 million and estimated offering expenses of approximately $1.3 million (which includes a portion of the offering costs resulting from the sale of shares in this offering by the selling stockholders).

You should read this table together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of September 24, 2006
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except per share data and liquidation preference amount)
Cash and cash equivalents	$5,657	$5,657	$67,896

Redeemable Preferred Stock:
Series A-2 convertible preferred stock, $.001 par value, 4,600 shares authorized, 3,757 shares issued and outstanding at September 24, 2006, liquidation preference of $113 million at September 24, 2006	$36,135	—	—
Stockholders’ Deficit:
Common stock, $0.001 par value, 950,000 shares authorized;
7,337 shares issued and outstanding at September 24, 2006, 15,877 and 19,627 shares issued and outstanding, pro forma and pro forma as adjusted, respectively	275	284	287
Additional paid-in capital	91,166	127,292	189,528
Warrants	454	454	454
Accumulated deficit	(108,171)	(108,171)	(108,171)

Total stockholders’ deficit	(16,276)	19,859	82,098

Total capitalization	$19,859	$19,859	$82,098

The common stock outstanding after this offering is based on 7,337,279 shares of common stock outstanding as of September 24, 2006 and excludes:

•	12,500 shares of common stock issuable upon exercise of an outstanding warrant at an exercise price of $10.00 per share as of September 24, 2006;

•	an aggregate of 2,074,670 shares of common stock issuable upon exercise of options outstanding at September 24, 2006, granted under our stock option plans at a weighted average exercise price of $9.31 per share; and

•	an aggregate of 678,193 additional shares of common stock reserved for future grants as of September 24, 2006 under our various stock plans, which contain provisions that automatically increase their share reserve each year, as more fully described in “Management—Equity Compensation Plans”.

PRICE RANGE OF OUR COMMON STOCK

Our common stock traded on The NASDAQ National Market under the symbol “ACCL” from June 2000 through May 2002 when we merged with Occam Networks Inc. and adopted the Occam name. Our common stock traded under the symbol “OCCM” from the merger date through July 24, 2002, when it was delisted from The NASDAQ National Market. From July 25, 2002 to March 10, 2006, our common stock traded on the NASD OTC Bulletin Board under the symbol “OCCM.” On March 10, 2006, we effected a 1-for-40 reverse stock split of our outstanding common stock and began trading on the OTC Bulletin Board on a split-adjusted basis on Monday, March 13, 2006, under the new symbol “OCNW.OB.” On October 9, 2006, our common stock began trading on The NASDAQ Global Market under the symbol “OCNW.” The following table presents, for the periods indicated, the high and low last sale price of our common stock as reported by the OTC Bulletin Board or The NASDAQ Global Market for periods since December 29, 2003. For comparability, all reported prices for periods prior to the March 10, 2006 effective date of the 1-for-40 reverse split have been adjusted to give effect to the reverse split in these periods.

	High	Low
Year ended December 26, 2004:
First Quarter	$9.00	$3.88
Second Quarter	$6.20	$3.80
Third Quarter	$5.00	$3.24
Fourth Quarter	$4.60	$3.13

Year ended December 25, 2005:
First Quarter	$6.60	$3.28
Second Quarter	$16.80	$7.40
Third Quarter	$15.20	$9.00
Fourth Quarter	$12.00	$8.80

Year ending December 31, 2006:
First Quarter	$19.00	$8.00
Second Quarter	$23.25	$15.50
Third Quarter	$18.49	$13.50
Fourth Quarter (through October 10, 2006)	$19.40	$15.00

On October 11, 2006, the last reported sales price of our common stock on The NASDAQ Global Market was $17.93 and, on September 24, 2006, there were approximately 275 holders of record of our common stock and approximately 90 holders of record of our Series A-2 preferred stock.

DILUTION

Our net tangible book value as of September 24, 2006 was approximately $19.9 million, or $2.71 per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of shares of our common stock outstanding. Assuming the conversion of our Series A-2 preferred stock to common stock, our net tangible book value per share would be approximately $1.25.

After giving effect to the sale of 3,750,000 shares of common stock offered by us in this offering at the assumed offering price of $17.93 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value of our common stock as of September 24, 2006 would have been approximately $82.1 million, or $4.18 per share of common stock (assuming conversion of our Series A-2 preferred stock). This represents an immediate increase in the net tangible book value of $2.93 per share to existing stockholders and an immediate dilution of $13.75 per share to new investors participating in this offering.

The following table illustrates this per share dilution to new investors assuming conversion of our Series A-2 preferred stock to common stock and completion of the offering:

Public offering price per share (assumed)	$17.93
Net tangible book value per share as of September 24, 2006	$1.25
Increase in net tangible book value per share attributable to this offering	2.93

As adjusted net tangible book value per share after this offering	4.18

Dilution per share to new investors in this offering	$13.75

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial information should be read in conjunction with our consolidated financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. The information as of December 30, 2001, December 29, 2002, and December 28, 2003 and for the years ended December 30, 2001 and December 29, 2002 has been derived from our audited consolidated financial statements, which are not included herein. The information as of December 26, 2004 and December 25, 2005 and for the years ended December 28, 2003, December 26, 2004, and December 25, 2005 has been derived from our audited consolidated financial statements provided elsewhere in this prospectus. The information as of September 24, 2006 and for the nine-month periods ended September 25, 2005 and September 24, 2006 have been derived from our unaudited consolidated financial statements provided elsewhere in this prospectus. Results for periods prior to May 2002 reflect the pre-merger operations of Occam CA, the California corporation. Accordingly, reported results for periods prior to and after May 2002 may not be comparable. Historical results are not necessarily indicative of the results to be obtained in the future and quarterly results are not necessarily indicative of full year results to be obtained in the future.

	Fiscal year ended					Nine months ended
	Dec. 30, 2001	Dec. 29, 2002	Dec. 28, 2003	Dec. 26, 2004	Dec. 25, 2005	Sep. 25, 2005	Sep. 24, 2006
						(unaudited)
	(in thousands, except per share data)
Sales	$80	$2,435	$7,982	$17,329	$39,238	$26,324	$48,525
Cost of sales	95	5,237	7,930	15,829	27,208	19,597	30,068

Gross margin (loss)	(15)	(2,802)	52	1,500	12,030	6,727	18,457
Operating expenses:
Research and product development	16,399	19,227	12,004	7,448	7,440	5,417	7,147
Sales and marketing	4,543	7,090	5,977	6,584	8,349	6,206	7,669
General and administrative	3,793	3,524	2,331	2,328	3,420	2,770	3,032

Total operating expenses	24,735	29,841	20,312	16,360	19,209	14,393	17,848
Income (loss) from operations	(24,750)	(32,643)	(20,260)	(14,860)	(7,179)	(7,666)	609
Interest income	710	197	101	94	249	187	67
Interest expense	(131)	(301)	(284)	(223)	(508)	(402)	(1)

Income (loss) before provision for income taxes (benefit)	(24,171)	(32,747)	(20,443)	(14,989)	(7,438)	(7,881)	675
Provision for income taxes (benefit)	1	—	(11)	—	—	—	26

Net income (loss)	(24,172)	(32,747)	(20,432)	(14,989)	(7,438)	(7,881)	649
Beneficial conversion feature	—	(541)	(3,038)	(3,288)	(1,822)	(1,822)	(3,437)
Warrants issued with Series C preferred stock	—	(255)	—	—	—	—	—
Interest attributable to common stock potentially subject to rescission	—	(500)	500	—	—	—	—

Net loss attributable to common stockholders	$(24,172)	$(34,043)	$(22,970)	$(18,277)	$(9,260)	$(9,703)	$(2,788)

Net loss per share attributable to common stockholders—basic and diluted	$(198.13)	$(15.19)	$(4.36)	$(2.73)	$(1.37)	$(1.44)	$(0.39)

Weighted average shares—basic and diluted	122	2,241	5,268	6,695	6,759	6,741	7,104

Stock-based compensation included in:
Cost of sales	$—	$—	$—	$—	$—	$—	$183
Research and product development	770	1,130	943	693	519	419	522
Sales and marketing	141	252	179	119	70	62	316
General and administrative	431	138	105	40	6	5	243

Total stock-based compensation	$1,342	$1,520	$1,227	$852	$595	$486	$1,264

	As of
	December 30, 2001	December 29, 2002	December 28, 2003	December 26, 2004	December 25, 2005	September 24, 2006
	(in thousands)					(unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,639	$18,496	$14,586	$4,432	$6,571	$5,657
Restricted cash	—	—	935	2,101	3,749	4,656
Working capital	4,165	15,061	15,108	8,685	14,063	18,044
Total assets	12,591	24,471	23,404	21,060	27,947	32,909
Total debt and capital lease obligation	1,940	1,569	1,706	3,850	2,557	—
Total liabilities	5,643	6,662	7,084	13,457	13,116	13,050
Common stock potentially subject to rescission	—	10,500	—	—	—	—
Convertible preferred stock and warrants	37,699	10,811	16,381	21,496	34,942	36,135
Total stockholders’ equity (deficit)	$6,948	$7,309	$(61)	$(13,893)	$(20,111)	$(16,276)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements. These forward-looking statements are based on current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We encourage you to review the information under the caption “Risk Factors,” for a discussion of some of the risks and uncertainties facing us and our business.

Overview

We develop, market and support innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and data, or Triple Play, services over both copper and fiber optic networks. Our Broadband Loop Carrier, or BLC, is an integrated hardware and software platform that uses Internet Protocol, or IP, and Ethernet technologies to increase the capacity of local access networks, enabling our customers to deliver advanced services, including voice-over-IP, or VoIP, IP-based television, or IPTV, and high-definition television, or HDTV. Our platform simultaneously supports traditional voice services, enabling our customers to leverage their existing networks and migrate to IP without disruption. In addition to providing our customers with increased bandwidth, our products provide incremental value by offering software-based features to improve the quality, resiliency and security of Triple Play services. We market our products through a combination of direct and indirect channels. Our direct sales efforts are focused on the independent operating company, or IOC, segment of the telecom service provider market. We also target larger telecom service providers through strategic reseller relationships. To date, we have shipped our BLC platform to over 180 customers.

From our inception through September 24, 2006, we have incurred cumulative net losses of approximately $108.2 million. Since the merger with Accelerated Networks, we have implemented a number of expense reduction actions to reduce our operating losses and consumption of cash, including reductions in force, change to a sequential product development plan, and non-renewal of certain facilities leases. As a result of these actions, and in combination with an increase in our sales, we reached positive operating income in the fourth quarter of 2005.

We manage our activities based on 13-week accounting quarters, with the end of each quarter falling on the last Sunday of each calendar quarter. As a result, our accounting quarters do not necessarily coincide with the last day of the calendar month. The quarter-end dates for fiscal 2006 are March 26, June 25, September 24, and December 31. Historically, we have presented our consolidated financial statements on a calendar month-end basis and provided additional disclosure identifying the actual period-end for accounting purposes.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, litigation, warranty reserve and valuation of deferred income tax assets. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize sales revenue when persuasive evidence of sales arrangements exist, delivery has occurred or services have been rendered, the buyer’s price is fixed or determinable and collection is reasonably assured. We allow credit for products returned within our policy terms.

In addition to the aforementioned general policy, we enter into transactions that represent multiple-element arrangements, which may include training and post-sales technical support and maintenance to our customers as needed to assist them in installation or use of our products, and make provisions for these costs in the periods of sale. Multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met.

•	The delivered item(s) has value to the customer on a stand-alone basis.

•	There is objective and reliable evidence of the fair value of the undelivered item(s).

•	If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probably and substantially in our control.

If these criteria are not met, then sales are deferred until such criteria are met or until the period(s) over which the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value.

In certain circumstances, we enter into arrangements with customers who receive financing support in the form of long-term low interest rate loans from the United States Department of Agriculture’s Rural Utilities Service, or RUS. The terms of the RUS contracts provide that in certain instances transfer of title of our products does not occur until customer acceptance. In these cases, we do not recognize revenue until payment has been received, assuming the remaining revenue recognition criteria are met.

We further warrant our products for periods up to five years and record an estimated warranty accrual when sales revenue is recognized.

Valuation of Inventories

Our inventories are stated at the lower of acquisition cost or market value. In assessing the ultimate realization of inventories, we are required to make judgments as to future demand and market conditions and compare them with current inventory levels. If actual future demand or market conditions are less favorable than those projected by us, additional inventory write-downs may be required.

Deferred Tax Valuation Allowance

We record a valuation allowance to reduce our deferred income tax asset to the amount we believe is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, should we determine that we would be able to realize our deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made. We recorded $6.2 million of valuation allowance for 2003, $4.0 million for 2004 and $4.4 million for 2005.

Loss Contingencies

We evaluate our estimated potential financial exposure for loss contingencies, particularly the pending litigation matters discussed in Note 4 to the accompanying consolidated financial statements for the period ended September 24, 2006. We accrue an estimated loss related to a contingency if (a) it is probable that a liability had been incurred and future events will occur confirming the fact of the loss at the date of the consolidated financial statements; and (b) the amount of the loss can be reasonably estimated. When a reasonable estimate of the loss is a range and no amount within the range is a better estimate than any other amount, we accrue the minimum amount in the range. As additional information becomes available, we assess the potential liability related to pending litigation and revise our estimates. Such revisions in the estimated potential liability could materially impact our consolidated results of operations and financial position. We have not recorded an accrual for an estimated loss for the IPO allocation case because we believe the anticipated settlement amounts are covered by our insurance policies.

Product Warranties

We provide a standard warranty with the sale of our products for up to five years from the date of shipment. The estimated cost of providing the product warranty is recorded at the time revenue is recognized. We maintain product quality programs and processes, including actively monitoring and evaluating the quality of our suppliers. We quantify and record an estimate for warranty related costs based on our actual history, projected return and failure rates and current repair costs.

Our estimates are based on the actual number of products returned for repairs, an estimate of products that may be returned for warranty repair and estimated costs of repair depending on the type of service required. These estimates require us to examine past warranty issues and consider their continuing impact in the future. Our accrual is based on consideration of all these factors which are known as of the preparation of our consolidated financial statements. To the extent that actual warranty repairs are higher than our estimates, our costs will increase.

Stock Based Compensation

Effective beginning the first fiscal quarter of 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123(R) using the modified prospective method. Under this method, compensation costs for all awards granted after the date of adoption and the unvested portion of previously granted awards outstanding at the date of adoption are measured at estimated fair value and included in cost of sales and operating expenses over the vesting period during which an employee provides service in exchange for the award. Prior period amounts presented herein have not been restated to reflect the adoption of SFAS No. 123(R).

Upon adoption of SFAS 123(R), we selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility, risk-free interest rate, forfeitures, and expected dividends. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. We do not anticipate declaring dividends in the foreseeable future. Expected volatility is based on the annualized weekly historical volatility of our stock price commensurate with the expected life of the option. For the period ended September 24, 2006, the expected term of the option is based on the vesting terms of the option and a contractual life of ten years using the simplified method calculation as defined by Staff Accounting Bulletin 107. Our analysis of stock price volatility and option lives involves management’s best estimates at the time of determination. SFAS 123(R) also requires that we recognize compensation expense for only the portion of options or stock units that are expected to vest. Therefore, we apply an estimated forfeiture rate that is derived from historical employee termination behavior. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

Results of Operations

Fiscal Years ended December 28, 2003, December 26, 2004 and December 25, 2005

Sales

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
Sales	$7,982	$17,329	$39,238

The following sets forth sales by product for the periods indicated as a percentage of total sales for that fiscal period:

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
BLC 6000 system	48%	78%	82%
BLC 1200 system	24%	1%	—
Cabinets	12%	17%	12%
Integrated Access Devices	8%	—	—
Other	8%	4%	6%

Total sales	100%	100%	100%

The increase in sales for fiscal year 2005 over the prior years was mainly due to an expanded customer base, repeat orders from existing customers and increased sales of BLC 6000 products, related accessories and cabinets. The growth in BLC 6000 system sales, and our sales in general, followed the release of the BLC 6000 system product line during the third quarter of 2003. In 2004 and 2005, several enhancements and new features were introduced to the BLC 6000 system, which resulted in greater market penetration and sales. We expect this trend to continue in 2006.

Cost of sales and gross margins

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
Cost of sales	$7,930	$15,829	$27,208
Gross margin	$52	$1,500	$12,030
Gross margin	1%	9%	31%

Cost of sales typically consists of the cost of products shipped for which sales were recognized, warranty costs and provisions for obsolete inventory. Cost of sales and gross margin for 2004 were adversely affected by additional costs of $2.6 million arising from yield problems and unusually high repair costs on certain new products. Management believes these costs were necessary to maintain customer satisfaction. As of December 25, 2005, we had an accrual of $1.1 million to cover estimated repair costs on remaining field units. This accrual is based upon experience with failures of certain parts and based on estimated repair costs. We expect that our gross margins will vary from quarter-to-quarter due in part to variations in product mix. To the extent that cabinets and other lower margin products represent an increased percentage of our total sales in any period, it will tend to reduce our gross margins.

Research and product development expenses

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
Research and product development expenses	$12,004	$7,448	$7,440
Percentage of sales	150%	43%	19%

Research and product development expenses consist primarily of salaries and other personnel-related costs, prototype component and assembly costs, third-party design services and consulting costs, and other costs related to design, development, and testing of our products. Research and product development costs are expensed as incurred, except for capital expenditures, which are capitalized and depreciated over their estimated useful lives, generally two to five years. Research and development expenses remained flat from 2004 to 2005. Research and product development expenses declined by 38% from 2003 to 2004 primarily due to expense reduction actions implemented in 2003 and 2004 and reduced amortization of deferred compensation expense in 2004 compared to 2003. We expect research and development costs to increase marginally in 2006 as compared to 2005. Research and product development expenses include stock-based compensation expenses of $519,000, $693,000 and $943,000, for fiscal years 2005, 2004 and 2003, respectively.

Sales and marketing expenses

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
Sales and marketing expenses	$5,977	$6,584	$8,349
Percentage of sales	75%	38%	21%

Sales and marketing expenses consist primarily of salaries, sales commissions, and other personnel-related costs, development and distribution of promotional materials, and other costs related to marketing, sales, public relations, and customer support activities. Sales and marketing expenses increased 27% from 2004 to 2005 because of increased headcount, increased commission and other sales and promotional costs incurred in an effort to increase sales and market penetration. Sales and marketing expenses increased by 10% from 2003 to 2004 primarily due to increased headcount, commissions and other promotional expense incurred to increase sales and market penetration. We expect sales and marketing costs to continue to increase in 2006 as we continue to make expenditures intended to increase sales and market penetration.

General and administrative expenses

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
General and administrative expenses	$2,331	$2,328	$3,420
Percentage of sales	29%	13%	9%

General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, information technology, finance, human resources, and administrative personnel. Additionally, general and administrative expenses include professional fees, liability insurance and other general corporate costs. General and administrative expenses increased 47% from 2004 to 2005 primarily due to Sarbanes-Oxley compliance costs and the writeoff of a $399,000 loan given to the buyer of our subsidiary in India in consideration for the sale. General and administrative expenses remained flat at $2.3 million from 2003 to 2004. We expect general and administrative expenditures to increase in 2006 due to additional expenses that we expect to incur for compliance with Section 404 of the Sarbanes-Oxley Act.

Stock-based compensation

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
Research and product development	$943	$693	$519
Sales and marketing	179	119	70
General and administrative	105	40	6

Total amortization of stock-based compensation	$1,227	$852	$595

Through December 25, 2005, we recorded total deferred stock compensation of approximately $10.5 million, representing the difference between the deemed value of our common stock for accounting purposes and the exercise price of the options at their date of grant. We are amortizing remaining deferred stock-based compensation over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years. Through December 25, 2005, we had reversed deferred stock compensation of approximately $4.7 million, resulting from stock option cancellations and repurchase of unvested common shares from employees.

Effective as of the first quarter of fiscal 2006, we began recording the fair value of our share-based compensation in our consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004).” We anticipate that the stock-based compensation expense calculated under SFAS No. 123(R) will continue to have a material effect on our consolidated statement of operations.

Interest income and expense

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
Interest income	$101	$94	$249
Interest expense	(284)	(223)	(508)

In 2005, the increase in interest income was attributable to higher average cash balances, resulting from borrowings under a line of credit and the issuance of additional shares of Series A-2 preferred stock and higher prevailing interest rates. In 2004, decreases in interest income were due to the lower average balances of cash and cash equivalents held as compared to 2003, as a result of consumption of cash balances for working capital purposes.

The increase in interest expense in 2005 was attributable to increased debt levels as compared to 2004. The decrease in interest expense from 2003 to 2004 was due to lower average amounts outstanding under capital lease lines of credit during 2004 as compared to 2003 as well as the timing and receipt of funds from the senior debt financing in December 2004.

Income tax benefit (expense)

Our effective tax rate for 2003, 2004 and 2005 was 0% because of losses before income taxes in such periods.

Net operating loss carry-forwards

As of December 25, 2005, our net operating loss carry-forwards were approximately $227.6 million for federal tax purposes, expiring through 2024, and $150.2 million for state tax purposes, expiring through 2014. Under the change in ownership provisions of Section 382 of the Internal Revenue Code, utilization of the net operating loss carry-forwards may be limited. The amount of such limitation, if any, has not been determined.

Beneficial conversion feature

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
Beneficial conversion feature	$(3,038)	$(3,288)	$(1,822)

In 2005, we recorded beneficial conversion feature charges to net loss attributable to common stockholders of $1.7 million related to the issuance of our Series A-2 preferred stock and $85,000 related to the amortization of preferred stock warrants. We recorded beneficial conversion feature charges to net loss attributable to common stockholders of $3.3 million upon the issuance of our Series A-2 preferred stock and warrants during 2004 and $3.0 million upon the issuance of our Series A-2 preferred stock during 2003. These non-cash charges were calculated using the deemed value of common stock on date of issuance, subtracting the accounting conversion price and then multiplying the resulting amount by the sum of the number of shares of common stock into which the Series A-2 preferred stock was convertible.

Interest attributable to common stock potentially subject to rescission

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
	(in thousands)
Interest attributable to common stock potentially subject to rescission	$500	$—	$—

We are aware that the May 2002 sale of 5,899,755 shares of Occam CA Series C preferred stock to 18 Occam CA stockholders may have been in violation of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”). If such a violation did in fact occur, the stockholders who purchased these shares would have had a right to rescind their purchases. If a stockholder successfully asserted a rescission right, we would have been obligated to repurchase the common stock into which that stockholder’s Occam CA Series C preferred stock had been converted in connection with the merger for the full price paid for the Occam CA Series C preferred stock purchased by such stockholder, plus interest. We may thus have had a contingent liability to the Occam CA Series C preferred stock investors in the aggregate amount of approximately $10 million plus interest. The 1933 Act requires that any claim brought for a violation of Section 5 be brought within one year of the violation. Until this one-year period elapsed on May 14, 2003, the amount paid for these shares was presented on the consolidated balance sheet of the Company outside of total stockholders’ equity. We believe that the sale of the Occam CA Series C preferred stock was not in violation of Section 5 of the 1933 Act and no such claims have been made. Upon expiration of the statue of limitations for violation of the 1933 Act in 2003, we have reversed $500,000 of interest that had been accrued during the one-year claim period and have reclassified common stock potentially subject to rescission into stockholders’ equity.

Three Months Ended September 25, 2005 and September 24, 2006

Sales

	Three months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Sales	$10,663	$18,066

Our sales are principally comprised of sales of our BLC 6000 system product line, cabinets and related accessories. Sales increased by $7.4 million or 69% to $18.1 million for the three months ended September 24, 2006 as compared to sales of $10.7 million for the three months ended September 25, 2005. This increase was attributable to the expansion of our customer base and repeat orders from existing customers.

Cost of sales and gross margins

	Three months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Cost of sales	$7,709	$11,690
Gross margin	$2,954	$6,376
Gross margin	28%	35%

Cost of sales includes the cost of products shipped for which sales were recognized, warranty costs, provisions for obsolete inventory and the cost of post-sale support. Cost of sales increased by $4.0 million or 52% to $11.7 million for the three months ended September 24, 2006 as compared to $7.7 million for the three months ended September 25, 2005. The increase was primarily due to increased sales. Gross margin improved to 35% of sales for the three months ended September 24, 2006 compared to a gross margin of 28% of sales for the three months ended September 25, 2005. This gross margin improvement was primarily due to reductions in product manufacturing costs, overhead absorption rates and inventory carrying costs partially offset by post-sales customer service costs. Gross margin decreased from 39% for the three months ended June 25, 2006 to 35% for the three months ended September 24, 2006. This sequential decline in gross margin was due in part to higher sales of some of our lower margin products, such as cabinets and our relatively new fiber to the premises, or FTTP, products, in the three months ended September 24, 2006. We expect that our gross margin will vary from quarter-to-quarter due in part to variations in product mix and introduction of new products. To the extent that cabinets and other lower margin products represent an increased percentage of our total sales in any period, it will tend to reduce our gross margin.

Research and product development expenses

	Three months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Research and product development expenses	$1,948	$2,269
Percentage of sales	18%	13%

Research and product development expenses consist primarily of salaries and other personnel-related costs, prototype component and assembly costs, third-party design services and consulting costs, and other costs related to design, development, and testing of our products. Research and product development costs are expensed as incurred, except for capital expenditures, which are capitalized and depreciated over their estimated useful lives, generally two to five years. Research and product development expenses increased by $0.3 million or 16% to $2.3 million for the three months ended September 24, 2006 as compared to $1.9 million for the three months ended September 25, 2005. The increase was principally attributable to increased personnel-related costs, stock-based compensation charges and third-party design service costs. We expect research and development expenses to continue to increase in future periods.

Sales and marketing expenses

	Three months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Sales and marketing expenses	$2,562	$2,834
Percentage of sales	24%	16%

Sales and marketing expenses consist primarily of salaries and other personnel-related costs, development and distribution of promotional materials, and other costs related to marketing, sales, public relations, and customer support activities. Sales and marketing expenses increased by $0.3 million or 11% to $2.8 million for the three months ended September 24, 2006 as compared to $2.6 million for the three months ended September 25, 2005. This increase was primarily due to increased headcount, stock-based compensation, commissions and customer trial equipment expenses incurred in an effort to increase sales and market penetration. We expect sales and marketing costs to continue to increase in 2006 as we make additional expenditures aimed at increasing sales and expanding our business. However, we cannot ensure that we will be able to expand our business, if at all, at a rate that would more than offset our increased sales and marketing expenses.

General and administrative expenses

	Three months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
General and administrative expenses	$1,365	$1,118
Percentage of sales	13%	6%

General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, finance, human resources, and administrative personnel. Additionally, general and administrative expenses include professional fees, liability insurance and general corporate costs. General and administrative expenses decreased by $0.2 million or 18% to approximately $1.1 million for the three months ended September 24, 2006 as compared to approximately $1.4 million for the three months ended September 25, 2005. The decrease in general and administrative expenses was attributable in part to the writeoff of a loan during the third quarter of fiscal 2005 against the purchase of our subsidiary in India. In 2003, the company sold its India operations in exchange for a note receivable of $608,000. In the third quarter of 2005, the purchaser defaulted on the note and the Company wrote off the remaining loan balance of $399,000. This decrease was partially offset by increased salaries, stock-based compensation expense and outside accounting fees in the third quarter of fiscal 2006. We expect our general and administrative expenses to remain flat in the remainder of 2006, although we may incur additional costs and expenses in future periods as we prepare to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Stock-based compensation

	Three months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Stock-based compensation	$159	$540

Effective as of the first fiscal quarter of 2006, we adopted SFAS No. 123(R) using the modified prospective method. Under this method, compensation costs for all awards granted after the date of adoption and the unvested portion of previously granted awards outstanding at the date of adoption are measured at estimated fair value and included in operating expenses over the vesting period during which an employee provides service in exchange for the award. Prior period amounts have not been restated to reflect the adoption of SFAS No. 123(R). As a result of adopting SFAS No. 123(R), we recorded $0.5 million of stock-based compensation for the three months ended September 24, 2006.

Nine months ended September 24, 2006 and September 25, 2005

Sales

	Nine months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Sales	$26,324	$48,525

Sales increased by approximately $22.2 million or 84% to $48.5 million for the nine months ended September 24, 2006, compared to sales of $26.3 million for the nine months ended September 25, 2005. The increase was due to increased sales from the expansion of our customer base combined with repeat orders from existing customers. We expect to continue to grow revenue through the end of fiscal 2006, subject to, among other things, continuing improvements in the market for telecommunications equipment and the risk and uncertainties described under the caption “Risk Factors” beginning on page 6.

Cost of sales and gross margins

	Nine months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Cost of sales	$19,597	$30,068
Gross margin	$6,727	$18,457
Gross margin	26%	38%

Cost of sales increased by $10.5 million or 53% to $30.1 million for the nine months ended September 24, 2006, compared to $19.6 million for the nine months ended September 25, 2005. Cost of sales increased as a result of increased sales. Gross margin improved to 38% of sales for the nine months ended September 24, 2006 compared to a gross margin of 26% of sales for the nine months ended September 25, 2005. This gross margin improvement was primarily due to a reduction in product manufacturing costs, overhead absorption rates and inventory carrying costs, partially offset by increased costs associated with increased sales and by post-sales customer service costs. We expect that our gross margins will vary from quarter-to-quarter due in part to variations in product mix. To the extent that cabinets and other lower margin products represent an increased percentage of our total sales in any period, it will tend to reduce our gross margins.

Research and product development expenses

	Nine months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Research and product development expenses	$5,417	$7,147
Percentage of sales	21%	15%

Research and product development expenses increased by $1.7 million or 32% to $7.1 million for the nine months ended September 24, 2006, as compared to $5.4 million for the nine months ended September 25, 2005. This increase was principally attributable to increased personnel-related costs, stock-based compensation and increased third-party design service costs. We expect our research and product development expenditures for the remaining months of 2006 to increase slightly as new product initiatives are undertaken.

Sales and marketing expenses

	Nine months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Sales and marketing expenses	$6,206	$7,669
Percentage of sales	24%	16%

Sales and marketing expenses increased by $1.5 million, or 24%, to $7.7 million for the nine months ended September 24, 2006, compared to $6.2 million for the nine months ended September 25, 2005. This increase was primarily due to increased headcount and related salary expenses, stock-based compensation, customer trial equipment, commissions and other promotional expenses incurred in an effort to increase revenues and market penetration. We expect sales and marketing costs to increase slightly during the remaining months of fiscal 2006 as we make additional expenditures to expand our business. However, we cannot ensure that we will be able to expand our business, if at all, at a rate that would more than offset our increased sales and marketing expenses.

General and administrative expenses

	Nine months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
General and administrative expenses	$2,770	$3,032
Percentage of sales	11%	6%

General and administrative expenses increased by $0.3 million, or 9%, to $3.0 million for the nine months ended September 24, 2006, as compared to $2.8 million for the nine months ended September 25, 2005. General and administrative expenses increased primarily due to the increased headcount and related salary expenses, stock-based compensation expense, and legal and outside accounting fees incurred during the nine months ended September 24, 2006, related to corporate filings and corporate governance. We expect our general and administrative expenditures to remain flat for the remaining months of 2006, although we may incur additional costs and expenses in future periods as we prepare to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Stock-based compensation

	Nine months ended
	September 25, 2005	September 24, 2006
	(in thousands)
	(unaudited)
Stock-based compensation	$486	$1,264

Effective as of the first fiscal quarter of 2006, we adopted SFAS No. 123(R) using the modified prospective method. Under this method, compensation costs for all awards granted after the date of adoption and the unvested portion of previously granted awards outstanding at the date of adoption are measured at estimated fair value and included in operating expenses over the vesting period during which an employee provides service in exchange for the award. Prior period amounts have not been restated to reflect the adoption of SFAS No. 123(R). As a result of adopting SFAS No. 123(R), we recorded $1.3 million of stock-based compensation for the nine months ended September 24, 2006.

Provision for income taxes

Our effective federal tax rates for the nine months ended September 24, 2006 and September 25, 2005 were 3.8% and 0%, respectively, due to our net operating loss carry forwards and net operating loss, respectively.

As of September 24, 2006, our net operating loss carry forwards were approximately $221.3 million for federal tax purposes, expiring through 2025, and $144.1 million for state tax purposes, expiring through 2024. Under the change in ownership provisions of Section 382 of the Internal Revenue Code, utilization of our remaining net operating loss carry forwards may be limited, perhaps substantially. The amount of such limitation, if any, has not been determined.

Selected Quarterly Consolidated Financial Information

The following table sets forth our unaudited quarterly consolidated statements of operations for each of the eight quarters ended September 24, 2006. You should read these tables in conjunction with our consolidated financial statements and accompanying notes included in this prospectus. We have prepared this unaudited information on the same basis as our audited consolidated financial statements. These tables include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for any subsequent periods.

	Dec. 26, 2004	March 27, 2005	June 26, 2005	Sept. 25, 2005	Dec. 25, 2005	March 26, 2006	June 25, 2006	Sept. 24, 2006
	(in thousands, except per share data)
Sales	$6,480	$6,921	$8,740	$10,663	$12,914	$14,210	$16,249	$18,066
Cost of sales	4,603	5,117	6,771	7,709	7,611	8,390	9,989	11,690

Gross margin	1,877	1,804	1,969	2,954	5,303	5,820	6,260	6,376
Operating expenses:
Research and product development	1,553	1,712	1,736	1,948	2,044	2,490	2,388	2,269
Sales and marketing	1,894	1,628	2,012	2,562	2,147	2,217	2,618	2,834
General and administrative	671	730	700	1,365	625	931	982	1,118

Total operating expenses	4,118	4,070	4,448	5,875	4,816	5,638	5,988	6,221
Income (loss) from operations	(2,241)	(2,266)	(2,479)	(2,921)	487	182	272	155
Interest income (expense), net	(53)	(112)	(56)	(46)	(45)	(90)	95	61

Income (loss) before provision for income taxes (benefit)	(2,294)	(2,378)	(2,535)	(2,967)	442	92	367	216
Provision for income taxes (benefit)	—	—	—	—	—	3	9	13

Net income (loss)	(2,294)	(2,378)	(2,535)	(2,967)	442	89	358	203
Beneficial conversion feature	(90)	(1,787)	(35)	—	—	(3,437)	—	—

Net income (loss) attributable to common stockholders	$(2,384)	$(4,165)	$(2,570)	$(2,967)	$442	$(3,348)	$358	$203

Net income (loss) per share attributable to common stockholders—
basic	$(0.36)	$(0.62)	$(0.38)	$(0.44)	$0.07	$(0.49)	$0.05	$0.03

diluted	$(0.36)	$(0.62)	$(0.38)	$(0.44)	$0.03	$(0.49)	$0.02	$0.01

Weighted average shares—
basic	6,695	6,716	6,737	6,769	6,759	6,899	7,133	7,279

diluted	6,695	6,716	6,737	6,769	16,493	6,899	16,986	16,909

Amortization of stock-based compensation included in:
Cost of sales	$—	$—	$—	$—	$—	$41	$77	$65
Research and product development	153	143	139	137	100	126	171	198
Sales and marketing	22	22	21	20	7	47	109	159
General and administrative	3	2	2	2	—	39	86	118

Total amortization of stock-based compensation	$178	$167	$162	$159	$107	$253	$443	$540

Liquidity and Capital Resources

As of December 25, 2005, we had cash and cash equivalents of $6.6 million as compared to $4.4 million as of December 26, 2004. The net increase in cash and cash equivalents was the result of additional sales of Series A-2 preferred stock of $5.6 million in January 2005, $4.9 million in March 2005 and $2.3 million in April 2005, partially offset by cash used in operations of $7.7 million and cash used in investing activities of $2.9 million. As of December 25, 2005, we had restricted cash of $3.7 million related to performance bonds we are required to post in connection with our RUS contracts.

As of September 24, 2006, we had cash and cash equivalents of $5.7 million compared with $6.6 million as of December 25, 2005. The net decrease in cash and cash equivalents was the result of increased accounts receivables and inventory of approximately $5.1 million, the use of cash to retire $2.6 million of debt, increased restricted cash of $0.9 million and purchases of fixed assets of $0.7 million partially offset by the issuance of Series A-2 preferred stock for net proceeds of $2.7 million in February 2006.

We used $7.7 million of cash in operating activities during the fiscal year ended December 25, 2005, a decrease of 51% over the $15.5 million used during the prior fiscal year. The $7.8 million decrease in cash used in operating activities from 2004 to 2005 was primarily driven by reduced net losses as a result of increased sales and gross margins. Working capital requirements also used cash as receivables increased by $4.2 million. This increase was partially offset by inventory reductions of $1.6 million as a result of lower inventory levels resulting from supply chain improvements.

Cash provided by operating activities was $0.1 million in the nine months ended September 24, 2006 as compared to cash used in operating activities of $7.9 million for the nine months ended September 25, 2005. Cash provided by operations was primarily comprised of increased payables, accruals and deferred revenues of $2.5 million and earnings before depreciation, amortization and stock related charges of $3.0 million, partially offset by an increase of inventory of $2.6 million and increased accounts receivables of $2.5 million.

We used $2.9 million of cash in investing activities during the fiscal year ended December 25, 2005, as compared to $2.2 million during the comparable prior year period. In 2005, our restricted cash balances increased by $1.6 million as we engaged in a larger volume of RUS contracts that require us to provide performance bonds. Additionally, we purchased $1.2 million of property and equipment in 2005 as compared to $1.1 million in 2004.

Cash used in investing activities was $1.6 million for the nine months ended September 24, 2006, compared to cash used in investing activities of $1.8 million for the nine months ended September 25, 2005. The cash used in investing activities for the nine months ended September 24, 2006 consisted of an increase of $0.9 million of restricted cash and $0.7 million used in the purchase of fixed assets in 2006.

Financing activities generated $12.7 million of cash in 2005 as compared to $7.5 million in 2004. The cash provided from financing activities in the fiscal year ended December 25, 2005 was from the proceeds of $12.8 million from our offering of Series A-2 preferred stock and $0.6 million received from the employee stock option exercises. These proceeds were partially offset by $0.8 million of debt payments.

Cash provided by financing activities for the nine months ended September 24, 2006 decreased by $12.1 million to $0.6 million as we raised $2.7 million of net proceeds from the closing of the rights offering in February 2006 and used the proceeds to retire $2.6 million of notes payable. During the nine months ended September 25, 2005, we raised $12.8 million of capital from the sale of Series A-2 preferred stock to fund operations.

In February 2006 we concluded a rights offering to eligible stockholders of record as of December 26, 2005. Each subscription right entitled the stockholders to subscribe for and purchase one share of Series A-2 preferred stock for each 2.27273 shares of common stock held on the record date. The rights offering provided us with

$3.4 million of gross proceeds. We used $2.6 million of the proceeds to retire all of our notes payable. In the first quarter of 2005 we raised $10.6 million of capital from the sale of Series A-2 preferred stock to fund operations.

Working Capital

Working capital increased to $18.0 million at September 24, 2006, compared to $14.1 million at December 25, 2005. The increase was principally attributable to the completion of a rights offering in February 2006 that generated $2.7 million of net proceeds, an increase in accounts receivable of $2.5 million and an increase in net inventory of approximately $2.6 million.

We believe that our cash, cash equivalents and cash from operations, together with the proceeds to us of the contemplated offering of our common stock, will be sufficient to finance our operations over the next 24 months. Although we believe these funds will be sufficient to maintain and expand our operations in accordance with our business strategy, we may need additional funds in the future. If we are unable to raise additional financing when and if needed, we may be required to reduce certain discretionary spending, which could have a material adverse effect on our ability to achieve our intended business objectives. Our announcement of an intended public offering does not constitute an offer of any securities for sale and is subject to the completion of the registration statement filed by us with the Securities and Exchange Commission (SEC) and the effectiveness of that registration statement. There can be no assurance that the registration statement will be declared effective or that the proposed public offering will be completed.

We lease our facilities and certain assets under non-cancelable operating leases expiring through 2009, excluding various renewal options.

Anticipated Lease Facility

The operating lease for our Santa Barbara headquarters facility will expire in the fourth quarter of 2006. Our management believes that adequate facilities are available at commercially reasonable rates in the Santa Barbara area, and we expect to relocate our operations to a new facility in the near term. Occam expects to incur significant cash expenditures in connection with preparing and moving to a new facility. Although we cannot estimate the actual costs until a new facility has been identified and a lease executed, the cash expenditures would be expected to have an adverse effect on our available cash. For income statement purposes, the costs associated with our new facility will be amortized over the shorter of the term of our operating lease or the useful life of the asset.

The following table summarizes our minimum purchase commitment to our contract manufacturers and our minimum commitments under non-cancelable operating leases as of September 24, 2006 (in thousands):

		Payments Due By Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Purchase commitments (1)	$5,107	$5,107	$—	$—	$—
Operating leases	$261	$140	$121	$—	$—

(1)	Under the terms of our agreements with our contract manufacturers, we issue purchase orders for the production of our products. We are required to place orders in advance with our contract manufacturers to meet estimated sales demands. The agreements include certain lead-time and cancellation provisions. Future amounts payable to the contract manufacturers will vary based on the level of purchase requirements.

Off Balance Sheet Arrangements

As of September 24, 2006, we had no material off balance sheet arrangements, other than the operating leases described above.

Indemnification Obligations

We enter into indemnification provisions under our agreements with other companies in our ordinary course of business, typically with our contractors, customers, landlords and our agreements with investors. Under these provisions, we generally indemnify and hold harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments we could be required to make under these indemnification provisions is generally unlimited. We have not incurred material costs to defend lawsuits or settle claims related to these indemnifications agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we have no liabilities recorded for these agreements as of September 24, 2006 and December 25, 2005.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43” (“SFAS 151”), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current period charges. It also requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect this standard to have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Instruments-an amendment of FASB Statement No. 133 and 140 (“SFAS 155”). SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 eliminates the need to bifurcate the derivative from its host, as previously required under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedge Accounting (“SFAS 133”). SFAS 155 also amends SFAS 133 by establishing a requirement to evaluate interests in securitized financial assets to determine whether they are free standing derivatives or whether they contain embedded derivatives that require bifurcation. SFAS 155 is effective for all hybrid financial instruments acquired or issued by the Company on or after January 1, 2007. The Company does not anticipate any material impact to its financial condition or results of operations as a result of the adoption of SFAS 155.

In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value; however, an entity may elect the “amortization method” or “fair value method” for subsequent balance sheet reporting periods. SFAS No. 156 is effective as of an entity’s first fiscal year beginning after September 15, 2006. Early adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. We do not expect the adoption of this statement to have a material impact on our consolidated financial condition, results of operations or cash flows.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB interpretation No. 48 (FIN No. 48) “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.” FIN No. 48 requires that we recognize in our consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criterion. The tax position is measured at the largest amount of benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more- likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the consolidated financial statements prior to the adoption of FIN No. 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We are currently evaluating the impact FIN No. 48 will have on our consolidated balance sheets and consolidated statements of income.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Issues No. 157, “Fair Value Measurements” (“SFAS 157”), which defines the fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is encouraged, provided that we have not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently evaluating the impact SFAS 157 may have on our financial condition or results of operations.

In September 2006, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). This SAB provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each of the company’s balance sheet and statement of operations and the related financial statement disclosures. The SAB permits existing public companies to record the cumulative effect of initially applying this approach in the first year ending after November 15, 2006 by recording the necessary correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Additionally, the use of the cumulative effect transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. We are currently evaluating the impact SAB 108 may have to our financial condition or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Because our portfolio of cash equivalents is of a short-term nature, we are not subject to significant market price risk related to investments. However, our interest income is sensitive to changes in the general level of taxable and short-term U.S. interest rates. Our exposure to market risk due to changes in the general level of United States interest rates relates primarily to our cash equivalents. We generally invest our surplus cash balances in high credit quality money market funds with original or remaining contractual maturities of less than 90 days. The primary objective of our investment activities is the preservation of principal while maximizing investment income and minimizing risk. We do not hold financial instruments for trading or speculative purposes. We do not use any derivatives or similar instruments to manage our interest rate risk.

Internal Controls

We are not currently subject to the management reporting and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We currently expect to become subject to these requirements for our fiscal year ending December 30, 2007. Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Because we are not currently subject to the requirements of

Section 404, our management has not yet assessed the effectiveness of our internal control over financial reporting. In addition, our independent registered public accounting firm has not audited our internal controls over financial reporting. Our management and independent registered public accounting firms have, however, from time to time identified actual or potential control deficiencies, which have resulted in changes in our internal controls as described below. We may also identify additional control deficiencies that require further remedial action as we prepare to comply with Section 404.

In a March 2005 management letter, our independent registered public accounting firm at that time identified certain internal control deficiencies in connection with their audit of our consolidated financial statements for the year ended December 26, 2004. Of those deficiencies, our prior independent registered public accounting firm indicated, without drawing any affirmative conclusion, that three could potentially constitute material weaknesses. Specifically, our prior independent registered public accounting firm indicated that a deficiency relating to segregation of duties was a “likely” material weakness, a deficiency relating to preparation of Exchange Act filings “could result” in a material weakness, and a deficiency relating to the quality of supporting schedules “could lead to a more than a remote likelihood of material misstatement.”

An internal control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A “material weakness” is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with accounting principles generally accepted in the United States of America. In the case of a significant deficiency, a more-than-remote likelihood exists of a misstatement of the company’s annual or interim consolidated financial statements that is more than inconsequential.

During 2005 and 2006, we implemented numerous remedial measures to address the deficiencies reported in the management letter from our prior independent registered public accounting firm. A list of objectives and remedial measures implemented to date with respect to the matters identified by our prior independent registered public accounting firm is as follows:

•	Segregation of Duties. With respect to ensuring appropriate segregation of duties, we have (i) substantially increased the size of our finance department, (ii) implemented a formal approval process and allocation of accounting and review duties, and (ii) established a structured review process for accounting and public reporting.

•	Exchange Act Filings. We have (i) implemented schedules for the preparation and review of our Exchange Act filings and press releases, (ii) increased the time available for all parties to review and comment on draft documents, and (iii) increased audit committee participation in the review and revision of such documents.

•	Supporting schedules and underlying accounts. We have (i) standardized and documented the processes for preparation of supporting schedules and making significant estimates, (ii) standardized and documented the formats of supporting schedules and preparation of estimates, including warranty, sales return and accounts receivable reserves, and (iii) developed a review process consistent with the framework for appropriate segregation of duties.

Where remedial measures have taken time to implement, such as the addition of finance staff and the segregation of duties, we have implemented additional levels of review to help ensure that any erroneous entries or misstatements are caught before they are reflected in our consolidated financial statements. Management believes that while more permanent changes are being adopted, these manual controls have been effective in reporting accurate financial results in accordance with accounting principles generally accepted in the United States of America.

Based on the remedial actions taken to date, including those described above, we believe we have made significant improvements in the areas of concern identified by our prior independent registered public accounting firm. In connection with their audit of our consolidated financial statements for the year ended December 25, 2005, our current independent registered public accounting firm commented on but did not audit our internal controls. Our current independent registered public accounting firm’s concerns related to segregation of duties, deficiencies in internal controls and document retention. Our current independent registered public accounting firm indicated that they consider the matters identified to be significant deficiencies but not material weaknesses. Since receiving the 2006 management letter, we have made further enhancements to our internal controls, including the hiring of additional finance staff, the formalization of duties and responsibilities, the adoption of new review and reconciliation processes and the implementation of a series of document retention improvements. Our internal control remediation efforts are continuing, and we expect they will continue through 2006 and into 2007 as we prepare to comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal year ending December 30, 2007.

In addition to the matters identified above, we have determined that our historic method of calculating the deadline for filing our reports under the Securities Exchange of 1934, as amended, was incorrect. As indicated in Note 1 to the Consolidated Financial Statements included in this report, we manage our activities based on a 13-week accounting quarter such that the fiscal period end date is the last Sunday of each quarter rather than the end of the calendar period. Until the filing of our Quarterly Report on Form 10-Q for the quarter ended March 26, 2006, which was timely filed, we calculated the filing deadline based on the calendar-period end date shown on our consolidated financial statements and not on our fiscal period end. Beginning with our Form 10-Q for the first quarter of fiscal 2006, we now present our consolidated financial statements and calculate our filing deadlines as of the actual fiscal period end date. Based on our review of our past filings, we believe that we were one to four days late in filing 14 Quarterly Reports on Form 10-Q and five Annual Reports on Form 10-K (excluding reports previously acknowledged as late on Form 12b-25).

In light of the determination that our historic method of calculating the deadline for filing our Exchange Act reports was incorrect, management reevaluated the effectiveness of our disclosure controls and procedures and concluded that our disclosure controls and procedures were not effective to provide reasonable assurance that the information we were required to report in our Exchange Act reports was reported within the time periods specified in the Securities and Exchange Commission’s rules and forms. The late filings had no effect on the accuracy of the information contained in the reports as filed, however, and management believes that the consolidated financial statements contained in our Exchange Act reports fairly present in all material respect our consolidated financial position, results of operations, and cash flows for the periods presented.

We believe that the miscalculation of our filing deadlines met the requirements of a significant deficiency in that it adversely affected our ability to report financial information within the prescribed time periods. We do not believe that it constituted a material weakness in our system of internal controls, however, in that it does not increase the likelihood of a misstatement in our consolidated financial statements. We changed our method of calculating our filing deadlines during the second quarter of fiscal 2006 and since then we have timely filed our Quarterly Reports on Form 10-Q for the first, second and third quarters of 2006. Accordingly, we believe the significant deficiency has been remedied.

BUSINESS

Overview

We develop, market and support innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and data, or Triple Play, services over both copper and fiber optic networks. Our Broadband Loop Carrier, or BLC, is an integrated hardware and software platform that uses Internet Protocol, or IP, and Ethernet technologies to increase the capacity of local access networks, enabling our customers to deliver advanced services, including voice-over-IP, or VoIP, IP-based television, or IPTV, and high-definition television, or HDTV. Our platform simultaneously supports traditional voice services, enabling our customers to leverage their existing networks and migrate to IP without disruption. In addition to providing our customers with increased bandwidth, our products provide incremental value by offering software-based features to improve the quality, resiliency and security of Triple Play services.

We market our products through a combination of direct and indirect channels. Our direct sales efforts are focused on the independent operating company, or IOC, segment of the telecom service provider market. We also target larger telecom service providers through strategic reseller relationships. To date, we have shipped our BLC platform to over 180 customers.

Industry Background

Increasing Demand for Broadband Services and Content

In recent years, the number of broadband subscribers has increased significantly on a worldwide basis. During the fourth quarter of 2005, DSL lines in North America reached 22 million, a 35% increase from the fourth quarter of 2004, according to Point Topic Ltd., a market research firm. This growth has been driven, in large part, by increasing demand for bandwidth intensive applications, such as music and video downloads, electronic commerce, telecommuting and online gaming. In addition, services are increasingly being delivered over broadband networks using IP, the underlying communications technology of the Internet. For example, VoIP services are now widely available to consumers, and many telecom service providers have announced or initiated plans to offer IPTV services to their subscribers. The rapid growth in broadband subscribers, coupled with the growing amount and diversity of IP-based services, has strained the capacity of many traditional telecommunications networks. Capacity constraints are being exacerbated as HDTV and other bandwidth-intensive services become more prevalent. We believe the rapid growth in IP-based communications traffic is prompting many telecom service providers to modify their network architectures and substantially upgrade the capacity of their networks.

Challenges Faced by Telecom Service Providers

While telecom service providers historically faced little competition in the market for basic voice services, competition has increased significantly in recent years. Deregulation efforts have generally allowed incumbent, competitive and long-distance telecom service providers to compete with one another. Cable operators in the U.S. have invested nearly $100 billion since 1999 to upgrade their networks to support two-way broadband services, including VoIP, according to Kagan Research, LLC, a market research firm. Most cable operators now offer high-speed Internet access and VoIP as part of a Triple Play offering. Specialized service providers such as Vonage Holdings Corp. and Skype Limited have introduced low-cost VoIP services, and many incumbent service providers have responded by offering their own VoIP services. With the widespread use of mobile telephones, some wireless subscribers have elected to discontinue their traditional wired telephone service. For many telecom service providers, these trends have resulted in pricing pressure for basic voice services, subscriber losses and a reduction in profit margins related to voice services. As consumers now have a greater variety of service providers to choose from, telecom service providers face challenges in differentiating their offerings and retaining customers.

Emergence of Triple Play and IPTV Services

In response to increased competition and pricing pressure for standalone voice services, many telecom service providers are seeking to offer Triple Play services, which provides them with the opportunity to increase revenue per subscriber, create flexible pricing plans and promotions, improve customer loyalty and offer the convenience of a single bill, among other benefits. While traditional voice and data services leave little room for differentiation, and the prices of these services are decreasing steadily, video represents an important source of spending by consumers and has therefore emerged as a critical Triple Play offering. Once largely the domain of broadcasters, cable operators and satellite providers, video is increasingly viewed by telecom service providers as an essential element of their business plans. However, because traditional telecom networks were not designed to carry video traffic, telecom service providers must substantially upgrade the capacity, quality and design of their networks in order to deliver IPTV and other broadband services.

Access Network is the Bottleneck

Throughout the past decade, telecom service providers have invested considerable resources to upgrade the capacity of their core and metro networks. Core networks connect cities over long distances, while metro networks connect telecom facilities within cities. However, the access network, which serves as the final connection to a residence or business, represents a significant network capacity bottleneck. The access network was originally designed for low-speed voice traffic and is comprised largely of antiquated copper telephone lines. In order to overcome the inherent limitations of the access network, service providers deployed first-generation DSL technology. The most prevalent form of this technology generally enables maximum downstream speeds of 1.5 megabits per second, which is far lower than the data transmission rates offered by competing cable companies. These DSL downstream speeds are adequate for basic data applications such as web browsing and emailing, but are less viable for the concurrent or standalone operation of more bandwidth intensive Triple Play services and applications such as HDTV and two-way video conferencing. More recently, enhanced variations of DSL technology supporting greater throughput, including ADSL2plus and VDSL2, have been standardized, and in the case of ADSL2plus, have been widely deployed. Enhanced DSL services support bandwidth intensive applications and create a more competitive alternative to cable services. Some service providers have begun replacing portions of their copper access network with a fiber optic technology known as fiber-to-the-premises, or FTTP. Given the cost and effort of replacing copper telephone lines with fiber optic cables, FTTP is most suitable for either densely populated regions or new housing developments where a copper access network is not already present.

Transition to Packet-Based Technologies

Traditional telecom networks were designed to support low-capacity voice calls using complex voice switches and circuit-switched transmission technology, in which a fixed amount of network capacity is reserved throughout the duration of a voice call, regardless of whether signals are being transmitted. While traditional networks adequately support voice calls, they are inherently inefficient in handling large volumes of high-bandwidth communications. With the emergence of the Internet and the growing demand for broadband services, telecom service providers have begun deploying new packet-based technologies, including IP, Ethernet and softswitching, to overcome the limitations of the traditional, circuit-switched telephone network. IP-based networks handle the combination of voice, data and video traffic more efficiently by using bandwidth only when signals are being transmitted. Ethernet is the most widely adopted networking technology for business and home networks, and is being increasingly utilized in telecom networks because of its low cost, simplicity and pervasiveness. Softswitching refers to a network architecture in which the key functions of traditional voice switches are separated and performed by various VoIP gateways and call servers built upon open standards.

Networks employing packet-based technologies are generally simpler, more flexible and cheaper to construct and maintain than traditional circuit-switched voice networks. However, the process of transitioning traditional networks to packet-based technologies is lengthy and costly. Most telecom service providers are therefore implementing packet-based technologies gradually and are seeking products that can coexist in circuit-switched and packet-switched networks. Packet-based technologies were first used in core networks to more cost-effectively process long-distance voice and Internet traffic, and were more recently adopted in many metro networks. The next step in this evolution, which has already begun, is the deployment of packet-based technologies in the access portion of the network.

Limitations of Current Access Solutions

Telecom service providers are seeking to upgrade their access networks to increase capacity, support IP-based services, such as VoIP and IPTV and capitalize on the advantages of packet-based technologies. However, most existing solutions for upgrading access networks are generally insufficient, and include:

•	Voice-centric Products. Next-generation digital loop carriers, or NGDLCs, were introduced in the early 1990s to deliver basic voice services, and later DSL services, in the access network. NGDLCs are generally voice-centric, relatively expensive to deploy and manage and lack native support for IP-based services.

•	Data-centric Products. DSL access multiplexers, or DSLAMs, are used to deliver broadband services over copper telephone lines. While some DSLAMs have been upgraded to natively support IP, these products generally do not support traditional voice services and lack important features for quality of service, reliability and full Triple Play services.

•	Passive Optical Networks. Passive optical networks, or PON, attempt to address the access bottleneck by upgrading the access network by replacing copper wire telephone lines with fiber optic cables and passive components. PON are most suitable for densely populated regions or newly-built networks and have less capacity than other fiber optic technologies such as active Gigabit Ethernet.

We believe telecom service providers are seeking a new class of innovative broadband access products that can address the access network bottleneck, deliver the advantages of packet-based technologies and provide simultaneous support for traditional and newer IP-based services. This new class of product must provide a compelling total cost of ownership, be simple to install and manage and meet the stringent quality and performance standards of telecom service providers.

The Occam Networks Solution

We develop, market and support innovative broadband access products designed to allow telecom service providers to increase the capacity of local access networks and deliver Triple Play services. Our primary product, the Broadband Loop Carrier, or BLC, is an advanced broadband access platform that supports a range of IP-based and traditional services in a single platform. Our BLC platform can be deployed in either a local telecom central office, or closer to the end-user in a remote terminal. We also provide a range of ancillary products as part of our total solution, including optical network terminals and remote terminal cabinets. We believe our products enable service providers to deliver new revenue-generating services while minimizing capital expenditures and operating costs.

Our solution offers the following key benefits:

Supports multiple services.    Our products support a range of IP-based services, including broadband Internet access, VoIP and IPTV, in addition to traditional circuit-switched voice services. The ability to offer bundled Triple Play services allows telecom service providers to increase average revenue per subscriber, increase customer retention and differentiate themselves versus their competitors. In particular, our support for IPTV enables our customers to address competitive threats posed by cable operators and other competitors.

Addresses the access network bottleneck.    We have designed our products to address capacity constraints in the local access network. Our platform employs advanced DSL technologies, such as ADSL2plus, to enable access speeds to the subscriber in excess of 20 megabits per second. In addition, we recently introduced an active Gigabit Ethernet fiber-to-the-premises, or FTTP, blade for our BLC product, enabling dedicated access speeds to the subscriber of up to 1,000 megabits per second. By significantly increasing the capacity of local access networks, our customers are able to offer bandwidth-intensive services such as HDTV, on-line gaming and two-way video conferencing.

Employs packet-based technologies.    Our BLC platform features an innovative design that is built upon packet-based technologies, including IP, Ethernet and softswitching. Our IP-based product efficiently utilizes network capacity and natively supports VoIP, IPTV and other IP-based services. Because we utilize Ethernet in the design of our products, our customers benefit from the simplicity and economies of scale related to this pervasive networking technology. Our BLC platform also features an integrated media gateway, which allows our customers to more easily and cost-effectively adopt softswitching within their access networks.

Integrated and flexible platform.    Our BLC platform performs many of the functions that have traditionally been derived from standalone products dedicated to circuit-switched voice, VoIP, DSL access, fiber optic access, DSL testing and Ethernet switching. We believe the integration of our platform delivers substantial performance advantages while helping our customers to conserve costs, space and power, and simplify their networks by minimizing the number of discrete components. Our platform also features a modular design, allowing our customers to purchase our product with minimal initial investment, and add capacity and features incrementally as their requirements grow. The BLC platform is economical for low-capacity sites, but can scale to support tens of thousands of telephone subscribers from a single site in the network. With the recent introduction of our active Gigabit Ethernet FTTP blade, our customers have the flexibility to adopt either copper or fiber optic access technologies.

Reliable and simple to install and operate.    Our products are designed to meet the most stringent performance and reliability standards of telecom service providers. Our field-proven BLC platform contains redundancy features to maximize network uptime and has been designed to withstand harsh environmental conditions. We believe our products are simple to install and allow for the rapid introduction of new services. We offer sophisticated network management tools that allow our customers to monitor and optimize the quality of their networks, which is critical when deploying services that are particularly sensitive to network quality, such as VoIP and IPTV.

Strategy

Our objective is to become the leading provider of innovative broadband access products to telecom service providers. Key elements of our strategy include the following:

Extend technology leadership position.    Our management team and technical personnel possess a unique combination of expertise in both telecom and data networking technologies. We believe our technical leadership differentiates us from our competitors and has been key to our success in attracting customers to date. We will continue to leverage our technical expertise and invest in research and development to design, engineer and sell innovative products that address our customers’ needs.

Continue to enhance and extend our product line.    We will continue to enhance our BLC platform to support new technologies and features to address the evolving requirements of our customers. For example, we recently enhanced our BLC platform to support active Gigabit Ethernet FTTP capabilities and an emergency stand-alone, or ESA, feature to provide for the ability to make calls in the event of a network outage, and recently announced support for 10 Gigabit Ethernet transport. We intend to broaden our product line with introduction of new, innovative broadband access products. For example, we recently announced the introduction of a line of optical network terminals, or ONTs, providing our customers with a more complete FTTP solution. We will also continue to reduce the cost of our new and existing products to bring increased value to our customers.

Focus initially on independent operating companies.    We currently focus our direct sales and marketing efforts on independent operating companies, or IOCs, because, in our experience, they quickly adopt new technologies and are more willing to purchase products from focused suppliers like us. In addition, a number of favorable regulatory, demographic, financial and competitive factors make IOCs attractive target customers for us. IOCs benefit from government funding for telecom projects aimed at increasing broadband access to rural regions. Some of the areas IOCs serve are experiencing population growth as residents leave cities and suburbs for less populated surrounding areas. IOCs are upgrading their local access networks to support population growth and demand for advanced services by deploying advanced copper and fiber-optic broadband access products such as ours. In addition, IOCs tend to be financially stable with excellent credit and payment characteristics.

Expand customer focus by partnering with market leaders.    While we expect to continue concentrating our direct sales efforts on IOCs, we plan to prudently expand our target customer base to include larger telecom service providers in the U.S. and internationally. To assist in these efforts, we will continue to develop distribution relationships with third parties that we believe have strong market positions and customer relationships. For example, we have entered into a strategic relationship with Tellabs in which they license our technology and market our products to a select group of large telecom service providers. We believe this strategy allows us to expand our addressable market while focusing resources on product development and our other core strengths.

Continue to prioritize customer satisfaction.    We seek to consistently provide our customers with high levels of support and service throughout the sales cycle and after installation of our products. We believe that our commitment to service and support has been an important contributing factor to our success to date. We plan to expand our customer support and service capabilities to keep pace with the growth in our customer base, and will continue to make customer satisfaction a top priority for our organization.

Products

BLC 6000 System.    The BLC 6000, our primary product line, was announced in May 2003 and became commercially available in June 2003. The BLC 6000 is an advanced broadband access platform that increases the capacity of local access networks and allows telecom service providers to deliver Triple Play services to their subscribers. The BLC 6000 is a highly-integrated platform that performs functions that have traditionally been delivered by separate voice, video, DSL access, fiber optic access and data networking products. The BLC platform has a modular design composed of a central housing unit, or chassis, and a variety of electronic assemblies or blades to support various services or features. Key elements of the system include:

•	Blades. We offer a variety of blades that transmit traffic upstream and downstream, interconnect various networks and convert circuit-switched voice traffic to VoIP, among other functions. Our blades currently support Gigabit Ethernet, 10 Gigabit Ethernet, ADSL, ADSL2plus, DS1 and standard telephone service, or POTS. Our current line of blades are summarized in the table below.

Model	Function	Description

6150	Lifeline POTS	Provides 48 POTS ports and four T1 ports and converts analog voice traffic to VoIP

6151	Lifeline POTS	Provides 48 Gigabit Ethernet ports and converts analog voice traffic to VoIP

6152	Lifeline POTS	Provides 48 ports of POTS and converts analog voice traffic to VoIP

6212	ADSL2plus	Provides 48 ADSL2plus ports for customer data and video services, and Ethernet ports for optical fiber transport and blade interconnection.

6214	ADSL2plus	Provides 48 ADSL2plus ports with integrated POTS splitters for data and video

6246	ADSL2plus and POTS	Provides 24 combination POTS and ADSL2plus ports for voice, data and video service delivery and four T1 ports

6252	ADSL2plus and POTS	Provides 48 combination POTS and ADSL2plus ports for voice, data and video service delivery

6312	Optical Line Termination	Provides 20 Gigabit Ethernet ports for customer data and video services, optical fiber transport and blade interconnection

6314	Optical Line Termination	Provides 16 Gigabit Ethernet ports for customer data and video services and two optical 10 Gigabit Ethernet transport ports and two copper 10 Gigabit Ethernet interconnection ports

6440	Optical Packet Transport	Provides 8 T1 ports and Gigabit Ethernet ports for optical fiber transport and blade interconnection

6640	Subscriber Trunk Gateway	Interconnects VoIP to traditional voice switches using the TR-08 or GR-303 voice interface protocols

6600	Emergency Standalone	Provides local dialing to emergency service facilities and calls between local POTS subscribers during network outages

•	Chassis. Our chassis house our blade products, perform cooling, power and cable distribution and are offered in two model types. The BLC 6001 chassis houses a single blade and can be deployed as a standalone unit for low-capacity applications or stacked for medium-capacity applications. The BLC 6012 chassis houses up to twelve blades for deployment in high-capacity applications.

OccamView.    OccamView is a distributed element management system that allows our customers to remotely manage Triple Play services from any secure web browser. OccamView features an open architecture that can be integrated into a wide variety of telecom network management systems.

Optical network terminals.    Our ON 2300 series of optical network terminals, or ONTs, reside at either residential or business locations and terminate active Gigabit Ethernet FTTP services delivered by the BLC platform. Voice, video and data traffic from the customer premises is fed to the ONT which converts the traffic into optical signals for transmission to the BLC platform. We have introduced three ONT versions for residential and business applications.

Remote terminal cabinets.    We offer a series of remote terminal cabinets that house our BLC platform and protect the system from harsh environmental conditions. We source these cabinets from third parties. We offer our customers versions for low-, medium- and high-density deployments in a variety of geographical areas. Our cabinets are environmentally controlled, and we believe they deliver reliable protection with a high degree of deployment flexibility.

Technology

We have a set of differentiated hardware and software technology elements and skills that we apply to the development of our products. We have recruited a technical staff that possesses a unique combination of telecom and data networking expertise, which we believe provides a critical advantage in the design of our products. Our technical staff is responsible for the introduction of several key developments, including active Gigabit Ethernet FTTP, 10 Gigabit transport, Ethernet Protection Switching, Emergency Standalone and Network Security Management. Key components of our technology and expertise include:

IP/Ethernet architecture.    Our system architecture is based upon IP and Ethernet technologies. We selected this design because we believe that IP and Ethernet will account for a growing portion of communications traffic, and that telecom service providers will increasingly adopt IP and Ethernet technologies in local access networks. Because our platform processes IP and Ethernet traffic natively, we believe our platform is more efficient, scalable and cost-effective than competing products based on legacy technologies. We believe that our IP/Ethernet-based design will allow for continued cost-reductions due the significant economies of scale associated with these pervasive technologies.

Telecom expertise.    Transitioning telecom networks to IP will be a lengthy process, and telecom service providers will continue to deliver circuit-switched voice services for the foreseeable future. For this reason, we have designed our products to support a range of legacy switching, signaling and transport protocols and have recruited engineering personnel with expertise in these areas. In order to help telecom service providers maintain the reliability of their networks as they transition to IP, we have designed our products with key resiliency features, including Emergency Standalone, clustering and Ethernet Protection Switching.

Data networking expertise.    Our products are designed for the secure and reliable delivery of critical services over IP networks. Our engineering staff has expertise in the areas of switching, routing, native IP security management and VoIP signaling protocols such as SIP and MGCP. To assist in the deployment of broadband Internet services, we have designed our products with integrated subscriber management, automated provisioning and policy enforcement tools.

Video delivery expertise.    Delivering video services over telecom access networks is challenging because these networks were not designed to carry bandwidth-intensive traffic, and video is more sensitive to disruption than other services, such as Internet access. We have designed our platform to address these challenges and assist our customers in the rapid delivery of IPTV services. For example, our BLC platform provides sufficient capacity to support multiple channels of HDTV and provides integrated video diagnostic tools for proactive video service quality management. We also believe our customers benefit from the experience we have gained in a multitude of IPTV deployments.

Transport and access interfaces.    Our products interface with a wide variety of communications networks. We have applied our diverse expertise in access and transport interfaces to design a family of blades, providing our customers with significant flexibility in the deployment of our products. Specific interface technologies supported by our platform include: Gigabit Ethernet, 10 Gigabit Ethernet, ADSL, ADSL2plus, DS1 and standard POTS telephone service.

Network management.    Our network provisioning and management system, OccamView, enables our customers to monitor the status of their network, services and equipment through a web-based graphical user interface. OccamView interfaces with commonly used telecom network management systems and features a variety of tools to facilitate service provisioning, activation, monitoring and access to service profiles.

Customers

To date, we have primarily focused our sales and marketing efforts on independent operating companies, or IOCs. We believe there are more than 1,100 IOCs in the North America. These companies vary in size ranging from small, rural companies serving limited geographic areas with a limited number of lines to large independent providers serving multiple states. We have chosen to focus on IOCs because of the following favorable characteristics:

•	Receptive to innovative technologies. Because most IOCs operate relatively small networks, they tend to adopt new technologies more quickly than large service providers. In addition, the typical sales cycle for IOCs is generally shorter than that of large service providers. We believe these factors have allowed us to increase our sales in a relatively short time frame with limited sales and marketing expenditures.

•	Accessible for focused suppliers. We believe IOCs make equipment purchase decisions based primarily on product technical merits and the level of sales and support attention received, areas in which we believe we compete favorably. Furthermore, we believe competition among equipment suppliers in the IOC market is more moderate than in the market for large service providers.

•	Favorable demographic trends. We believe that certain IOCs are experiencing strong subscriber growth in their markets as individuals move from urban and suburban areas to less populated regions. Many IOCs are also experiencing an increase in demand by their customers for Triple Play services, including IPTV. As a result, many IOCs that we target have a strong incentive to upgrade the capacity and capabilities of their local access networks by purchasing our products.

•	Financially stable and well funded. Most IOCs have lengthy operating histories in the industry, and based on our experience to date, have strong credit profiles and payment practices. In addition, many IOCs receive government funding for broadband access expansion projects under the RUS program. We believe the financial health of IOCs, along with government funding, has contributed to the rapid adoption of our products to date.

We also believe there are significant opportunities to sell our products to large telecom service providers, including the regional Bell operating companies, competitive local exchange carriers and international telecom service providers. To date, we have not recognized a material amount of revenue from these segments.

We have sold products to more than 180 customers to date. For the year ended December 25, 2005, CT Communications, an IOC, accounted for approximately 11% of our revenue. For the year ended December 26, 2004, Kratz Communications, a value-added reseller representing several end users, Palmetto Rural Telephone Coop, and CT Communications, both IOCs, accounted for approximately 17%, 12%, and 11%, respectively, of our sales. During our last three fiscal years, substantially all of our revenue was generated within North America and all of our long-lived assets are located within the United States.

Sales and Marketing

We have implemented a three-pronged sales strategy composed of the following elements:

•	Direct sales. Our direct sales organization focuses on IOCs in North America by establishing and maintaining direct relationships with prospective customers. Our direct sales force is responsible for identifying sales opportunities and advising prospective customers on the benefits of our products and tailoring our products to their specific needs. We also employ a team of sales engineering personnel in our sales process in order to address prospective customers’ technical issues. A substantial majority of our sales to date have been through our direct sales efforts.

•	Strategic distribution relationships. We have established strategic distribution relationships with third parties to market our solutions to larger telecom service providers. We also expect that strategic distribution relationships will be a key component of our international expansion strategy. We believe these relationships allow us to expand our addressable market while focusing our resources on our core strengths. We have entered into strategic reselling relationships with Tellabs, as described below, and Tekelec, and we expect to enter into additional relationships in the future.

•	Value-added resellers. We utilize value-added resellers to service small customers that would not be cost-effective for us to address directly. In addition, these value-added resellers provide a range of services, including network design and product installation and configuration, that facilitate the deployment of our products by customers with limited internal capabilities.

In March 2005, we entered into a strategic relationship with Tellabs and certain of its subsidiaries in which we granted Tellabs certain rights, including (i) a nonexclusive license to integrate certain parts of our Gigabit Ethernet switching and transport subsystems technology into Tellabs’ fiber-to-the-curb (FTTC) card products, (ii) rights to manufacture certain of our BLC products, and (iii) exclusive rights to sell such BLC products to identified categories of customers, including several of the regional Bell operating companies and other large incumbent local exchange carriers as well as a number of large IOCs. We have agreed not to sell such BLC products to certain identified customers subject to these exclusive rights for a period of two or three years, with the time period depending on the potential customer. In March 2006, we amended this strategic relationship to, among other things, (i) add a requirement that Tellabs purchase directly from us a certain percentage of the BLC products that it sells to the listed exclusive customers, which percentage varies over time, and (ii) reduce the number of prospective customers with respect to whom Tellabs’ rights to sell our BLC products are exclusive. In particular, Tellabs’ exclusive rights with respect to regional Bell operating companies and large incumbent local exchange carriers are now limited to one incumbent local exchange carrier. Tellabs’ exclusivity will expire with respect to the remaining large incumbent local exchange carrier in March 2008 and with respect to the large IOCs in March 2007, unless Tellabs elects to extend the applicable exclusivity periods, which it may do at its sole discretion, subject to satisfaction of certain milestones or payment of fees that extend the relevant milestone deadlines. Tellabs is obligated to pay us a royalty for each BLC product sold to one of the listed exclusive customers and each FTTC product sold to any customer by Tellabs under this strategic relationship.

Our marketing efforts are designed to create brand awareness with these customers and to demonstrate our technological leadership and cost advantages in the broadband access equipment market. We educate potential customers about our products and the benefits of our solutions through industry publications and trade shows. We also conduct education programs to describe our products and the benefits of our solutions for senior management of engineering design firms who design networks for IOCs.

An important element in our marketing strategy is the development of relationships with companies who have an established presence in our target market segments. We have developed the Occam Packet Access Network Alliance, whereby independent companies work with us to define broader solutions, perform interoperability tests, develop joint-business cases and provide cooperative customer support.

Technical Service and Customer Support

Our technical service and customer support organization is responsible for customer training, post-sales technical support and maintenance. We have established a technical assistance center and a test and interoperability lab, which allows us to provide effective and timely customer support 24 hours a day, seven days a week. We work with various third-party engineering, factoring and installation companies to assist our customers with the design engineering, staging, installation and initial activation of our products. We also employ a staff of interoperability and test engineers to ensure that our products are interoperable with various standards-based network elements including voice gateways, softswitches, DSLAMs, Ethernet switches, DSL modems, optical network terminals, integrated access devices and residential gateways.

Research and Development

We have a team of engineers dedicated to conducting research and development in specific technology areas that are strategic to our business. Our research and development team has expertise covering a range of telecom and data networking technologies, including digital loop carrier, voice signaling, call control, IP and Ethernet networking, DSL, optical networking and network management.

We have made, and will continue to make, substantial investments in research and development. Research and development expenses were approximately $12.0 million, $7.4 million and $7.4 million during the fiscal years ended 2003, 2004 and 2005, respectively. Our primary research and development center is based in Santa Barbara, California. We have additional development centers in Camarillo, California and Mesa, Arizona.

Patents and Intellectual Property

We currently rely on a combination of patent, copyright and trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights with respect to our technology and proprietary information. We have been granted 16 patents, have filed several additional patent applications and intend to file additional patent applications. Our granted patents expire over the next 13 to 15 years. Our patent strategy is designed to protect corporate technology assets, provide access to additional technology through cross-licensing opportunities and create opportunities for additional revenue through technology licensing. We cannot provide any assurance that any patents will be issued from pending applications or that any issued patents will adequately protect our intellectual property.

While we rely on patent, copyright, trademark and trade secret laws to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and product reliability are essential to establishing and maintaining a technology leadership position. We selectively license technologies from third parties when necessary or useful.

Manufacturing

We outsource significant portions of our manufacturing operation to third parties and have entered into a manufacturing outsourcing contract with Flash Electronics, located in Fremont, California, for the manufacture of our BLC 6000 blade products. This agreement provides for material procurement, board level assembly, testing, purchase commitments and quality control by the manufacturer, and delivery to our end customers. Our products are primarily manufactured in the U.S., but we are planning to transition a portion of our manufacturing to Flash Electronics’ offshore facilities. We design, specify and monitor all of the tests that are required to meet our internal and customer quality standards. Our operations are certified as ISO 9001 compliant. ISO 9000 is a series of standards agreed to by the International Organization for Standardization, or ISO. ISO 9001 is the highest level of accreditation and includes an assessment of 20 elements covering various aspects of design, development, distribution and production of equipment.

We have several sole or limited source suppliers. Although our products could be redesigned to avoid using sole or limited source suppliers, it would be expensive and time consuming to make such a change.

Competition

Competition in our market is intense and we expect competition to increase. The market for broadband access equipment is dominated primarily by large suppliers such as ADTRAN, Alcatel, Lucent Technologies and Tellabs. While these suppliers focus primarily on large service providers, they have competed, and may increasingly compete, in the IOC market segment. In addition, a number of emerging companies, including Calix, have developed, or are developing, products that compete with ours, including within our core IOC segment.

Our ability to compete successfully depends on a number of factors, including:

•	the performance of our products relative to our competitors’ products;

•	our ability to properly define and develop new products, differentiate those products from our competitors’ and deliver them at competitive prices;

•	our ability to market and sell our products through effective sales channels;

•	the protection of our intellectual property, including our processes, trade secrets and know-how; and

•	our ability to attract and retain qualified technical, executive and sales personnel.

Although we believe we compete favorably on the basis of product quality and performance, many of our existing and potential competitors are larger than we are, and have greater financial resources and more well- established brands and customer relationships than we do. Unlike many of our competitors, we do not provide equipment financing to potential customers. In addition, many of our competitors have broader product lines than we do, so they can offer bundled products, which may appeal to certain customers.

As the market for our products is new and evolving, winning customers early in the growth of this market is critical to our ability to expand our business and increase sales. Service providers are typically reluctant to switch equipment suppliers once a particular supplier’s product has been installed due to the time and cost associated with such replacements. As a result, competition among equipment suppliers to secure initial contracts with key potential customers is particularly intense and will continue to place pressure on product pricing. If we are forced to reduce prices in order to secure customers, we may be unable to sustain gross margins at desired levels or maintain profitability.

Governmental Regulation

The markets for our products are characterized by a significant number of laws, regulations and standards, both domestic and international, some of which are evolving as new technologies are deployed. Our products, or the deployment of our products, are required to comply with these laws, regulations and standards, including those promulgated by the Federal Communications Commission, or FCC, and counterpart foreign agencies. For example, the FCC recently required that all facilities-based providers of broadband Internet access and interconnect VoIP services must meet the capability requirements of the Communications Assistance for Law Enforcement Act by May 14, 2007. This decision is the subject of a pending appeal in the case of American Council on Education, et al. v. FCC & USA, No. 05-1404, before the United States Court of Appeals for the District of Columbia Circuit. Subject to certain statutory parameters, and unless the capability requirements are stayed or vacated on appeal, we are required to make available to our customers, on a reasonably timely basis and at a reasonable charge, such features or modifications as are necessary to permit our customers to meet those capability requirements. In some cases, we are required to obtain certifications or authorizations before our products can be introduced, marketed or sold. While we believe that our products comply with all current applicable governmental laws, regulations and standards, we cannot assure that we will be able to continue to design our products to comply with all necessary requirements in the U.S in the future. Accordingly, any of these laws, regulations and standards may directly affect our ability to market or sell our products.

In addition, the Federal Communications Commission and state public utility commissions regulate our customers, including the rates that our customers may charge for telecommunications services. In particular, our IOC customers, but also others including regional Bell operating companies and competitive local exchange carriers, receive substantial revenue from intercarrier compensation (including interstate and intrastate access charges) and federal and state universal service subsidies. In 2001, the FCC initiated a rulemaking proceeding to seek comment as to whether and how the FCC should change its rules governing intercarrier compensation. In 2004, the FCC issued a further notice of proposed rulemaking seeking comment on various proposals for changes in its intercarrier compensation rules, which also could increase the amount of federal universal service subsidies. In addition, the FCC is currently considering several other rulemaking proceedings addressing the level and structure of federal universal service subsidies. Congress may also consider legislation addressing some or all of these issues. Furthermore, the state public utility commissions also from time to time review rates charged by our customers, and state legislatures from time to time consider legislation that affects telephone company rates and regulation. If some or all of these proposed changes are adopted, they could, individually and collectively, substantially change the amount and sources of revenues of our customers. Should those revenues be adversely affected, our customers could reduce their capital expenditures.

FCC regulatory policies that affect the availability of broadband access services may impede the penetration of our customers in their respective markets, affecting the prices that our customers are able to charge, or otherwise affecting the ability of our customers to market their services and grow their business. For example, FCC regulations addressing interconnection of competing networks, collocation, unbundling of network elements and line sharing impact our potential regional Bell operating company, IOC and competitive local exchange provider customers.

In addition, the FCC has not clearly defined how or whether some broadband services, including VoIP, should be regulated. If the FCC decides to regulate these emerging services, our customer base could be impacted, and different parts of our customer base could be affected differently. To the extent that our customers are adversely affected by these changes in the regulatory environment, our business, operating results and financial condition may be harmed.

Furthermore, legislation is currently before the United States Congress that could affect the demand for our products. Various proposals before the United States Congress would alter the regulatory regime for franchising multichannel video providers, the regulatory status and obligations of VoIP, broadband video and broadband data providers, and the extent to which broadband Internet access providers are subject to non-discrimination or other duties with respect to applications or service provided over broadband networks. Some of these issues are also being considered by state legislatures in various forms.

State regulation of telecommunications networks and service providers may also affect the regulatory environment of our market. As discussed above, states generally regulate the rates for intrastate telecommunications services, particularly those offered by incumbent local exchange carriers such as the RBOCs and IOCs, and some states provide state universal service subsidies to our customers. State regulators also, for example, typically settle disputes for competitive access to some incumbent local exchange carrier network elements or collocation in incumbent local exchange carrier offices, which competitive carriers use to offer various services. State regulators may also regulate and arbitrate disputes concerning interconnection of networks of incumbent local exchange carriers and competitive carriers. To the extent that our customers are adversely affected by these changes in the regulatory environment, our business, operating results, and financial condition may be harmed.

In addition to federal and state telecommunications regulations, an increasing number of other domestic laws and regulations are being adopted to specifically address broadband and telecommunications issues such as liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation, consumer protection, security of data and access by law enforcement, as well as intellectual property ownership, obscenity and libel. For instance, the FTC has recommended that Congress enact legislation to ensure adequate protection of online privacy and federal online privacy legislation is currently pending in Congress. The adoption of this or other restrictive legislation could increase the costs of communicating over the Internet or decrease the acceptance of the Internet as a commercial and advertising medium, thus dampening the growth of the Internet. Because our customers use our products to facilitate both commercial and personal uses of the Internet, our business could be harmed if the growth of the Internet were adversely affected by such regulations or standards.

Countries in the European Union, or EU, have also adopted laws relating to the provision of Internet services, the use of the Internet, and Internet-related applications. For example, in the United Kingdom, an Internet service provider, or ISP, may be liable for defamatory material posted on its sites. In Germany, an ISP may be liable for failing to block access to content that is illegal in the country. In addition, the EU has adopted a data protection directive to address privacy issues, impacting the use and transfer of personal data within and outside the EU. The application of this directive within the EU and with respect to U.S. companies that may handle personal data from the EU is unsettled. Similarly, countries in Europe restrict the use of encryption technology to varying degrees, making the provision of such technology unclear. Other laws relating to Internet usage are also being considered in the EU.

The applicability of laws, regulations and standards affecting the voice telephony, broadband telecommunications and data industry in which we and our customers operate is continuing to develop, both domestically and internationally. We cannot predict the exact impact that current and future laws, regulations and standards may have on us or our customers. These laws, regulations and standards may directly impact our products and result in a material and adverse effect on our business, financial condition and results of operations. In addition, should our customers be adversely impacted by such regulation, our business, financial condition and results of operations would likely be adversely affected as well.

Employees

As of September 24, 2006, we employed 124 full-time employees, including 59 in sales and marketing, 10 in operations and manufacturing, 39 in engineering and 16 in finance and administration. All of our employees are located in the U.S. None of our employees is represented by collective bargaining agreements. We consider our relations with employees to be good.

Facilities

We have lease agreements related to the following properties:

•	approximately 31,000 square feet in Santa Barbara, California, used primarily for executive offices and for research and product development, administrative, and sales and marketing purposes, which expires in October 2006;

•	approximately 8,340 square feet in Milpitas, California, used primarily for finance and operations purposes, which expires in July 2008;

•	approximately 2,930 square feet in Camarillo, California, used primarily for research and product development purposes, which expires in November 2008; and

•	approximately 1,700 square feet in Mesa, Arizona, used primarily for research and product development purposes, which expires in October 2006.

We believe that our existing facilities adequately meet our requirements for the foreseeable future and that we will be able to secure additional facilities as needed on commercially acceptable terms.

Anticipated Lease Facility

The operating lease for our Santa Barbara headquarters facility will expire in the fourth quarter of 2006. Our management believes that adequate facilities are available at commercially reasonable rates in the Santa Barbara area, and we expect to relocate our operations to a new facility in the near term. Occam expects to incur significant cash expenditures in connection with preparing and moving to a new facility. Although we cannot estimate the actual costs until a new facility has been identified and a lease executed, the cash expenditures would be expected to have an adverse effect on our available cash. For income statement purposes, the costs associated with our new facility will be amortized over the shorter of the term of our operating lease or the useful life of the asset.

Backlog

Our backlog primarily consists of purchase orders from customers for products to be delivered within the next quarter. Our backlog as of March 8, 2006 and December 25, 2005 was approximately $10.5 million and $14.5 million, respectively. Due to factors such as the timing of product releases, customer purchase orders, product availability, allowing customers to delay scheduled delivery dates without penalty and allowing customers to cancel orders within negotiated time frames without significant penalty, we believe our backlog is not indicative of future sales during any given quarter.

Legal Proceedings

In June 2001, three putative stockholder class action lawsuits were filed against Accelerated Networks, certain of its then officers and directors and several investment banks that were underwriters of Accelerated Networks’ initial public offering. The cases, which have since been consolidated, were filed in the United States District Court for the Southern District of New York. The Court appointed a lead plaintiff on April 16, 2002, and plaintiffs filed a Consolidated Amended Class Action Complaint (the “Complaint”) on April 19, 2002. The Complaint was filed on behalf of investors who purchased Accelerated Networks’ stock between June 22, 2000 and December 6, 2000 and alleged violations of Sections 11 and 15 of the 1933 Act and Sections 10(b) and 20(a) and Rule 10b-5 of the 1934 Act against one or both of Accelerated Networks and the individual defendants. The claims were based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks’ initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs alleged that the prospectus for Accelerated Networks’ initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements. These lawsuits are part of the massive “IPO allocation” litigation involving the conduct of underwriters in allocating shares of successful initial public offerings. We believe that over three hundred other companies have been named in more than one thousand similar lawsuits that have been filed by some of the same plaintiffs’ law firms. In October 2002, the plaintiffs voluntarily dismissed the individual defendants without prejudice. On February 19, 2003 a motion to dismiss filed by the issuer defendants was heard and the court dismissed the 10(b), 20(a) and Rule 10b-5 claims against us. On July 31, 2003, we agreed, together with over three hundred other companies similarly situated, to settle with the plaintiffs. A Memorandum of Understanding (“MOU”), along with a separate agreement and a performance bond of $1 billion issued by the insurers for these companies is a guarantee, allocated pro rata amongst all issuer companies, to the plaintiffs as part of an overall recovery against all defendants including the underwriter defendants who are not a signatory to the MOU. Any recovery by the plaintiffs against the underwriter defendants reduces the amount to be paid by the issuer companies. On April 24, 2006 the court heard oral and written arguments concerning final approval of the settlement from all parties including the underwriter defendants. No decision has been issued to date. We cannot predict whether such approval will be obtained. We have not recorded any accrual related to this proposed settlement because we expect any settlement amounts for which we are responsible to be covered by our insurance policies.

From time to time, we are subject to threats of litigation or actual litigation in the ordinary course of business, some of which may be material. We believe that there are no currently pending matters that, if determined adversely to us, would have a material effect on our business or that would not be covered by our existing liability insurance maintained by us.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and their respective ages as of October 11, 2006 are as set forth below:

Name	Age	Position(s) with Occam Networks, Inc.
Robert L. Howard-Anderson	50	President, Chief Executive Officer, and Director
Christopher B. Farrell	34	Chief Financial Officer and Secretary
Gregory R. Dion	53	Vice President of Operations
David C. Mason	52	Vice President of Engineering
Mark Rumer	43	Chief Technology Officer
Russell J. Sharer	48	Vice President of Marketing
Nathan Harrell	46	Vice President of Sales
Steven M. Krausz (2)(3)	52	Chairman of the Board
Robert B. Abbott (2)	41	Director
Robert E. Bylin (1)	64	Director
Thomas E. Pardun (2)	63	Director
Kenneth R. Cole (1)(3)	58	Director
Brian H. Strom (1)	64	Director

(1)	Member of audit committee
(2)	Member of compensation committee
(3)	Member of nominating and governance committee

Robert L. Howard-Anderson has served as our President and Chief Executive Officer since May 2002 and as one of our directors since July 2002. Mr. Howard-Anderson was Senior Vice President of Product Operations at Occam CA from February 2002 to May 2002. Mr. Howard-Anderson was Vice President of Product Operations at Procket Networks, Inc., a network infrastructure company, from August 2000 to February 2002 and Vice President of Engineering at Sun Microsystems, Inc., a computer company, from June 1995 to August 2000. Mr. Anderson has a B.S. in electrical engineering from Tufts University.

Christopher B. Farrell has served as our Chief Financial Officer since January 2006 and joined us in June 2005 as Director of Finance. Prior to joining us, Mr. Farrell served as Chief Financial Officer for a startup design firm from June 2004 to June 2005. From September 2002 to June 2004, Mr. Farrell attended UCLA’s Anderson School of Management and prior to that time he worked as an independent consultant from August 2001 to August 2002. From January 1996 to July 2001, Mr. Farrell worked for C-Cube Microsystems in a variety of financial positions, including Corporate Controller. Prior to his employment with C-Cube Microsystems, Mr. Farrell worked for Arthur Andersen LLP from August 1993 to January 1996 where he earned his CPA license. Mr. Farrell received a B.S. degree in economics from UC Santa Barbara and an M.B.A. from UCLA’s Anderson School of Management.

Gregory R. Dion has served as our Vice President of Operations since February 2005. From August 1992 to February 2005, Mr. Dion was at Sun Microsystems, Inc. where he served as Vice President of Operations as well as a variety of executive and management positions, including Senior Director of Manufacturing, Director of Materials and Director of Corporate Operation Planning. From 1984 to 1992, Mr. Dion held executive and management positions in operations at Wang Laboratories Inc. Mr. Dion holds an M.B.A. from Babson College and a B.B.A. from the University of Massachusetts at Amherst.

David C. Mason has served as our Vice President of Engineering since July 2004. From May 1995 to June 2004, Mr. Mason was Vice President of Engineering at Sun Microsystems, Inc. From April 1993 to April 1995, Mr. Mason was Vice President of Engineering and Operations at Statek Corporation, an Orange, California-based crystal oscillator manufacturer. Mr. Mason holds M.B.A. and B.S. degrees from California State Polytechnic University, Pomona.

Mark Rumer has served as our Chief Technology Officer since May 2002, and was also Chief Technology Officer of Occam CA since co-founding it in September 1999. From October 1994 to September 1999, Mr. Rumer was a senior engineer at Cisco Systems, Inc., a networking equipment manufacturer.

Russell J. Sharer, currently our Vice President of Marketing, has served as an officer at Occam since July 2000. From October 2003 to October 2006 he served as Vice President of Sales and Marketing and from July 2000 to October 2003 as Vice President of Marketing and Business Development. From November 1998 until July 2000, Mr. Sharer served in various capacities at Ericsson Datacom, Inc., a networking equipment manufacturer, including acting Vice President of Marketing, Vice President of Product Marketing, and Director of Product Marketing. Previous employers include Xircom, Rockwell Communications Systems and Communications Machinery Corporation. Mr. Sharer received a B.S. in industrial and systems engineering from California Polytechnic State University.

Nathan Harrell has served as our Vice President of Sales since September 2006. Prior to joining us, Mr. Harrell served as the Vice President of Sales, Americas for Redback Networks, Inc., a provider of advanced communications networking equipment, from March 2002 to January 2005. From August 1996 to March 2002, Mr. Harrell held various management positions at Cisco Systems, a manufacturer and seller of networking and communications products.

Steven M. Krausz has served as one of our directors since May 1997 and has served as Chairman since May 2002. As our non-executive Chairman, Mr. Krausz functions as our Lead Director. Mr. Krausz also served as a director of Occam CA from February 2000 to May 2002 and served as its Chairman from March 2002 until the closing of the merger, when he became our chairman. Mr. Krausz has been a managing member of several venture capital funds affiliated with U.S. Venture Partners, a venture capital firm, since August 1985. Mr. Krausz holds a B.S. in electrical engineering and an M.B.A. from Stanford University.

Robert B. Abbott has served as one of our directors since May 2002. He served as a director of Occam CA from February 2001 to May 2002. Mr. Abbott is currently a General Partner with Norwest Venture Partners, a venture capital firm he has been with since August 1998. He also serves as a director for several private companies. Mr. Abbott received a B.S. in electrical engineering, an M.S. in electrical engineering and an M.B.A. from Stanford University.

Robert E. Bylin has served as one of our directors since September 2004. Mr. Bylin has served as the Chief Financial Officer of Pyxis Technology, Inc., an electronic design automation company, since November 2005. From April 2004 to November 2005, Mr. Bylin served as the Chief Financial Officer of TAK Imaging, a provider of imaging processors. From March 2001 to October 2003, Mr. Bylin served as Chief Financial Officer and Chief Operations Officer for D.T. Consulting, consulting company specializing in technical integration of hardware and software systems. Prior to that he served as Chief Financial Officer and Vice President of Finance for Veridicom, Inc., a semiconductor and software company. Mr. Bylin currently serves as a director for Technology Credit Union. Mr. Bylin received a B.S. in mathematics from Trinity College and an M.B.A. from Harvard.

Thomas E. Pardun has served as one of our directors since September 2004. Mr. Pardun recently retired and is currently engaged in board assignments, venture capital investments and management consulting. Mr. Pardun currently serves on the boards of directors of Western Digital Corporation, a manufacturer of hard-disk drives for personal computer and home entertainment markets, Exabyte Corporation, a provider of tape storage solutions, and two privately-held companies. Mr. Pardun served as Western Digital’s Chairman from January 2000 to January 2002. In addition, from December 2000 to October 2001 he served as Chairman and Chief Executive Officer of edge2net, a provider of voice, data and video services. From May 1996 to July 2000, Mr. Pardun served as President of MediaOne International, an investment company investing in cable television, telephony and internet properties in the Asia/Pacific region. Prior to that, Mr. Pardun served for three years as President and Chief Executive Officer of US West Multimedia Communications Group, a US West company developing cable television and multimedia business. Mr. Pardun has also served in various executive capacities with US West

Communications, Sprint, United Telecommunications, Inc., a predecessor company to Sprint, and IBM over a period of approximately twenty-seven years. Mr. Pardun received a B.B.A. in economics and marketing from the University of Iowa and Management School Certificates from Harvard Business School, Stanford University and the Tuck School of Business at Dartmouth.

Kenneth R. Cole has served as one of our directors since December 2004. Mr. Cole has served as a director since March 2004 and as Vice-Chairman since April 2004 of Valor Communications Group, Inc., a telecommunications service provider in rural communities. From March 2002 to April 2004, Mr. Cole served as Chief Executive Officer of Valor and from January 2000 to March 2002 as Valor’s President and Chief Operating Officer. Prior to 2000, Mr. Cole served in various capacities during a 26-year career at CenturyTel, Inc., a telecommunications company, including serving as Chief Operating Officer from 1999 to January 2000.

Brian H. Strom was appointed to our board of directors on May 17, 2006. Mr. Strom served as President and Chief Executive Officer of SureWest Communications from December 1993 to December 2005 and as a director of SureWest from December 1993 to May 2006. He served as chairman of the United States Telecom Association (US Telecom) from October 2003 to October 2004. He also served as chair of the Sacramento Area Commerce and Trade Organization (SACTO) from July 2003 to July 2004, and served as chairman of the California Communications Association (CalCom) from February 2001 to February 2002. In 2002, Mr. Strom was honored by the Sacramento Metropolitan Chamber of Commerce as Businessman of the Year.

There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors currently consists of seven members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. At each annual meeting of stockholders the terms of each of our incumbent directors expire and all members of our board of directors are elected. All directors elected at an annual meeting will be elected to serve from the time of election and qualification until the next annual meeting following such election.

Board Committees

Our board of directors has an audit committee, a compensation committee, and a nominating and governance committee, each of which have the composition and responsibilities described below.

Audit Committee

Our audit committee is primarily responsible for selecting our independent registered public accounting firm, overseeing our internal financial reporting and financial controls, and consulting with and reviewing the services provided by our independent registered public accounting firm.

Until May 17, 2006, our audit committee consisted of directors Robert B. Abbott, Robert E. Bylin, and Steven M. Krausz. In May 2006, the audit committee was reconstituted to consist of directors Robert E. Bylin, Brian H. Strom, and Kenneth R. Cole. Mr. Bylin serves as the chairman of the audit committee. The audit committee as currently constituted satisfies the director independence requirements of The NASDAQ Global Market and the audit committee director independence requirements established by the SEC that apply to companies listed on NASDAQ. Our board of directors has determined that Mr. Bylin is an “audit committee financial expert” as defined by SEC regulations. This designation is a disclosure requirement of the SEC and does not impose upon Mr. Bylin any duties, obligations, or liability greater than that which would otherwise be imposed by virtue of his membership on the board or the audit committee. In addition, this designation does not affect the duties, obligations, or liabilities of any other director or audit committee member. Our board of directors has determined that each audit committee member has sufficient knowledge in reading and understanding financial statements to serve on the audit committee.

Compensation Committee

Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee and our board of directors have concurrent authority to administer our equity compensation plans and to make option grants under such plans.

Until May 2006, our compensation committee consisted of directors Steven M. Krausz and Thomas E. Pardun. In May 2006, the compensation committee was reconstituted to consist of directors Robert B. Abbott, Steven M. Krausz, and Thomas E. Pardun. Mr. Krausz serves as the chairman of the compensation committee. Each member of our compensation committee satisfies the director independence requirements of The NASDAQ Global Market.

Nominating and Governance Committee

Our board of directors established the nominating and governance committee in May 2006. The nominating and governance committee consists of directors Steven M. Krausz and Kenneth R. Cole. Mr. Cole serves as the chairman of the nominating and governance committee. Each of these directors satisfies the director independence requirements of The NASDAQ Global Market. The nominating and governance committee is primarily responsible for assisting the Board of Directors in identifying prospective director nominees and recommending director nominees for each annual meeting of stockholders. In addition, the committee is responsible for developing and recommending governance principles applicable to us.

Director Compensation

We currently compensate directors in cash for their service as members of our board of directors, in addition to reimbursing directors for all reasonable expenses incurred by them in attending board and committee meetings. We currently compensate our directors $4,000 per quarter for service on the board, $1,000 for each meeting they attend and $250 for each telephone meeting. Additionally, members of each of the audit committee and compensation committee are compensated $1,000 for each committee meeting they attend.

In fiscal 2005, non-employee directors were eligible to receive option grants under the Automatic Option Grant Program in effect under our amended and restated 2000 Stock Incentive Plan. Under such program, each individual who first joined our board as a non-employee director received, at the time of such initial election or appointment, an automatic option grant to purchase 750 shares of our common stock, provided such person had not previously been in our employ. In addition, on the date of each annual stockholders meeting, each individual who was to continue to serve as a non employee board member, whether or not such individual was standing for reelection at that particular annual meeting, was granted an option to purchase 250 shares of common stock, provided such individual had served as a non-employee board member for at least six months. Directors who were also employees were eligible to receive options and be issued shares of common stock directly under our amended and restated 2000 Stock Incentive Plan. As noted in the table below, in fiscal 2005 we granted options to certain of our directors under the Discretionary Option Grant Program under the amended and restated 2000 Stock Incentive Plan. As noted in the table below, in fiscal 2005 we granted options to certain of our directors under the Discretionary Option Grant Program under the amended and restated 2000 Stock Incentive Plan. In connection with their receipt of such options, all such directors who were serving as non-employee directors at the time of last year’s annual meeting have waived their right to receive the automatic option grant to purchase 250 shares that they were otherwise entitled to receive at the 2005 annual meeting, and with respect to Brian H. Strom, he has waived the automatic option grant to purchase 750 shares that he was otherwise entitled to receive upon becoming a member of our board of directors in May 2006.

Each grant under the Automatic Option Grant Program or the amended and restated 2000 Stock Incentive Plan had an exercise price per share not less than the fair market value per share of our common stock on the grant date, and had a maximum term of ten years, subject to earlier termination if such individual ceases to serve as a member of our board of directors.

In May 2006, our board of directors approved the 2006 Equity Incentive Plan, which replaced our 2000 Stock Incentive Plan. Going forward, subject to stockholder approval at the annual meeting, option grants to our directors will be made under the 2006 Equity Incentive Plan. Under the 2006 Equity Incentive Plan, each non-employee director who is not the beneficial owner of more than 5% of Occam’s outstanding capital stock (a “non-owner director”) will be automatically granted an option to purchase 16,250 shares of our common stock upon the date on which such individual becomes a director, provided such individual has not previously been in our employ. In addition, beginning in fiscal 2007, at each of our annual stockholders meetings, each director who was a non-owner director on the date of the prior year’s annual meeting will be automatically granted an option to purchase 5,000 shares of our common stock. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under the 2006 Equity Incentive Plan.

Each grant to our directors under the 2006 Equity Incentive Plan will have an exercise price per share not less than the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination if the individual ceases to serve as a member of our board of directors.

The following table sets forth options granted to our non-employee directors under our amended and restated 2000 Stock Incentive Plan during the year ended December 25, 2005 and through September 24, 2006:

	Director Grants
Name	Grant Date	Number of Securities Underlying Options Granted	Vesting Commencement Date	Exercise Price Per Share	Expiration Date
Robert E. Bylin (1)	09/21/05	625	09/21/05	$11.00	09/21/15
	04/27/06	5,000	04/27/06	$20.75	04/27/16
Kenneth R. Cole (1)	01/18/05	11,250	11/29/04	$4.20	01/17/15
	09/21/05	625	09/21/05	$11.00	09/21/15
	04/27/06	5,000	04/27/06	$20.75	04/27/16
Thomas E. Pardun (1)	09/21/05	625	09/21/05	$11.00	09/21/15
	04/27/06	5,000	04/27/06	$20.75	04/27/16
Brian H. Strom (1)	05/17/06	16,250	05/17/06	$19.00	05/17/16

(1)	Each option vests at the rate of 25% vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting in 36 equal monthly installments.

Compensation committee interlocks and insider participation

Our compensation committee is responsible for determining salaries, incentives, and other forms of compensation for our directors, officers, and other employees. Until May 2006, our compensation committee consisted of directors Steven M. Krausz and Thomas E. Pardun. In May 2006, the compensation committee was reconstituted to consist of directors Robert B. Abbott, Steven M. Krausz and Thomas E. Pardun, none of whom was an officer or employee of Occam during fiscal 2005. None of our current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned for services rendered during the 2005, 2004 and 2003 fiscal years by our current chief executive officer and for each of our four other most highly compensated executive officers whose salary and bonus for the 2005 fiscal year was in excess of $100,000. No other executive officer that would otherwise have been included in this table on the basis of salary and bonus earned for the 2005 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation				Securities Underlying Options/ SARs (#)
Name and Principal Positions	Years	Salary ($)		Bonus ($)
Current Executive Officers:
Robert L. Howard-Anderson President and Chief Executive Officer	2005 2004 2003	$184,898 181,937 161,417	(1)	$168,535 — —	(2)	— — 80,625

Mark Rumer Chief Technology Officer	2005 2004 2003	$155,501 155,354 149,600	(3)	$2,494 — 18,695		57,344 — 25,000

Russell J. Sharer Vice President of Sales & Marketing	2005 2004 2003	$161,843 154,670 141,742	(4)	$25,000 — —		50,505 — 28,076

Gregory R. Dion (5) Vice President of Operations	2005 2004 2003	$154,195 — —	(6)	$2,348 — —		75,000 — —

David C. Mason (7) Vice President of Engineering	2005 2004 2003	$175,001 84,808 —	(8)	$2,568 — —		38,563 62,500 —

Former Executive Officer:
Howard M. Bailey (9) Chief Financial Officer	2005 2004 2003	$194,884 144,568 157,471		— — —		16,438 — 25,000

(1)	In April 2006 our compensation committee increased Mr. Howard-Anderson’s annual salary to $215,000.

(2)	Includes a cash bonus payment of $2,935 and a grant of 15,000 shares of restricted common stock. Mr. Howard-Anderson was issued a net of 10,967 shares, reflecting a reduction of 4,033 in the number of shares otherwise issuable to Mr. Howard-Anderson to satisfy tax withholding obligations. The last sale price per share of our common stock on September 12, 2005, the date of grant, as reported by the OTC Bulletin Board was $11.04. Based on such price, the value of the aggregate share grant on the date of grant was $165,600. All of the shares subject to the restricted stock grant were fully vested upon issuance to Mr. Howard-Anderson.

(3)	In April 2006 our compensation committee increased Mr. Rumer’s annual salary to $178,500.

(4)	In April 2006 our compensation committee increased Mr. Sharer’s annual salary to $183,600.

(5)	Mr. Dion was named our Vice President of Operations in February 2005.

(6)	In April 2006 our compensation committee increased Mr. Dion’s annual salary to $187,200.

(7)	Mr. Mason was named our Vice President of Engineering in July 2004.

(8)	In April 2006 our compensation committee increased Mr. Mason’s annual salary to $185,500.

(9)	Mr. Bailey served as our Chief Financial Officer from June 2002 to December 31, 2005.

Stock option grants

The following table contains information concerning the stock options granted during our 2005 fiscal year to each of our executive officers named above in the summary compensation table. Grants were made under our amended and restated 2000 Stock Incentive Plan. We did not grant any stock appreciation rights during the 2005 fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name					5%	10%
Current Executive Officers:
Robert L. Howard-Anderson	—	—	—	—	—	—
Mark Rumer (2)	57,344	12.0%	$4.20	1/18/2015	$151,466	$383,845
Russell J. Sharer (2)	50,505	10.6%	4.20	1/18/2015	133,402	338,066
Gregory R. Dion (2)	75,000	15.7%	3.60	3/3/2015	169,802	430,310
David C. Mason (2)	38,563	8.1%	4.20	1/18/2015	101,859	258,130
Former Executive Officer:
Howard M. Bailey	16,438	3.4%	$4.20	1/18/2015	$43,419	$110,031

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise.

(2)	These options have a term of ten years and vest over four years, with 25% of the option shares vesting one year after the option grant date and the remaining option shares vesting in equal monthly installments over the succeeding thirty-six months.

(3)	The exercise price for each option is equal to the fair value of the common stock on the date of grant, which was the closing price of our common stock.

Aggregated option exercises and fiscal year-end values

The following table provides information, with respect to each of our executive officers named above in the summary compensation table, concerning unexercised options held by them at the end of the 2005 fiscal year. None of the named executive officers exercised any stock options or stock appreciation rights during the 2005 fiscal year, and no stock appreciation rights were held by any named executive officer at the end of such year.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Current Executive Officers:
Robert L. Howard-Anderson	129,024	33,081	$1,051,738	$260,069
Mark Rumer	48,535	52,903	391,299	412,643
Russell J. Sharer	53,600	47,838	445,397	373,175
Gregory R. Dion	—	75,000	—	630,000
David C. Mason	31,777	69,286	239,206	524,285
Former Executive Officer:
Howard M. Bailey	62,604	33,834	432,436	256,280

(1)	Determined based on the closing selling price per share of our common stock on the OTC Bulletin Board on December 23, 2005, less the option exercise price payable per share.

Employment contracts and change in control arrangements

Robert L. Howard-Anderson, our current President and Chief Executive Officer, is a party to an employment agreement with Occam CA, which became effective as of February 14, 2002 when he joined Occam CA as Senior Vice President of Product Operations. In connection with his employment agreement, Mr. Howard-Anderson was granted an option to purchase 81,479 shares of our common stock at an exercise price of $3.60 per share. One-fourth of the shares subject to the option vested one year after the commencement of his employment and the remainder are vesting in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the vesting commencement date. If Mr. Howard-Anderson is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of the option to purchase 81,479 shares of our common stock will accelerate and vest to the extent of an additional 25% of the number of shares originally granted.

As part of the terms of employment of Christopher B. Farrell, our current Chief Financial Officer, Occam has agreed that if Mr. Farrell is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of all options to purchase our common stock held by Mr. Farrell will accelerate and vest to the extent of an additional 20% of the number of shares originally granted under such options. As of September 24, 2006, Mr. Farrell held options to purchase an aggregate of 81,500 shares of our common stock at a weighted average exercise price of $14.29. As of September 24, 2006, 7,292 of the shares subject to such options were vested.

The compensation committee of the board of directors, as the plan administrator of the amended and restated 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the chief executive officer, or any other executive officer, or any unvested share issuances actually held by such individual, in connection with certain changes in control of Occam or the subsequent termination of the officer’s employment following the change in control event.

Pursuant to agreements between us and directors Robert Bylin, Thomas Pardun and Kenneth Cole, each of these directors received certain options to purchase our common stock. In the event of a merger, consolidation, sale of all assets or other change of control of our company, all such options held by these directors will accelerate and vest immediately prior to the closing of such change of control transaction.

Equity Compensation Plans

2006 Equity Incentive Plan

Our board of directors adopted our 2006 Equity Incentive Plan, or 2006 Plan, in May 2006, and our stockholders approved the plan on August 14, 2006. Shares reserved under our 2006 Equity Incentive Plan have not yet been registered under the Securities Act of 1933, as amended, and the plan will not be effective until such registration is completed. Our 2000 Stock Incentive Plan will remain in effect until the 2006 Equity Incentive Plan becomes effective. Our 2006 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Share Reserve

We have reserved a total of 1,700,000 shares of our common stock for issuance pursuant to the 2006 Plan, plus any shares that, as of the date of effectiveness of the 2006 Plan, have been reserved but not issued under the 2000 Plan described below and are not subject to awards granted under the 2000 Plan. In addition, our 2006 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with fiscal 2007, equal to the least of:

•	3.0% of the outstanding shares of our common stock on the first day of the fiscal year;

•	750,000 shares; or

•	such other amount as our board of directors or a committee thereof may determine.

Administration

Our board of directors or a committee of our board administers our 2006 Plan. Our compensation committee will be responsible for administering all of our equity compensation plans after the completion of this offering. In the case of options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m).

The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise.

Stock Options

The administrator determines the exercise price of options granted under our 2006 Plan, but with respect to any nonstatutory stock options intended to qualify as “performance-based compensation” and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term may not exceed five years and the exercise price must equal at least 110% of fair market value on the grant date. The administrator determines the term of all other options.

No optionee may be granted an option to purchase more than 75,000 shares in any fiscal year, except that, in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 175,000 shares.

After termination of the employment of an optionee, he or she may exercise his or her option for the period of time stated in the option agreement, unless otherwise extended by the plan administrator. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, no option may be exercised after the expiration of its term.

Stock Appreciation Rights

Stock appreciation rights may be granted under our 2006 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or in shares of our common stock, or in some combination thereof. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock Awards

Restricted stock may be granted under our 2006 Plan. The administrator determines the number of shares of restricted stock granted to any employee, the vesting schedule of such award, and other terms and conditions that govern the award. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may condition vesting on the achievement of specific performance goals. Until the shares of restricted stock vest, they are subject to our right of repurchase or to forfeiture.

Restricted Stock Units

Restricted stock units may be granted under our 2006 Plan. Restricted stock units are awards of bookkeeping units representing an unsecured right to receive stock at a future date or upon a future event that can be paid out in installments or on a deferred basis. The administrator determines the terms and conditions of restricted stock units including the vesting criteria and the form and timing of payment.

Performance Units and Shares

Performance units and performance shares may be granted under our 2006 Plan. Performance units and performance shares are awards that result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator establishes organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, determine the number and/or the value of performance units and performance shares to be paid out to the participant. Performance units have an initial dollar value established by the administrator at the grant date. Performance shares have an initial value equal to the fair market value of our common stock on the grant date. Payment of performance units and performance shares to the participant may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Automatic Grants to Directors

Our 2006 Plan provides for the automatic grant of non-statutory options to our non-owner directors. Each non-owner director appointed to the board will receive an initial option to purchase 16,250 shares upon such appointment, except for those non-owner directors who previously were employee directors. This option vests at the rate of 25% of the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option per month thereafter, subject to the director’s continued service on each relevant vesting date. In addition, commencing in 2007, non-owner directors who served as a director since the time of the previous annual meeting will receive a subsequent option to purchase 5,000 shares immediately following each annual meeting of our stockholders. All subsequent options will vest as to 25% of the grant on the one year anniversary of the grant date and 1/48th of the shares subject to the option per month thereafter, subject to the director’s continued service on each relevant vesting date. All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to the fair market value on the date of grant.

Transferability

Unless the administrator provides otherwise, our 2006 Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control Transactions

Our 2006 Plan provides that in the event of a “change in control,” the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. If there is no assumption or substitution of outstanding awards, the administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award. All awards will terminate upon the expiration of the period of time the administrator provides in the notice.

Plan Amendments

Our 2006 Plan will automatically terminate in 2016, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2006 Plan, provided such action does not impair the rights of any participant and subject to any requisite stockholder approval.

2006 Employee Stock Purchase Plan

Our board of directors adopted the 2006 Employee Stock Purchase Plan in May 2006, and our stockholders approved the plan on August 14, 2006. Shares reserved under our 2006 Employee Stock Purchase Plan (ESPP) have not yet been registered under the Securities Act and the plan will not be effective until such registration is completed.

Share Reserve

A total of 200,000 shares of our common stock will be available for sale under the 2006 Employee Stock Purchase Plan. In addition, the plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each fiscal year, beginning with fiscal 2007, equal to the lesser of:

•	1.5% of the outstanding shares of our common stock on the first day of the fiscal year;

•	300,000 shares; or

•	such other amount as may be determined by our board of directors or a committee thereof.

Administration

Our compensation committee will be responsible for administering the 2006 Employee Stock Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the 2006 Employee Stock Purchase Plan.

Eligibility

All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 15 hours per week and more than 5 months in any calendar year. However, an employee may not participate in the plan if such employee at the start of the offering period would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock.

Offering Periods

Our 2006 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code, and provides for consecutive, non-overlapping 6-month offering periods. The offering periods will generally start on the first trading day on or after July 1 and January 1 of each year, except for the first offering period, which will commence on the first trading day on or after the effective date of this offering and will end on the first trading day on or after the earlier of January 1, 2007 or 27 months from the beginning of the first offering period.

Limitations

Our 2006 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s straight time gross earnings, commissions, overtime and shift premiums, but excludes payments for incentive compensation, bonuses and other compensation. A participant may purchase a maximum of 1,000 shares of common stock during a 6-month offering period. In addition, no participant may participate at a rate which would enable the participant to purchase stock more than $25,000 in value, measured at the beginning of the offering period, in any calendar year.

Purchase of Shares

Amounts deducted and accumulated for each participant are used to purchase shares of our common stock at the end of each 6-month offering period. The purchase price is 85% of the fair market value of our common stock on the first day of each trading period or the first exercise date at the end of the offering period, whichever is lower. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to such date. Participation ends automatically upon termination of employment with us.

Transferability

A participant may not transfer any rights such participant has under the 2006 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2006 Employee Stock Purchase Plan.

Change of Control Transactions

In the event of our “change of control,” a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights under the 2006 Employee Stock Purchase Plan, the offering period then in progress will be shortened, and a new end date will be set.

Plan Amendments

Our board of directors has the authority to amend or terminate our 2006 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under the plan.

2000 Stock Incentive Plan

Our 2000 Stock Incentive Plan (the “2000 Plan”) provides for three separate equity incentive programs: (1) the Discretionary Option Grant Program for eligible persons to be granted stock options, (2) the Stock Issuance Program for eligible persons to be issued common stock through the immediate purchase of such shares or as a bonus for services rendered and (3) the Automatic Option Grant Program for the non-employee directors. Upon the effectiveness of the 2006 Plan, which is expected to occur prior to the closing of this offering, the 2000 Plan will be terminated for purposes of future grants, existing grants under the 2000 Plan will remain outstanding under such plan, and all shares of our common stock available for grant under the 2000 Plan and not reserved for issuance pursuant to grants outstanding under such plan will be transferred to our 2006 Plan.

Administration

The 2000 Plan may generally be administered by the board of directors or a primary committee (officer and directors compensation) and secondary committee (other employees compensation) appointed by the board. The 2000 Plan administrator may, within the scope of its administrative functions under the 2000 Plan, make any determination deemed necessary or advisable for the 2000 Plan.

Eligibility

Nonstatutory stock options, incentive stock options, stock appreciation rights and stock issuances may be granted under the 2000 Plan to our employees, consultants and non-employee directors. The 2000 Plan administrator has the discretion to select the employees, directors or consultants to whom options and other awards may be granted based on such individual’s personal performance, our financial performance and such individual’s contribution to our performance. The size of such awards will be at levels competitive enough to attract and retain highly skilled individuals. In addition, the 2000 Plan administrator may determine the time or times at which such options and other awards will be granted and the exercise price and number of shares subject to each such grant.

The grant of options under the 2000 Plan to our employees, consultants and non-employee directors is subject to the discretion of the plan administrator. Information regarding options granted to directors during the 2005 fiscal year is provided in “Director Compensation.”

Limitations

Under Section 162(m) of the Internal Revenue Code certain limits are placed on the deductibility for federal income tax purposes of compensation paid to certain executive officers. In an effort to preserve the deductibility of compensation income associated with options and stock purchase rights granted to such persons, the 2000 Plan provides that no employee may be granted, in any fiscal year, options, stock appreciation rights and stock issuances of more than 125,000 shares of common stock.

Discretionary Option Grant Program

Terms and Conditions

Each option grant is evidenced by a written agreement that is subject to the following terms:

Exercise Price—The 2000 Plan administrator determines the exercise price of options at the time they are granted, provided, that the exercise price of an option may not be less than 100% of the fair market value (i.e., closing sale price) of the common stock on the date of such grant; provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value on the date of such grant.

Exercise Form—The 2000 Plan administrator determines when the options become exercisable and may in its discretion accelerate the vesting of any outstanding option. The 2000 Plan permits payment in the form of cash, check, certain other shares of stock, or cashless exercise (brokers sale).

Term of Option—The term of an option can be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment—If an optionee’s service relationship terminates for any reason, including death or disability, then all options held by the optionee under the 2000 Plan expire on the earlier of (i) the date noted in his or her notice of grant (with such date being at least thirty days after such termination for any termination other than due to death or disability and at least six months after such termination for a termination due to death or disability) or (ii) the expiration date of such option. If an optionee is terminated for misconduct, his or her options will terminate immediately.

Nontransferability of Options—Unless the plan administrator determines otherwise, options granted under the 2000 Plan are generally not transferable other than by will or the laws of descent and distribution and may generally be exercised during the optionee’s lifetime only by the optionee.

Other provisions—The stock option agreement may contain other terms and conditions not inconsistent with the 2000 Plan as may be determined by the plan administrator.

Stock Repurchase Rights—The plan administrator will have the discretion to grant options that are exercisable for unvested shares of common stock. Should the optionee cease service while holding unvested shares the 2000 Plan affords the plan administrator the right to repurchase the unvested shares at the exercise price paid per share.

Corporate Transaction/Change In Control

In the event that our stock changes by reason of a stock split, reverse stock split, stock dividend, combination, reclassification or other change in our capital structure effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 2000 Plan, the number and class of shares of stock subject to any option, stock appreciation right or stock issuance outstanding under the 2000 Plan, and the exercise price of any such outstanding option, stock appreciation right or stock issuance.

In the event of a merger, consolidation, acquisition of assets, liquidation or like occurrence each outstanding option, stock appreciation right or stock purchase right and Occam stock repurchase rights will fully vest effective immediately prior to such occurrence except to the extent those rights are assigned or replaced as part of the occurrence. For example, outstanding options would not accelerate to the extent that a successor corporation in a merger, acquisition or similar transaction agrees to assume the options.

Cancellation and Regrant

The 2000 Plan administrator has the power and authority to cancel and regrant stock options, subject to optionee’s consent, with an exercise price on the new grant date based on the fair market value.

Stock Appreciation Rights

The plan administrator has full power and authority to grant to selected optionees, tandem stock appreciation rights and/or limited stock appreciation rights.

Stock Issuance Program

The plan administrator has the power and authority to issue shares of our common stock through direct and immediate issuances or as part of the attainment of designated performance goals by our officers, directors and key employees. The shares subject to the stock issuance program will require a stock issuance agreement and will be based on 100% of the fair market value of the common stock on the issuance date. Subject to certain limitations, any corporate transaction or change in control will cause the shares under this program to fully vest just prior to the date of the corporate transaction or change in control except in the event the rights under this program are assigned as part of that corporate transaction or change in control or such acceleration of vesting is precluded by limitations imposed in the stock issuance agreement. In addition, subject to certain limitations, any repurchase rights we have will automatically terminate just prior to the date of that corporate transaction or change in control except to the extent such rights are assigned. Unvested shares may be held in escrow at the discretion of the plan administrator.

Automatic Option Grant Program

The plan administrator will automatically grant options to our non-employee directors when each individual is first elected as a non-employee director and on each annual meeting of the stockholders; provided, however, that each individual must be a director for a minimum of six months prior to the grant of an annual award. The number of shares is 750 and 250, respectively. The exercise price is 100% of the fair market value of the common stock on the grant date and the options will have a termination date of ten years from date of grant. The initial 750 share options vest in a series of eight successive equal quarterly installments upon the director’s completion of each three-month period of service as a member of the board of directors beginning on the date of grant. The annual 250 share options vest semi-annually over the twelve-month period from the date of grant. In the event the optionee ceases service including death or disability, the optionee or to the extent of death, the optionee’s estate, will have twelve months from the date they ceased service to exercise the vested shares subject to their options.

Amendment and Termination of the 2000 Plan

The board of directors may amend, alter, suspend, or terminate the 2000 Plan or any part thereof, at any time and for any reason. However, we will obtain stockholder approval for any amendment to the 2000 Plan to the extent necessary and desirable to comply with applicable law. No such action by the board of directors or stockholders may alter or impair any option, stock appreciation right or stock issuance previously granted under the 2000 Plan without the written consent of the optionee. Unless terminated earlier, the 2000 Plan will terminate ten years from the date of approval by the stockholders or board of directors, whichever is earlier.

Limitation on Liability and Indemnification Matters

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. Subject to certain limitations, these agreements require us, among other things, to indemnify each such director and officer against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We also provide director and officer liability insurance to our directors and officers at our expense. We have been named as defendants in several class action lawsuits generally referred to as “IPO Allocation” claims relating to our initial public offering in June 2000. Certain of our former officers and directors, and one of our current directors, Steven Krausz, have been named as co-defendants in these class action lawsuits and we may be required to indemnify these persons in connection with the lawsuits and our director and officer liability insurance provider may be required to pay damages, awards or settlement amounts on behalf of such former directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock and Series A-2 preferred stock on September 24, 2006. Based on the current conversion price of $4.40, the 3,757,422 shares of Series A-2 preferred stock outstanding on September 24, 2006 are convertible into approximately 8,539,595 shares of common stock. The table also reflects ownership of the Series A-2 preferred stock as a separate class. The table reflects beneficial ownership for the following persons and classes of persons:

•	each person who is the beneficial owner of 5% or more of the outstanding shares of our common stock or preferred stock;

•	each of our directors;

•	each executive officer named in the executive compensation table under the caption “Management” above; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. In computing the number of shares of common stock beneficially owned, shares subject to options or warrants held by a stockholder that are exercisable within sixty days of September 24, 2006 are deemed outstanding for the purpose of determining the percentage ownership of that stockholder. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder. As of September 24, 2006, we had 7,337,279 shares of common stock outstanding and 3,757,422 shares of Series A-2 preferred stock outstanding. Assuming conversion of all outstanding Series A-2 preferred stock at the current conversion price, we would have had outstanding 15,876,874 shares of common stock as of September 24, 2006. Unless otherwise indicated, the address for each person is our address at 77 Robin Hill Road, Santa Barbara, California 93117.

	Common Stock (1)			Series A-2 Preferred Stock			As-converted (2)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned	Number of Shares of Series A-2 Preferred Purchased		Percentage Series A-2 Beneficially Owned As a Separate Class	Number of Common Shares Beneficially Owned After Conversion	Percentage of Shares Beneficially Owned after Conversion

5% Stockholders
U.S. Venture Partners 2735 Sand Hill Road Menlo Park, CA 94025	2,116,831	(3)	28.9%	1,390,910	(4)	37.0%	5,277,990	33.2%
Norwest Venture Partners 525 University Avenue, Suite 800 Palo Alto, CA 94301	967,600	(5)	13.2%	653,200	(6)	17.4%	2,452,145	15.4%
Alta Partners One Embarcadero Center, Suite 4050 San Francisco, CA 94111	—		—	826,800	(7)	22.0%	1,879,090	11.8%
New Enterprise Associates 2490 Sand Hill Road Menlo Park, CA 94025	1,140,283	(8)	15.5%	320,000	(9)	8.5%	1,867,555	11.8%
Tellabs Equity Holdings Corporation	—		—	200,000		5.3%	454,545	2.9%
1465 North McDowell Boulevard Petaluma, CA 94954

	Common Stock (1)			Series A-2 Preferred Stock			As-converted (2)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned	Number of Shares of Series A-2 Preferred Purchased		Percentage Series A-2 Beneficially Owned As a Separate Class	Number of Common Shares Beneficially Owned After Conversion	Percentage of Shares Beneficially Owned after Conversion
Current Directors and Named Executive Officers:
Robert L. Howard-Anderson	208,448	(10)	2.8%	2,000		*	212,993	1.3%
Mark Rumer	228,914	(11)	3.1%	2,000		*	233,459	1.5%
Gregory R. Dion	39,375	(12)	*	1,834		*	43,543	*
David C. Mason	57,399	(13)	*	—		—	57,399	*
Russell J. Sharer	79,206	(14)	1.1%	—		—	79,206	*
Steven M. Krausz	2,118,581	(15)	28.9%	1,390,910	(16)	37.0%	5,279,740	33.3%
Robert B. Abbott	968,850	(17)	13.2%	653,200	(18)	17.4%	2,453,395	15.5%
Robert E. Bylin	15,680	(19)	*	—		—	15,680	*
Thomas E. Pardun	15,680	(20)	*	—		—	15,680	*
Kenneth R. Cole	14,269	(21)	*	—		—	14,269	*
Brian H. Strom	—		—	—		—	—	—
All current directors and executive officers as a group (12 persons)	3,764,110		48.3%	2,049,944		54.6%	8,423,072	51.6%
Former Named Executive Officer:
Howard M. Bailey	51,875		*	—		—	51,875	*

*	Represents less than 1% of the total shares.

(1)	Based on outstanding shares of common stock as of September 24, 2006, and includes options and warrants to acquire shares of common stock held by the named individual or entity, and all executive officers as a group, that were exercisable within 60 days after September 24, 2006.

(2)	Based on outstanding shares of common stock, assuming conversion of all outstanding Series A-2 preferred stock, and includes options and warrants to acquire shares of common stock held by the named individual or entity, and all executive officers as a group, that were exercisable within 60 days after September 24, 2006. Assumed conversion ratio for conversion of Series A-2 preferred stock into common stock is 2.27273 shares of Common Stock for each issued and outstanding share of Series A-2 preferred stock. Applicable conversion ratio is subject to adjustment as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2003 and the Certificate of Designation of the Series A-2 preferred stock filed as Exhibit 4.4 of such Form 8-K.

(3)	Includes (a) 258,160 shares held by U.S. Venture Partners V, L.P. (“USVP V”); (b) 14,341 shares held by USVP V International, L.P. (“V Int’l”); (c) 8,032 shares held by 2180 Associates Fund V, L.P. (“2180 V”); (d) 6,311 shares held by USVP V Entrepreneur Partners, L.P. (“EPV”); (e) 1,756,789 shares held by U.S. Venture Partners VII, L.P. (“USVP VII”); (f) 36,600 shares held by 2180 Associates Fund VII, L.P. (“2180 VII”); (g) 18,299 shares held by USVP Entrepreneur Partners VII-A L.P. (“EP VII-A”); and (h) 18,299 shares held by USVP Entrepreneur Partners VII-B L.P. (“EP VII-B”). Information with respect to the number of shares held by certain entities affiliated with U.S. Venture Partners (“USVP”) is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005.

(4)	Includes (a) 1,224,000 shares held by USVP VII: (b) 25,500 shares held by 2180 VII; (c) 12,750 shares held by EP VII-A; (d) 12,750 shares held by EP VII-B; (e) 104,319 shares held by USVP V; (f) 5,796 shares held by V Int’l; (g) 3,245 shares held by 2180 V; and (h) 2,550 shares held by EP V. Information with respect to the number of shares held by USVP is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005.

(5)	Includes (a) 921,819 shares held by Norwest Venture Partners VIII L.P. (“NVP VIII”) and (b) 45,781 shares held by NVP Entrepreneurs Fund VIII L.P. (“NVP EF VIII”). Information with respect to the number of shares held by certain entities affiliated with certain entities affiliated with Norwest Venture Partners (“NVP”) is based on the Form 4 filed by NVP on November 21, 2003.

(6)	Includes (a) 622,283 shares held by NVP VIII and (b) 30,917 shares held by NVP EF VIII.

(7)	Includes (a) 799,793 shares held by Alta California Partners III, L.P. and (b) 27,007 shares held by Alta Embarcadero Partners III, LLC. Information with respect to the number of shares held by certain entities affiliated with Alta Partners (“AP”) is based on the Schedule 13D/A filed with the SEC by AP on April 4, 2006, and the Form 4 filed with the SEC by AP on April 21, 2005.

(8)	Includes 1,140,285 shares held by New Enterprise Associates 9, Limited Partnership (“NEA 9”). Information with respect to the number of shares held by NEA 9 is based on the Schedule 13 D/A filed with the SEC by certain entities affiliated with New Enterprise Associates (“NEA”) on April 21, 2006.

(9)	Includes 320,000 shares held by NEA 9. Information with respect to the number of shares held by NEA 9 is based on the Schedule 13D/A filed with the SEC by NEA on April 21, 2006.

(10)	Includes options to purchase 197,481 shares within 60 days of September 24, 2006.

(11)	Includes options to purchase 67,405 shares within 60 days of September 24, 2006.

(12)	Includes options to purchase 31,251 shares within 60 days of September 24, 2006.

(13)	Includes options to purchase 53,187 shares within 60 days of September 24, 2006.

(14)	Includes options to purchase 70,967 shares within 60 days of September 24, 2006.

(15)	Includes (a) 258,160 shares held by USVP V; (b) 14,341 shares held by V Int’l; (c) 8,032 shares held by 2180 V; (d) 6,311 shares held by EP V; (e) 1,756,789 shares held by USVP VII; (f) 36,600 shares held by 2180 VII; (g) 18,299 shares held by EP VII-A; and (h) 18,299 shares held by EP VII-B. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (“PMG VII”). PMG V is the general partner of each of USVP V, V Int’l, 2180 V and EP V. PMG VII is the general partner of USVP VII, 2810 VII, EP VII-A and EP VII-B. PMG V or PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP V, V Int’l, 2180 V, EP V, USVP VII, 2180 VII, EP VII-A and EP VII-B, as the case may be. Accordingly, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein. Also includes options to purchase 1,750 shares within 60 days of September 24, 2006 held by Mr. Krausz. Information with respect to the number of shares held by USVP is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005.

(16)	Includes (a) 1,224,000 shares held by USVP VII; (b) 25,500 shares held by 2180 VII; (c) 12,750 shares held by EP VII-A; (d) 12,750 shares held by EP VII-B; (e) 104,319 shares held by USVP V; (f) 5,796 shares held by V Int’l; (g) 3,245 shares held by 2180 V; and (h) 2,550 shares held by EP V. Mr. Krausz is a managing member of PMG V and PMG VII. As noted in footnote 15, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein. Information with respect to the number of shares held by USVP is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005, and the Forms 4 filed with the SEC by PMG V and PMG VII on March 24, 2005.

(17)	Includes (a) 921,819 shares held by NVP VIII; (b) 45,781 shares held by NVP EF VIII; and (c) options to purchase 1,250 shares within 60 days of September 24, 2006 held by Mr. Abbott. Information with respect to the number of shares held by NVP is based on the Form 4 filed by NVP on November 21, 2003. Mr. Abbott is a general partner of NVP and may be deemed to beneficially own the shares held by NVP.

(18)	Includes (a) 622,283 shares held by NVP VIII and (b) 30,917 shares held by NVP EF VIII. As noted in footnote 17, as a general partner of NVP, Mr. Abbott may be deemed to beneficially own the shares held by NVP.

(19)	Includes options to purchase 6,293 shares within 60 days of September 24, 2006.

(20)	Includes options to purchase 6,293 shares within 60 days of September 24, 2006.

(21)	Includes options to purchase 5,590 shares within 60 days of September 24, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment and indemnification arrangements

We are a party to employment agreements with each of our Chief Executive Officer and Chief Financial Officer as described under the caption “Employment contracts and change in control arrangements,” under “Management” in this prospectus.

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director and officer against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. At our 2006 annual meeting, our stockholders approved a new form of indemnification agreement that will replace the current form of indemnification agreement. We also provide director and officer liability insurance to our directors and officers at our expense. We have been named as defendants in several class action lawsuits generally referred to as “IPO Allocation” claims relating to our initial public offering in June 2000. Certain of our former officers and directors, and one of our current directors, Steven Krausz, have been named as co-defendants in these class action lawsuits and we may be required to indemnify these persons in connection with the lawsuits and our director and officer liability insurance provider may be required to pay damages, awards or settlement amounts on behalf of such former directors and officers.

Series A-2 preferred stock financing

In October 2003, in light of a substantial need for additional working capital, our board of directors delegated full authority to a special financing committee of the board to structure, negotiate, and conclude, with the assistance of our financial advisor and Chief Financial Officer, an equity financing transaction with existing investors. We had previously sought alternative sources of financing from new investors but had not been successful in obtaining any financing commitments. The special committee was initially composed of Robert L. Howard-Anderson, who serves as our President and Chief Executive Officer and as a member of our board of directors. In January 2004, Tom Frederick joined our board of directors and was appointed to serve as a member of the special financing committee. Mr. Frederick resigned from the board of directors in September 2004. Directors Robert E. Bylin and Kenneth Cole were appointed to the committee in January 2005.

In November 2003, the special committee designated a new series of our preferred stock as the Series A-2 preferred stock, and we raised approximately $16.1 million in the initial private placement of Series A-2 preferred stock. The principal investors at the initial closing were investment funds affiliated with U.S. Venture Partners (USVP), Norwest Venture Partners (Norwest), and New Enterprise Associates (NEA). These investors collectively held approximately 64.7% of our outstanding common stock immediately prior to the private placement, and representatives of each of these funds serve on our board of directors. We sold the Series A-2 preferred stock at a price of $10.00 per share, and each share is presently convertible into 2.27273 shares of common stock at a common-equivalent conversion price of $4.40.

In January and February 2004, the special committee negotiated the terms of an additional investment in the Series A-2 preferred stock by investment funds affiliated with Alta Partners. Alta had not previously invested in us. At a closing held in March 2004, Alta invested $4.0 million in the Series A-2 preferred stock financing at the same price per share and with substantially similar contractual rights as those established at the initial closing. As a condition to obtaining Alta’s investment, however, the special financing committee approved our granting to Alta Partners warrants to acquire up to an additional $3.8 million of Series A-2 preferred stock at an exercise price of $10.00 per share. No other purchasers of Series A-2 preferred stock in the private placement transactions received any warrants, and purchasers in the recent rights offering did not receive any warrants. The amount of the Alta warrants was subject to reduction based on our ability to raise additional financing. In April 2004, investment funds affiliated with USVP and Norwest purchased additional shares of Series A-2 preferred stock for an aggregate additional investment of $1.5 million. As a result, the amount subject to the Alta warrants automatically decreased to approximately $2.3 million. This amount was subject to further reduction by the amount, if any, that we raised in excess of $1.5 million in connection with the rights offering. To the extent exercisable, Alta was permitted to exercise these warrants during the period beginning after the end of the rights offering and continuing through September 2005. In April 2005, our Board of Directors approved an amendment of the warrant to permit Alta to exercise it immediately for a total of 226,800 shares of Series A-2 preferred stock. The Board approved the amendment because the commencement of the rights offering had been substantially delayed from the anticipated schedule at the time the warrant was issued, because the warrant would otherwise expire in September 2005, and because it was not clear if the rights offering would be concluded before the expiration of the warrant. On April 20, 2005, Alta exercised the warrant in full, acquiring 226,800 shares of Series A-2 preferred stock for aggregate proceeds of $2.3 million.

Alta was also granted certain board rights and observer rights in connection with its investment. Under these rights, Alta may require us to nominate a designee of Alta for election to the board of directors in connection with any meeting of stockholders at which directors will be elected and to include the nomination in any stockholder solicitation materials relating to the election. We are then required to use our commercially reasonable efforts to cause the election of Alta’s designee and to maintain the designee as a director. In addition, Alta may at any time request that the board of directors appoint a designee of Alta to serve as a director. In such event, we have agreed to use our commercially reasonable efforts to cause Alta’s designee to be appointed to the board and to maintain the status of Alta’s designee as a director. If Alta has not designated a director, we have agreed to permit one representative of Alta to attend and participate in board meetings in a non-voting observer capacity, subject to our ability to exclude the observer from such meetings under certain circumstances. We expect Alta to consent to the termination of the above board and observer rights prior to the completion of this offering.

From November 2003 through the end of 2004, we raised gross proceeds of approximately $22.2 million through the issuance of our Series A-2 preferred stock. We raised an additional $5.6 million in January 2005 and $4.9 million in March 2005 through additional issuance of Series A-2 preferred stock. In addition, in March 2005, a holder of an outstanding promissory note converted $534,790 of outstanding principal and accrued interest into shares of Series A-2 preferred stock and, as noted above, in April 2005, Alta exercised its warrants to purchase 226,800 shares of Series A-2 preferred stock for $2,268,000. As of September 24, 2006, the outstanding shares of Series A-2 preferred stock were convertible into approximately 8,539,595 shares of common stock and, for voting purposes, will have a number of votes equal to the number of shares of common stock that are issuable upon conversion.

Each of USVP, NEA, and Norwest held in excess of 5% of our outstanding voting stock at the time of the financing, and each continues to hold in excess of 5% of our outstanding common stock and in excess of 5% of our outstanding Series A-2 preferred stock. Affiliates of two of these investment firms serve or have served on our board of directors. Director Steven M. Krausz is a managing member of the general partner of USVP. Robert B. Abbott is a general partner of Norwest. Former director Thomas C. McConnell is a former general partner of NEA. We expect that all outstanding shares of Series A-2 preferred stock will be converted to common stock prior to the closing of this offering at the rate of 2.27273 shares of common stock for each share of Series A-2 preferred stock.

Restricted stock grant

On September 12, 2005, our Board of Directors, based on the recommendation of its Compensation Committee, approved a restricted stock grant to Robert Howard-Anderson, our Chief Executive Officer. The restricted stock grant consisted of 15,000 shares of our common stock, subject to applicable tax withholding, and is subject to the terms and conditions of our executive officer stock grant program—restricted stock grant agreement. On September 12, 2005, we entered into the restricted stock grant agreement with Mr. Howard-Anderson and issued to him a net of 10,967 shares of our common stock, reflecting a reduction of 4,033 in the number of shares otherwise issuable to Mr. Howard-Anderson to satisfy tax withholding obligations. All of the shares subject to the restricted stock grant were fully vested upon issuance to Mr. Howard-Anderson. The aggregate fair market value of the shares on the date of grant was $165,600, based on the last sale price per share of our common stock on September 12, 2005 of $11.04, as reported by the OTC Bulletin Board.

Statement regarding affiliate transactions

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

SELLING STOCKHOLDERS

The shares may be offered by the selling stockholders or by pledges, donees, transferees or other successors in interest that receive such shares as a gift or through a private sale or transfer.

Selling Stockholder	Shares beneficially owned prior to offering (1)		Number of shares being offered (2)	Shares beneficially owned after offering (1)	Percentage of outstanding shares beneficially owned after offering (1)(3)
U.S. Venture Partners 2735 Sand Hill Road Menlo Park, CA 94025	5,277,990	(4)	690,000	4,587,990	23.4%

Norwest Venture Partners 525 University Avenue, Suite 800 Palo Alto, CA 94301	2,452,145	(5)	320,000	2,132,145	10.9%

Alta Partners One Embarcadero Center Suite 4050 San Francisco, CA 94111	1,879,090	(6)	246,000	1,633,090	8.3%

New Enterprise Associates 2490 Sand Hill Road Menlo Park, CA 94025	1,867,555	(7)	244,000	1,623,555	8.3%

	11,476,780		1,500,000	9,976,780	50.9%

(1)	Assumes conversion of all outstanding shares of Series A-2 preferred stock into common stock.

(2)	All shares of common stock being offered by the selling stockholders were acquired by such stockholders upon conversion of Series A-2 preferred stock acquired by such stockholders pursuant to Series A-2 Preferred Stock Purchase Agreements among the Company, the selling stockholders and certain other investors dated between November 19, 2003 and March 23, 2005. Material terms of the Purchase Agreements and the Series A-2 preferred stock are described below.

(3)	Based on 15,876,874 shares outstanding on September 24, 2006, including converted Series A-2 preferred stock, plus 3,750,000 shares of common stock to be issued by us in this offering.

(4)

Includes (a) 495,249 shares held by U.S. Venture Partners V, L.P. (“USVP V”); (b) 27,514 shares held by USVP V International, L.P. (“V Int’l”); (c) 15,407 shares held by 2180 Associates Fund V, L.P. (“2180 V”); (d) 12,106 shares held by USVP V Entrepreneur Partners, L.P. (“EP V”); (e) 4,538,607 shares held by U.S. Venture Partners VII, L.P. (“USVP VII”); (f) 94,555 shares held by 2180 Associates Fund VII, L.P. (“2180 VII”); (g) 47,276 shares held by USVP Entrepreneur Partners VII-A L.P. (“EP VII-A”); and (h) 47,276 shares held by USVP Entrepreneur Partners VII-B L.P. (“EP VII-B”). Shares beneficially owned include a warrant to purchase 2,246 shares of our common stock, which is fully exercisable. USVP V, V Int’l, 2180 V and EP V are collectively referred to as the “USVP V Entities”. USVP VII, 2180 VII, EP VII-A and EP VII-B are collectively referred to as the “USVP VII Entities”. Presidio Management Group V, LLC (“PMG V”) is the General Partner of each of the USVP V Entities. As the General Partner of the USVP V Entities, PMG V may be deemed to have sole voting and disposition control over the holdings in Occam of each of the USVP V Entities. PMG V disclaims beneficial interest in such shares, except as to its pecuniary interest therein arising as a result of its interest in each of USVP V, V Int’l, 2180 V and EP V. Irwin Federman, Steven M. Krausz, Jonathan D. Root, and Phillip M. Young are Managing Members of PMG V, and may be deemed to share voting and disposition control over the holdings in Occam of each of the USVP V Entities. The above named individuals disclaim beneficial interest in such shares, except as to their pecuniary interests therein arising as a result of their interests in PMG V. Presidio Management Group VII, LLC (“PMG VII”) is the General Partner of each of the USVP VII Entities. As the General Partner of the USVP VII Entities, PMG VII may be deemed to have sole voting and disposition control over the holdings in Occam of each of the USVP VII Entities. PMG VII disclaims beneficial interest in such shares, except as to its pecuniary interest therein arising as a result of its interest in each of USVP VII, 2180 VII, EP VII-A and EP VII-B. Irwin Federman, Winston Fu, Steven M. Krausz, David Liddle, Jonathan D. Root, and Philip M. Young are Managing Members of PMG VII, and may be deemed to share voting and disposition control over the holdings in Occam of each of the USVP VII Entities. The above named individuals disclaim beneficial interest in such shares, except as to their pecuniary interests therein arising as a result of their interests in PMG VII. None of the USVP V Entities have any direct or indirect interest in each other or in any of the USVP VII entities. None of the USVP VII Entities have any direct or indirect interests in each other or in the USVP V Entities. Steven M. Krausz is also chairman of Occam’s board of directors. Information with respect to the number of shares held by certain entities affiliated with U.S. Venture Partners (“USVP”) is based on the Schedule 13D/A filed with the SEC by USVP on January 27, 2005.

(5)	Includes (a) 2,336,099 shares held by Norwest Venture Partners VIII L.P. (“NVP VIII”) and (b) 116,047 shares held by NVP Entrepreneurs Fund VIII L.P. (“NVP EF VIII”). NVP VIII is a limited partnership with Itasca VC Partners VIII, L.P. as the general partner. Promod Haque and George J. Still, Jr. are the managing partners for Itasca VC Partners VIII, LLP and ultimately have voting power and dispositive power over the shares beneficially owned by NVP VIII. Robert B. Abbott, a member of our board of directors, is a principal of Norwest Venture Partners. NVP EF VIII is a limited partnership with Itasca VC Partners VIII, LLP as its general partner. Promod Haque and George J. Still, Jr. are the managing partners for Itasca VC Partners VIII, LLP and ultimately have voting power and dispositive power over the shares beneficially owned by NVP EF VIII. Information with respect to the number of shares held by certain entities affiliated with Norwest Venture Partners (“NVP”) is based on the Form 4 filed by NVP on November 21, 2003.

(6)	Includes (a) 1,817,711 shares held by Alta California Partners III, L.P. and (b) 61,379 shares held by Alta Embarcadero Partners III, LLC. Alta Partners II, Inc. provides investment advisory services to several venture capital funds including, Alta California Partners III, L.P. and Alta Embarcadero Partners III, LLC. The managing directors of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners, III, L.P. and managers of Alta Embarcadero Partners III, LLC) exercise sole voting and investment power with respect to the shares owned by such funds. Garrett Gruener, Guy Nohra and Daniel Janney are the managing directors of Alta California Management Partners III, LLC, which is the general partner of Alta California Partners III, L.P., and are the managers of Alta Embarcadero Partners III, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers over the shares held by the funds. Certain principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. Information with respect to the number of shares held by certain entities affiliated with Alta Partners (“AP”) is based on the Schedule 13D/A filed with the SEC by AP on April 4, 2005, and the Form 4 filed with the SEC by AP on April 21, 2005.

(7)	Includes 1,867,558 shares held by New Enterprise Associates 9, Limited Partnership (“NEA 9”). Shares beneficially owned include a warrant to purchase 1,947 shares of our common stock, which is fully exercisable. Peter J. Barris, C. Richard Kramlich, Peter T. Morris, John M. Nehra, Charles W. Newhall, III and Mark W. Perry are general partners of NEA Partners 9, L.P., which is the general partner of NEA 9. Messrs. Barris, Kramlich, Nehra, Newhall and Perry share voting and dispositive power over the shares beneficially owned by NEA 9. Thomas McConnell, a former member of our board of directors, was a general partner of New Enterprise Associates. Information with respect to the number of shares held by NEA 9 is based on the Schedule 13 D/A filed with the SEC by certain entities affiliated with New Enterprise Associates (“NEA”) on April 21, 2006. All figures give effect to the assumed conversion of the Series A-2 preferred stock to common stock.

We prepared this table based on the information supplied to us or filed with the U.S. Securities & Exchange Commission (SEC) by the selling stockholders named in the table. Information about other selling stockholders will be set forth in prospectus supplements or post-effective amendments, if required. Based on written representations made to us by the selling stockholders, none of the selling stockholders are registered broker-dealers or affiliates of registered broker-dealers.

The information set forth in the preceding table excludes any shares that may be sold by the selling stockholders and certain members of our management in the event that the underwriters exercise their 30-day option to purchase up to an additional 787,500 shares to cover over-allotments. In the event that this option is exercised in full, Robert Howard-Anderson, our President and Chief Executive Officer, will sell an aggregate of 15,000 shares in this offering, all of which will be shares obtained by Mr. Howard-Anderson pursuant to the Restricted Stock Grant Agreement between Mr. Howard-Anderson and us dated September 12, 2005, and Mark Rumer, our Chief Technology Officer, will sell an aggregate of 21,500 shares in this offering, all of which will be shares obtained by Mr. Rumer pursuant to the exercise of currently outstanding options.

Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. Except as otherwise indicated above, to our knowledge, the persons and entities named in the selling stockholder table have sole voting and sole investment power with respect to all securities which they beneficially own.

Description of Series A-2 Preferred Stock Purchase Agreement

We sold an aggregate of 3,233,380 shares of Series A-2 preferred stock at seven closings occurring between November 2003 and March 2005 pursuant to a series of Series A-2 Preferred Stock Purchase Agreements. Except as described below, each of the Purchase Agreements contained substantially the same terms and conditions. We raised gross proceeds of $32,333,800 in the private placement transactions. We expect that, immediately prior to the closing of this offering, each outstanding share of Series A-2 preferred stock will be voluntarily converted into common stock at a rate of approximately 2.27273 shares of common stock for each share of Series A-2 preferred stock, with all currently outstanding shares of Series A-2 preferred stock converting into approximately 8,539,595 shares of common stock.

The Series A-2 Preferred Stock Purchase Agreements provided for the sale of Series A-2 preferred stock by us to the investors named therein at a price per share of $10.00. The Purchase Agreements contained standard and customary representations and warranties of Occam and the investors. The Purchase Agreements also provided us with the right to offer shares of Series A-2 preferred stock to existing stockholders of Occam in a rights offering, which rights offering was completed on February 1, 2006. The Purchase Agreements provided for multiple closings and, in some cases, included obligations of the investors to purchase additional shares of Series A-2 preferred stock in subsequent closings. As of April 22, 2005, all rights and obligations of investors to purchase Series A-2 Preferred Stock had been exercised or had expired.

Investors in the private placement transactions, the number of Series A-2 shares purchased, and the dollar amounts invested were as follows:

	Affiliated Entitles of:
Closing of Series A-2 Preferred Stock Financing	U.S. Venture Partners	Norwest Venture Partners	New Enterprise Associates	Hook Partners	Windward Ventures	Alta Partners		Tellabs Equity Holdings	Crescent Venture Investors
November 19, 2003 Shares	1,090,910	300,000	200,000	20,000	—	—		—	—
$	$10,909,100	$3,000,000	$2,000,000	$200,000	$—	$—		$—	$—
December 10, 2003 Shares	—	—	—	—	40,000	—		—	—
$	$—	$—	$—	$—	$400,000	$—		$—	$—
March 8, 2004 Shares	—	—	—	—	20,000	400,000		—	—
$	$—	$—	$—	$—	$200,000	$4,000,000		$—	$—
April 1, 2004 Shares	100,000	53,200	—	—	—	—		—	—
$	$1,000,000	$532,000	$—	$—	$—	$—		$—	$—
January 7, 2005 Shares	140,000	187,500	75,000	—	—	125,000		—	—
$	$1,400,000	$1,875,000	$750,000	$—	$—	$1,250,000		$—	$—
January 14, 2005 Shares	—	—	—	25,000	10,791	—		—	—
$	$—	$—	$—	$250,000	$107,910	$—		$—	$—
March 23, 2005 Shares	60,000	112,500	45,000	—	—	75,000		200,000	53,479
$	$600,000	$1,125,000	$450,000	$—	$—	$750,000		$2,000,000	$534,790	(1)
April 20, 2005 Shares	—	—	—	—	—	226,800	(2)	—	—
$	$—	$—	$—	$—	$—	$2,268,000		$—	$—
Total

Shares	1,390,910	653,200	320,000	45,000	70,791	826,800		200,000	53,479
$	$13,909,100	$6,532,000	$3,200,000	$450,000	$707,910	$8,268,000		$2,000,000	$534,790

(1)	Paid by cancellation of all principal and accrued interest under an unsecured convertible promissory note dated June 27, 2003, issued to Crescent Venture Investors by Occam.

(2)	Issued upon exercise of warrants originally issued to Alta Partners in March 2004.

Contractual obligations

In connection with and as a condition to execution of the Series A-2 Preferred Stock Purchase Agreements, we entered into an amended and restated investors’ rights agreement with each of the purchasers of Series A-2 preferred stock in the private placement transactions. Under this agreement, we granted the purchasers contractual rights that included the registration rights described under “Description of Capital Stock—Registration Rights” in this prospectus.

Under the investors’ rights agreement, we granted each of U.S. Venture Partners (USVP), Alta Partners (Alta), New Enterprise Associates (NEA), Norwest Venture Partners (Norwest), and Tellabs Equity Holdings Corporation (Tellabs) a right of first refusal to acquire their respective pro-rata portion of any shares of our capital stock that we may propose to issue in the future, including any securities that are exercisable for or convertible into shares of our capital stock. This right of first refusal terminated on March 8, 2006.

Negative covenants by Occam

Under the investors’ rights agreement, we agreed that we will not do any of the following without the approval of two-thirds ( 2/3) of the then-outstanding Series A-2 preferred stock issued in the private placement transactions:

•	increase the number of shares our preferred stock designated as “Series A-2 preferred stock”;

•	designate, authorize, or issue (or obligate ourselves to do so) any equity security (or right convertible or exercisable into an equity security) having a preference over, or being on parity with, the Series A-2 preferred stock with respect to dividends, liquidation, or redemption;

•	pay any dividend or make any distribution on any shares of our capital stock; or

•	redeem, purchase, or acquire (or establish any sinking fund for such a purpose) any shares of our capital stock, other than repurchases of common stock from employees, officers, directors, or other persons performing services for us where we have the right to repurchase the shares on certain events such as a termination of employment or upon exercise of a right of first refusal in favor of Occam.

Special rights of Alta Partners

In connection with our sale of Series A-2 preferred stock to Alta in March 2004, we issued investment funds affiliated with Alta warrants to acquire additional shares of Series A-2 preferred stock at an exercise price of $10.00 per share. On April 20, 2005, Alta exercised the warrants in full, acquiring 226,800 shares of Series A-2 preferred stock for aggregate proceeds to us of $2.268 million.

As a further inducement to Alta to purchase Series A-2 preferred stock, we entered a board rights agreement with Alta. Under the terms of the agreement, in connection with any meeting of stockholders at which directors will be elected, Alta may require that we nominate a designee of Alta for election to our board of directors and that we include the nomination in any stockholder solicitation materials relating to the election. We are then required to use our commercially reasonable efforts to cause the election of Alta’s designee and to maintain the designee as a director. Alta has agreed to waive and terminate these Board rights immediately prior to the closing of the offering described in this prospectus.

Description of the Conversion of the Series A-2 Convertible Preferred Stock

Each holder of Series A-2 preferred stock may elect to convert his or her shares into common stock at any time based on the then-applicable conversion rate. Each share of Series A-2 preferred stock is presently convertible into approximately 2.27273 shares of common stock based on the current conversion price of $4.40 per common share. Upon a conversion, the stockholder will forfeit all rights, preferences, and privileges associated with the preferred stock and will be entitled only to the rights of a common stockholder holding the number of shares issued on such conversion.

Automatic conversion

All outstanding shares of Series A-2 preferred stock will convert into common stock at the then-applicable conversion rate upon the written election of 66 2/3% of the then-outstanding Series A-2 preferred stock. Investment funds affiliated with U.S. Venture Partners (USVP), New Enterprise Associates (NEA), and Norwest Venture Partners (Norwest), collectively holding approximately 63% of the outstanding Series A-2 preferred stock as of June 30, 2006, have agreed not to effect any such automatic conversion without the consent of Alta Partners (Alta). We have obtained the written consent of the holders of greater than 66 2/3% of the outstanding shares of Series A-2 preferred stock, including Alta Partners, to the conversion of all outstanding Series A-2 preferred stock immediately prior to the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

This section summarizes our authorized and outstanding securities and certain of the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. This description of our capital stock gives effect to the planned amendment of our certificate of incorporation, the conversion of our outstanding Series A-2 preferred stock to common stock and the termination of certain rights previously granted to certain holders of our Series A-2 preferred stock, all of which are expected to occur prior to the closing of this offering.

Description of Capital Stock

Prior to the closing of this offering, our Certificate of Incorporation will be amended to revise our authorized capital stock to consist of 260 million shares, each with a par value of $0.001 per share, of which 250 million shares will be designated as common stock, and 10 million shares will be designated as preferred stock.

As of September 24, 2006, we had issued and outstanding approximately 7.3 million shares of common stock, held by approximately 275 stockholders of record, and approximately 3.8 million shares of Series A-2 preferred stock, held by approximately 90 stockholders of record. As of September 24, 2006, our outstanding shares of Series A-2 preferred stock were convertible into approximately 8.5 million shares of common stock and are expected to so convert prior to the closing of this offering. In addition, as of September 24, 2006, we had outstanding options to acquire approximately 2.1 million shares of common stock and an outstanding warrant to acquire 12,500 shares of common stock.

Reverse Stock Split

On March 10, 2006, we effected a 1-for-40 reverse stock split of our outstanding common stock and began trading on the NASD OTC Bulletin Board on a split-adjusted basis on Monday, March 13, 2006, under the new symbol OCNW.OB. Proportional adjustments were made to the maximum number of shares issuable under, and other terms of, our stock plans, as well as to the number of shares issuable under, and the exercise price of, our outstanding options and warrants. In addition, a proportional adjustment was made to the applicable conversion price of our outstanding Series A-2 preferred stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon any liquidation, dissolution, or winding up of Occam, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock, if any.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval to issue from time to time up to an aggregate of 10 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Occam without further action by the stockholders and may adversely affect the market price of and voting, economic and other rights of, holders of our common stock.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote is required to amend a corporation’s certificate or bylaws, unless a corporation’s certificate or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes a supermajority vote requirement of 66 2/3% in connection with the amendment of certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, including those provisions relating to the stockholders’ ability to effect action by written consent, the ability of stockholders to call special meetings, and the ability of stockholders to bring business before an annual meeting or to nominate directors.

Registration Rights

We are parties to the Fourth Amended and Restated Investors’ Rights Agreement with each of the purchasers of Series A-2 preferred stock in the private placement transactions and Hercules Technology Growth Capital.

Resale registration statement obligation

As required by the investors’ rights agreement, as amended, we filed a registration statement with the Securities and Exchange Commission (SEC) covering the resale of shares of common stock issuable upon conversion of Series A-2 preferred stock, and certain outstanding warrants held by certain of the purchasers, and common stock issued to the purchasers in prior private placement transactions. This registration statement was declared effective by the SEC on February 1, 2006. We are required to use our commercially reasonable efforts to maintain the effectiveness of the registration statement for two years or until such time as all shares registered under the registration statement have been sold. If at the two year expiration date, any holder of registration rights is not able to sell all of its shares of Occam common stock within a 90 day period under Rule 144 promulgated by the SEC under the Securities Act of 1933, we will be required to take such actions as may be necessary, including filing a new registration statement, to extend the effectiveness of the resale registration statement and keep it effective until each holder of registration rights can sell all registered shares within a single 90-day period under Rule 144.

Before any stockholder may sell shares under the registration statement described above, it must provide our designated compliance officer with at least two business days prior written notice of any proposed sale, transfer, or other disposition of shares covered by the registration statement. We may then, by written notice delivered within two business days of our receipt of the selling stockholder’s notice, restrict any sale if we have reasonably determined that we would be required to disclose material non-public information that is not included in the registration statement. We may not restrict sales, transfers, or other dispositions of shares by selling stockholders under the registration statement for more than 20 consecutive trading days or 90 trading days in the aggregate during any 365-day period. In connection with this offering, we expect to obtain the consent of the investors to suspend the registration statement pending the closing of this offering and for an additional 120 days following the closing of the offering, provided that such registration statement will not be suspended beyond the term of the lock-up agreements described below in “Shares Eligible for Future Sale—Lock-up Agreements.”

Piggyback registration rights

We have also granted the private placement investors “piggy-back” registration rights that will permit them to participate in underwritten public offerings that we may undertake. If we file a registration statement to sell shares of our common stock for our own account, other than in connection with employee benefit and certain acquisition-related transactions, we must give each holder of registration rights notice at least 20 days but no more than 60 days prior to the filing of the registration statement. We must then include in the registration any shares of common stock of holders of registration rights who elect to participate. If the managing underwriter of an offering for us determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of shares to be offered by selling stockholders exercising registration rights to an amount not less than thirty percent (30%) of the total number of shares to be registered in the offering. The holders of registration rights will no longer be entitled to exercise these piggyback registration rights after we have effected two (2) registrations subject to a piggyback right. Investors holding shares entitled to piggyback rights in connection with this offering have waived such piggyback rights with respect to this offering and any future offerings to which such piggyback rights would otherwise apply.

Indemnification

Subject to certain conditions, we have agreed to indemnify holders of common stock entitled to these registration rights, and their affiliates, for liabilities resulting from misrepresentations, omissions, or misstatements made by us in any registration statement and for violations by us of the Securities Act of 1933 and the Securities Exchange Act of 1934. Each holder of registration rights under the investors’ rights agreement has also agreed to indemnify us for liabilities resulting from misrepresentations, omissions, or misstatements made in any registration statement based on our reliance on written information provided by such holder. Insofar as indemnification for liabilities arising under federal securities laws may be permitted to officers, directors, or persons controlling Occam, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is unenforceable.

Expenses

We are required to bear all expenses of registration associated with registration statements subject to the investors’ rights agreement. Selling stockholders under the registration rights agreement are required to bear all expenses of sale.

Anti-Takeover Effects of Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may make it more difficult to acquire control of Occam by various means. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

•	discourage certain types of transactions which may involve an actual or threatened change in control of Occam;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and

•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders.

Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent but may only take action at duly called annual or special meetings of stockholders. The amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Our amended and restated bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of the annual meeting. The amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Occam by means of a proxy contest, tender offer, merger or otherwise.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote is required to amend a corporation’s certificate or bylaws, unless a corporation’s certificate or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the stockholders’ ability to effect action by written consent, the ability of stockholders to call special meetings, and the ability of stockholders to bring business before an annual meeting or to nominate directors.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended from time to time. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with his or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

Future market sales of shares or the availability of shares for sale may decrease the market price of our common stock prevailing from time to time. As described below, only a portion of our outstanding shares of common stock will be available for sale shortly after this offering due to contractual and legal restrictions to resale. Nevertheless, sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Based on 15,876,874 shares of common stock outstanding, assuming the conversion of all outstanding Series A-2 preferred stock, as of September 24, 2006, there will be 19,626,874 shares of common stock outstanding upon completion of this offering. All shares of common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act. 4,630,636 currently outstanding shares of common stock will also be freely tradable upon the closing of this offering, except that any shares held by our “affiliates,” as that term is defined under Rule 144 promulgated under the Securities Act, may only be sold in compliance with the Rule 144 limitations described below. The remaining 11,246,238 shares, or 57.3% of our outstanding shares after this offering, are subject to 90-day lock-up agreements entered into by certain of our stockholders with the underwriters for this offering and will not be saleable in the public market until             , 2006, the 91st day following this offering, subject to a possible extension as described below, and subject to Rule 144 of the Securities Act. Upon expiration of the lock-up agreements, we will be required to maintain the effectiveness of an existing registration statement (Reg. No. 333-125060) which provides for the registration of approximately 9.6 million shares of our common stock, which would result in such shares becoming freely tradeable without restriction under the Securities Act.

In addition, as of September 24, 2006, a total of 2,087,170 shares of our common stock were subject to outstanding options and warrants that do not expire upon the completion of this offering. The shares underlying these options and warrants will become freely tradable in the public market from time to time, subject to the provisions of Rules 144 and 701.

Rule 144

In general, under Rule 144 promulgated under the Securities Act of 1933, as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 196,269 shares immediately after this offering based on the number of shares of common stock outstanding, assuming the conversion of all outstanding Series A-2 preferred stock, as of September 24, 2006; or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board or The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate (as defined under the Securities Act of

1933), is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701.

Lock-Up Agreements

Certain of our officers, all of our directors and certain of our stockholders beneficially owned in the aggregate approximately 70.8% of our outstanding common stock, assuming the conversion of all outstanding Series A-2 preferred stock, as of September 24, 2006, and will beneficially own an aggregate of approximately 57.3% of our outstanding common stock following this offering. These officers, directors and stockholders have agreed with the underwriters that, following this offering and subject to specified exceptions, without the prior consent of the underwriters, that they will not, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire our capital stock for a period of 90 days from the effective date of the registration statement. Notwithstanding the foregoing, if (a) during the period that begins on the date that is 18 calendar days before the last day of the 90-day period and ends on the last day of the 90-day period, we issue an earnings release or publicly announce material news, or (b) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the above restrictions will continue to apply until the expiration of the 18-day period after the date we issued the earnings release, publicly announced the material news or the material event unless otherwise waived by Thomas Weisel Partners LLC.

Registration Rights

Immediately following this offering, holders of approximately 9.6 million shares of our common stock, including shares of common stock issued upon conversion of our Series A-2 preferred stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights.”

Stock Options

We have filed with the Securities and Exchange Commission registration statements under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan. The registration statements are effective. Accordingly, the shares registered under the registration statements are, subject to Rule 144 volume limitations applicable to affiliates and the restrictions of the lock-up agreements described above, available for sale in the open market.

MATERIAL UNITED STATES TAX CONSIDERATIONS

FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to a non-U.S. Holder. In general, a “non-U.S. Holder” is any person or entity that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a foreign estate or trust.

Generally, an individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which he or she was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were citizens of the United States.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), final, temporary or proposed Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws nor does it discuss special tax provisions, which may apply to a non-U.S. holder if such non-U.S. holder relinquished U.S. citizenship or residence. Moreover, this discussion is limited to non-U.S. Holders who hold shares of common stock as capital assets within the meaning of the Internal Revenue Code.

If a partnership including any entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock should consult its own tax advisors.

EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING , OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

Dividends

In general, dividends we pay, if any, to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless such non-U.S. holder is eligible for a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying, among other things, its nonresident status. A non-U.S. holder generally can meet this certification requirement by providing an Internal Revenue Service Form W-8BEN (or successor form) to us or our paying agent. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current earning and profits for the year of distribution or accumulated earnings and profits through the date of the distribution, in each case as determined by the Internal Revenue Code. If a distribution exceeds our current and accumulated earning and profits, it will constitute a return of capital that is applied and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in our common stock. Any reminder will constitute gain from the sale or exchange of the common stock. Special rules apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Furthermore, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met, in which case a non-U.S. holder will be subject to a flat 30% tax on any gain realized upon the sale or other disposition, which tax may be offset by United States source capital losses (even though the individual is not considered a resident of the United States);

•	the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; or

•	we are or become a U.S. real property holding corporation (a USRPHC) for U.S. federal income tax purposes. We do not believe that we are or have been a USRPHC, and we do not anticipate becoming a USRPHC. If we were to become a USRPHC, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during the shorter of (i) the five-year period ending on the date of such disposition or (ii) the period of time during which the non-U.S. holder held such share would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Internal Revenue Code). Our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on a registered national securities exchange or any over-the-counter market, including The NASDAQ Global Market.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax is generally imposed (at a current rate of 28%) on dividends and certain other types of payments to persons that fail to furnish the information required under the U.S. information reporting requirements. A non-U.S. holder of shares of our common stock will be subject to this backup withholding tax on dividends we pay unless the holder certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies (usually on Internal Revenue Service Form W-8BEN), under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF SHARES OF OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriters	Number of Shares
Thomas Weisel Partners LLC
Jefferies & Company, Inc.
Canaccord Adams Inc.
Merriman Curhan Ford & Co.

Total	5,250,000

Of the 5,250,000 shares to be purchased by the underwriters, 3,750,000 shares will be purchased from us and 1,500,000 shares will be purchased from the selling stockholders.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The underwriters are required to purchase and pay for all of the shares of common stock listed above if any are purchased. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to the conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Thomas Weisel Partners LLC expects to deliver the shares of common stock on behalf of the underwriters to purchasers on or about             , 2006.

Over-Allotment Option

The selling stockholders, together with certain members of management, have granted a 30-day option to the underwriters to purchase up to 787,500 additional shares of our common stock at the public offering price, less the underwriting discount, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and at this price less a concession not in excess of $            per share of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and the other dealers specified may reallow, concessions not in excess of $            per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part. We and the representatives of the underwriters will determine the offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering.

The following table summarizes the compensation to be paid to the underwriters by us and the selling stockholders and the proceeds, before expenses, payable to us and the selling stockholders, to the extent the underwriters exercise their over-allotment option in full, the compensation to be paid to the underwriters by the selling stockholders and the proceeds payable to the selling stockholders:

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

Indemnification of Underwriters

We and the selling stockholders will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act. If we or the selling stockholders are unable to provide this indemnification, we and the selling stockholders will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

The underwriters will require all of our directors, certain of our executive officers and the selling stockholders to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock except for the shares of common stock offered in this offering without the prior written consent of Thomas Weisel Partners LLC for a period of 90 days after the date of this prospectus. Notwithstanding the foregoing, if (a) during the period that begins on the date that is 18 calendar days before the last day of the 90-day period and ends on the last day of the 90-day period, we issue an earnings release or publicly announce material news, or (b) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the above restrictions will continue to apply until the expiration of the 18-day period after the date we issued the earnings release or publicly announced the material news or the material event unless otherwise waived by Thomas Weisel Partners LLC. Thomas Weisel Partners LLC has advised us that it does not have any pre-established conditions to shortening or waiving the terms of lock-up agreements and that it would consider doing so after evaluating the facts and circumstances of each person’s request. We do not anticipate requesting a waiver or shortening of the lock-up agreement from Thomas Weisel Partners LLC and have no reason to believe that any person who has or will enter into a lock-up agreement with Thomas Weisel Partners LLC in connection with the offering will make such a request. However, in the event that Thomas Weisel Partners LLC does waive or shorten the term of any stockholder’s lock-up agreement, certain of our other stockholders will also immediately have the terms of their lock-up agreements waived or shortened with respect to the same percentage of shares as were released from the first stockholder’s lock-up agreement.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the transfer of shares of common stock by gift, will or intestacy;

•	the transfer to us of shares of common stock issued upon exercise of outstanding options on the date of this prospectus;

•	the transfer of shares to any trust for the stockholder’s direct or indirect benefit or a member of the immediate family of the stockholder; and

•	the distribution of shares of common stock to partners, members, stockholders or affiliates.

provided that, subject to limited exceptions, each donee, distributee, transferee and recipient agrees to be subject to the restrictions described in the immediately preceding paragraph and no filing under Section 16 of the Exchange Act is required or shall be made voluntarily in connection with these transactions. In addition, certain of the selling stockholders are permitted under certain circumstances to enter into a written plan or agreement that meets the requirements of Rule 10b5-1 under the Securities Exchange Act.

We have agreed that for a period of 90 days after the date of this prospectus, we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell or otherwise dispose of any shares of common stock, except for:

•	the shares of common stock offered in this offering;

•	the shares of common stock issuable upon exercise of outstanding options on the date of this prospectus; and

•	the shares of our common stock that are issued under the equity plans described in this prospectus.

These restrictions will remain in effect beyond the 90-day period under the same circumstances described above.

NASDAQ Global Market Listing

Our common stock is listed on The NASDAQ Global Market under the symbol “OCNW.”

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Securities and Exchange Commission.

Short sales.    Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us and the selling stockholders in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions.    The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids.    If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

The transactions above may occur on The NASDAQ Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price listed on the cover page of this prospectus.

Relationships

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The underwriters are represented by Weil, Gotshal & Manges LLP, Redwood Shores, California.

EXPERTS

The consolidated financial statements of Occam Networks, Inc. as of December 25, 2005 and for the year ended December 25, 2005 included in this prospectus and in the registration statement have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Occam Networks, Inc. as of December 26, 2004 and for each of the two years in the period ended December 26, 2004 included in this prospectus and in the registration statement have been so included in reliance on the report (which includes an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. In connection with the registration statement on Form S-1 of which this prospectus forms a part, we have engaged our prior Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP, and in connection therewith, we have agreed to indemnify PricewaterhouseCoopers LLP for the payment of all legal costs and expenses incurred in PricewaterhouseCoopers LLP’s successful defense of any legal action or proceeding that arises as a result of inclusion of PricewaterhouseCoopers LLP’s previous audit reports on our past consolidated financial statements in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the Securities and Exchange Commission (SEC). You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C., 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements, and other information we file with the SEC. The address of the SEC’s website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 that contains this prospectus. The registration statement relates to the shares of common stock that are or may be offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information relating to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC or its website.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Occam Networks, Inc. and subsidiary

Santa Barbara, California

We have audited the consolidated balance sheet of Occam Networks, Inc. and subsidiary (collectively, the “Company”) as of December 25, 2005 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Occam Networks, Inc. and subsidiary as of December 25, 2005, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

March 10, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Occam Networks, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Occam Networks, Inc. and its subsidiaries (the “Company”) at December 26, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 26, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant operating losses and negative cash flows from operations since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

March 25, 2005, except for the effects

of the reverse stock split discussed in Note 16,

as to which the date is March 10, 2006.

OCCAM NETWORKS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 26, 2004	December 25, 2005
ASSETS
Current assets:
Cash and cash equivalents	$4,432	$6,571
Restricted cash	2,101	3,749
Accounts receivable, net	5,217	9,403
Inventories, net	6,611	4,448
Prepaid and other current assets	794	1,684

Total current assets	19,155	25,855
Property and equipment, net	1,692	1,889
Other assets	213	203

Total assets	$21,060	$27,947

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,277	$4,100
Deferred sales	—	1,600
Accrued expenses	3,330	4,859
Current portion of long term debt and capital lease obligations	863	1,233

Total current liabilities	10,470	11,792
Long term debt and capital lease obligations	2,987	1,324

Total liabilities	13,457	13,116
Commitments and contingencies (note 11)
Redeemable preferred stock:
Series A-2 convertible preferred stock, $.001 par value, 4,600 shares authorized, 2,224 and 3,560 shares issued and outstanding at December 26, 2004 and December 25, 2005, respectively, liquidation preference of $66,723 and $106,800 at December 26, 2004 and December 25, 2005, respectively	20,993	34,869
Series A-2 convertible preferred stock warrant	503	73
Stockholders’ deficit:
Common stock, $0.001 par value, 950,000 shares authorized; 6,714 and 6,871 shares issued and outstanding at December 26, 2004 and December 25, 2005, respectively	269	275
Additional paid-in capital	87,294	87,903
Warrants	559	559
Deferred stock compensation	(633)	(28)
Accumulated deficit	(101,382)	(108,820)

Total stockholders’ deficit	(13,893)	(20,111)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$21,060	$27,947

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
Sales	$7,982	$17,329	$39,238
Cost of sales	7,930	15,829	27,208

Gross margin	52	1,500	12,030
Operating expenses:
Research and product development	12,004	7,448	7,440
Sales and marketing	5,977	6,584	8,349
General and administrative	2,331	2,328	3,420

Total operating expenses	20,312	16,360	19,209
Loss from operations	(20,260)	(14,860)	(7,179)
Interest income	101	94	249
Interest expense	(284)	(223)	(508)

Loss before income taxes	(20,443)	(14,989)	(7,438)
Income tax benefit	11	—	—

Net loss	(20,432)	(14,989)	(7,438)
Beneficial conversion feature	(3,038)	(3,288)	(1,822)
Interest attributable to common stock potentially subject to rescission	500	—	—

Net loss attributable to common stockholders	(22,970)	(18,277)	(9,260)

Net loss per share attributable to common stockholders:
Basic and diluted	$(4.36)	$(2.73)	$(1.37)

Weighted average shares:
Basic and diluted	5,268	6,695	6,759

Amortization of stock-based compensation included in:
Research and product development	$943	$693	$519
Sales and marketing	179	119	70
General and administrative	105	40	6

Total amortization of stock-based compensation	$1,227	$852	$595

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

Years ended December 28, 2003 , December 26, 2004 and December 25, 2005

	Series A-2 Preferred Stock		Series A Preferred Stock		Common Stock			Deferred Stock Based Compensation	Cumulative Translation Adjustment	Additional Paid in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Warrants					Total
Balance at December 29, 2002	—	$—	1,472	$10,811	3,522	$141	$480	$(3,432)	$16	$65,254	$(65,961)	$7,309
Exercise of stock options	—	—	—	—	79	3	—	—	—	252	—	255
Repurchase of early exercise options	—	—	—	—	(3)	—	—	—	—	(7)	—	(7)
Increase in deemed fair value of stock options issued to consultants in exchange for ongoing professional services	—	—	—	—	—	—	—	2	—	(2)	—	—
Reversal of deferred stock-based compensation on forfeiture of stock options	—	—	—	—	—	—	—	576	—	(576)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	—	1,227	—	—	—	1,227
Issuance of series A-2 redeemable preferred stock, net of issuance costs	1,651	16,381	—	—	—	—	—	—	—	—	—	—
Record beneficial conversion feature	—	(3,038)	—	—	—	—	—	—	—	3,038	—	3,038
Amortize beneficial conversion feature	—	3,038	—	—	—	—	—	—	—	(3,038)	—	(3,038)
Issuance of series A preferred stock, net of issuance costs	—	—	154	1,035	—	—	(26)	—	—	—	—	1,009
Exchange of series A preferred stock for common stock	—	—	(1,626)	(11,846)	3,077	123	—	—	—	11,723	—	—
Common stock potentially subject to rescission	—	—	—	—	—	—	—	—	—	10,000	—	10,000
Interest on common stock potentially subject to rescission	—	—	—	—	—	—	—	—	—	500	—	500
Issuance of warrants in connection with issuance of note payable	—	—	—	—	—	—	—	—	—	94	—	94
Cumulative translation adjustment	—	—	—	—	—	—	—	—	(16)	—	—	(16)
Net loss	—	—	—	—	—	—	—	—	—	—	(20,432)	(20,432)

Balance at December 28, 2003	1,651	$16,381	—	$—	6,675	$267	$454	$(1,627)	$—	$87,238	$(86,393)	$(61)

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands)

Years ended December 28, 2003, December 26, 2004 and December 25, 2005

	Series A-2 Preferred Stock		Series A-2 Preferred Stock Warrants	Common Stock			Deferred Compensation	Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount		Shares	Amount	Warrants
Balance at December 28, 2003	1,651	$16,381	$—	6,675	$267	$454	$(1,627)	$87,238	$(86,393)	$(61)
Exercise of stock options	—	—	—	41	2	—	—	113	—	115
Shares repurchased	—	—	—	(2)	—	—	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	—	—	—	852	—	—	852
Reversal of deferred stock-based compensation on forfeiture of stock options	—	—	—	—	—	—	142	(142)	—	—
Issuance of series A-2, redeemable preferred stock and warrants, net of issuance costs	573	4,612	515	—	—	—	—	—	—	—
Record beneficial conversion feature	—	(2,893)	(480)	—	—	—	—	3,373	—	3,373
Amortize beneficial conversion feature	—	2,893	395	—	—	—	—	(3,288)	—	(3,288)
Issuance of warrants with long term debt	—	—	73	—	—	105	—	—	—	105
Net loss	—	—	—	—	—	—	—	—	(14,989)	(14,989)

Balance at December 26, 2004	2,224	$20,993	$503	6,714	$269	$559	$(633)	$87,294	$(101,382)	$(13,893)

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands)

Years ended December 28, 2003, December 26, 2004 and December 25, 2005

	Series A-2 Preferred Stock		Series A-2 Preferred Stock Warrants	Common Stock		Warrants	Deferred Compensation	Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount		Shares	Amount
Balance at December 26, 2004	2,224	$20,993	$503	6,714	$269	$559	$(633)	$87,294	$(101,382)	$(13,893)
Issuance of series A-2, redeemable preferred stock net of issuance costs, and conversion of warrants	1,336	13,876	(515)	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	146	6	—	—	583	—	589
Stock grant to officer, net	—	—	—	11	—	—	—	121	—	121
Amortization of deferred stock-based compensation	—	—	—	—	—	—	605	(10)	—	595
Record beneficial conversion feature	—	(1,737)	—	—	—	—	—	1,737	—	1,737
Amortization of beneficial conversion feature	—	1,737	85	—	—	—	—	(1,822)	—	(1,822)
Net loss	—	—	—	—	—	—	—	—	(7,438)	(7,438)

Balance at December 25, 2005	3,560	$34,869	$73	6,871	$275	$559	$(28)	$87,903	$(108,820)	$(20,111)

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended
	December 28, 2003	December 26, 2004	December 25, 2005
Operating activities
Net loss	$(20,432)	$(14,989)	$(7,438)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,084	1,296	1,045
Provision for excess and obsolete inventory	404	389	534
Non-cash charges relating to stock options and warrants	1,300	936	716
Writeoff of note receivable	—	—	399
Changes in operating assets and liabilities:
Accounts receivable	(1,346)	(2,875)	(4,186)
Inventory	(1,862)	(4,746)	1,629
Prepaid expenses and other assets	(19)	261	(1,310)
Accounts payable	1,400	3,276	(2,177)
Deferred sales	—	—	1,600
Accrued expenses	(1,030)	953	1,529

Net cash used in operating activities	(19,501)	(15,499)	(7,659)
Investing activities
Purchases of property and equipment	(736)	(1,052)	(1,216)
Restricted cash	(935)	(1,166)	(1,648)
Sale of India operations	(539)	—	—
Other assets	—	59	5

Net cash used in investing activities	(2,210)	(2,159)	(2,859)
Financing activities
Proceeds from capital lease obligations and notes payable	921	—	—
Payments of capital lease obligations and notes payable	(784)	(708)	(758)
Proceeds from issuance of long-term debt attached with common stock warrants	—	2,970	—
Proceeds from issuance of series A preferred stock, net of issuance costs	1,035	—	—
Proceeds from issuance of series A-2 preferred stock and warrants, net of issuance costs	16,381	5,127	12,826
Proceeds from the exercise of stock options	255	115	589
Repurchase of common stock	(7)	—	—

Net cash provided by financing activities	17,801	7,504	12,657
Net increase (decrease) in cash and cash equivalents	(3,910)	(10,154)	2,139
Cash and cash equivalents, beginning of period	18,496	14,586	4,432

Cash and cash equivalents, end of period	$14,586	$4,432	$6,571

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 25, 2005

Note 1. Organization, Business and Basis of Presentation

Occam Networks, Inc. (the “Company”) develops, markets and supports innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and data, or Triple Play, services over both copper and fiber optic networks. The Company’s Broadband Loop Carrier (BLC) is an integrated hardware and software platform that uses Internet Protocol (IP) and Ethernet technologies to increase the capacity of local access networks, enabling the delivery of advanced Triple Play services.

The Company is the successor corporation of the May 2002 merger of Occam Networks, Inc., a private California corporation, with Accelerated Networks, Inc., a publicly-traded Delaware corporation. Occam Networks was incorporated in California in July 1999. Accelerated was incorporated in California in October 1996 under the name “Accelerated Networks, Inc.,” and was reincorporated in Delaware in June 2000. The May 2002 merger of these two entities was structured as a reverse merger transaction in which Accelerated Networks succeeded to the business and assets of Occam Networks. In connection with the merger, Accelerated changed its name to Occam Networks, Inc., a Delaware corporation. Unless the context otherwise requires, references to “Occam Networks,” “Occam” or the “Company” refer to Occam Networks, Inc. as a Delaware corporation and include the predecessor businesses of Occam, the California corporation, and Accelerated Networks. As required by applicable accounting rules, financial statements, data, and information for periods prior to May 2002 are those of Occam, the California corporation. Occam, the California corporation, as a predecessor business or corporation, is sometimes referred to as “Occam CA.”

On February 23, 2006, the Company announced a 1-for-40 reverse stock split which was previously authorized at its annual meeting of stockholders held on June 21, 2005. The record date for the reverse split was March 10, 2006 and Occam began trading on the NASD Electronic Bulletin Board (OTCBB) on a split-adjusted basis on Monday, March 13, 2006 under the new symbol “OCNW.OB” As a result of the reverse split, the conversion ratio of Series A-2 preferred stock was proportionately adjusted, decreasing the number of shares of common stock issuable upon conversion of each share of Series A-2 preferred stock from approximately 90.91 shares of common stock to 2.27273 shares of common stock. The share information in the accompanying consolidated financial statements have been retroactively restated to give effect to the reverse stock split.

From its inception through December 25, 2005, the Company has incurred cumulative net losses of approximately $108.8 million. While the Company believes that its existing cash balances and any cash from operations will be sufficient to meet its capital and operating requirements through December 2006, it may be required to secure additional funding in the future. Such financing, if available, could take the form of additional equity or debt. To the extent the Company issues additional equity securities, it could result in substantial dilution to existing stockholders. In addition the terms of any financing whether in the form of debt or equity, could contain restrictive covenants that would limit management’s flexibility. The Company cannot predict whether it will be able to obtain additional financing if necessary. Any failure to obtain financing could have a material adverse effect on the Company’s business, financial condition and results of operations. Also, management’s plans to sustain profitability and generate additional cash flows include increasing revenues from new and existing customers, focus on cost reductions, and the launch of additional products.

Fiscal Year 2004 Going Concern

The Company’s consolidated financial statements for the fiscal year ended December 26, 2004 were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The realization of assets and the satisfaction of liabilities and commitments in the normal course of business are dependent on, among other things, the Company’s ability to

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

operate profitably, to generate cash flows from operations and the collection of receivables to fund its obligations. In the course of its operations, the Company has incurred significant operating losses and negative cash flows since its inception, and it has funded its operations primarily from the sale of equity securities and debt borrowings. As of December 26, 2004, these factors raised substantial doubt regarding the Company’s ability to continue as a going concern. As of December 26, 2004, the Company had cash and cash equivalents of $4.4 million, working capital of $8.7 million, and has incurred cumulative net losses of approximately $101.4 million.

Note 2. Summary of Significant Accounting Policies

Fiscal Period End—Occam reports its quarterly results based on a thirteen-week accounting calendar. Accordingly, the period end dates for 2003, 2004 and 2005 were December 28, December 26 and December 25, respectively.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Cash Equivalents—Cash equivalents consist of investments with original maturities of three months or less from the date of purchase. Due to the short-term nature of these investments, the carrying amounts of cash equivalents reported in the consolidated balance sheet approximate their fair value.

Restricted Cash—At December 25, 2005, restricted cash consists of a $3.6 million of bonds used to support performance bonds required for RUS funded contracts and $120,000 in certificate of deposit required for a credit line on Company’s credit cards.

Financial Instruments—Due to their short-term nature and relatively stable interest rate environment the carrying values of financial instruments, which include accounts receivable, accounts payable and accrued expenses approximate fair values at December 26, 2004 and December 25, 2005. The carrying value of notes payable and capital leases approximate fair value as they bear interest commensurate with their risk.

Accounts Receivable and Allowance for Doubtful Accounts—Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on the best estimate of the amount of probable credit losses in existing accounts receivable. The allowance for doubtful accounts is determined based on historical write-off experience, current customer information and other relevant data. Occam reviews the allowance for doubtful accounts quarterly . Past due balances of 90 days and over are reviewed individually for collectibility. Account balances are charged off against the allowance when management believes it is probable the receivable will not be recovered. As of December 26, 2004 and December 25, 2005, the allowance for doubtful accounts was $22,000 and $40,000, respectively.

Inventories—Inventories are goods held for sale in the normal course of business. Inventories are generally stated at standard cost, which approximates first-in, first-out cost, or market. The inventory balance is segregated between raw materials, work in process (“WIP”) and finished goods. Raw materials are low-level components, many of which are purchased from vendors. WIP is partially assembled products. Finished goods are products that are ready to be shipped to end customers at customer premises for installation or trial. Consideration is given to inventory shipped and received near the end of a period and the transaction is recorded when transfer of title

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

occurs. Management regularly evaluates inventory for obsolescence and adjusts to net realizable value based on inventory that is obsolete or in excess of current demand.

Property and Equipment—Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized; maintenance and repairs are expensed as incurred. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years for furniture and fixtures, two to three years for computer hardware and two to five years for software. Leasehold improvements are amortized over the shorter of the lease term or the remaining useful economic life. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

Long-Lived Assets—Occam reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Occam has identified no such impairment losses.

Warranty—The Company provides standard warranties with the sale of products for up to 5 years from date of shipment. The estimated cost of providing the product warranty is recorded at the time revenue is recognized. The Company maintains product quality programs and processes, including actively monitoring and evaluating the quality of its suppliers. The Company quantifies and records an estimate for warranty related costs based on the Company’s actual history, projected return and failure rates and current repair costs. A summary of changes in the Company’s accrued warranty liability, which is included in accrued liabilities is as follows (in thousands):

	December 28, 2003	December 26, 2004	December 25, 2005
Warranty liability at beginning of the year	$267	$331	$675
Accruals for warranty during the year	239	497	893
Warranty utilization	(175)	(153)	(475)

Warranty liability at end of the year	$331	$675	$1,093

Revenue Recognition—Occam recognizes revenue when persuasive evidence of a sales arrangement exists, delivery has occurred or services have been rendered, the buyer’s price is fixed or determinable and collectability is reasonably assured. Occam provides customer training and post-sales technical support and maintenance to its customers as needed to assist them in installation or use of its products, and makes provisions for these costs in the period of sale. Occam further warrants its products for periods up to 5 years and records an estimate of warranty costs when revenue is recognized.

In certain circumstances, Occam enters into arrangements with customers who receive financing support in the form of long-term low interest rate loans from the United States Department of Agriculture’s Rural Utilities Service (RUS). The terms of the RUS contracts provide that in certain instances transfer of title of Occam’s products does not occur until payment has been received. In these cases, Occam does not recognize revenue until payment has been received, assuming the remaining revenue recognition criteria are met.

Net Loss Per Share—Basic and diluted net loss per share was computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to potential common shares; however, potential common shares are excluded if their effect is antidilutive. Potential common shares are composed of

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

preferred stock, common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants.

Accounting for Stock-Based Compensation—Occam accounts for stock option grants to employees and directors in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB 25, compensation expense is based on the difference, if any, on the date of grant between the estimated fair value of Occam’s common stock and the stock option exercise price. Compensation expense is recognized ratably over the stock option vesting period.

The following table illustrates the effect on net loss and net loss per share if Occam had applied the fair value recognition provisions of SFAS No. 123 (in thousands, except per share data):

	Year Ended
	December 28, 2003	December 26, 2004	December 25, 2005
Net loss, as reported:	$(20,432)	$(14,989)	$(7,438)
Add: Stock-based compensation, intrinsic value method reported in net loss	1,227	852	595
Deduct: Pro forma stock-based compensation fair value method	1,661	1,381	1,643

Net loss, pro forma	$(20,866)	$(15,518)	$(8,486)

Basic and diluted loss per share attributable to common stockholders:
As reported	$(4.36)	$(2.73)	$(1.37)
Pro forma	$(4.44)	$(2.81)	$(1.53)

The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts, and additional awards in future years are anticipated. For purposes of pro forma disclosures, the estimated fair value of the options was amortized ratably over the option’s vesting period, and the following assumptions were used:

	Year Ended
	December 28, 2003	December 26, 2004	December 25, 2005
Risk-free interest rate	3.0%	4.0%	4.0%
Expected lives (in years)	5.0	4.0	4.0
Dividend Yield	0.0%	0.0%	0.0%
Expected volatility	80.0%	80.0%	80.0%

Warrants issued with notes payable, preferred stock or lines of credit—In accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, the Company allocates the proceeds received between the note payable or preferred stock and warrants based on their relative fair values. The resulting discount recorded on the note payable is accreted to interest expense over the term of the note. The fair value of warrants issued in connection with lines of credit are recorded as other assets and amortized to interest expense over the term of the line of credit agreement.

Income Taxes—Income taxes are accounted for using the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Research and Product Development—Research and product development costs are expensed as incurred.

Advertising Costs—Occam expenses advertising costs as incurred. Advertising expense totaled $15,000, $19,000 and $55,000 for the years ended December 28, 2003, December 26, 2004 and December 25, 2005, respectively.

Segment Information—SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way companies report information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. Based on the manner in which management analyzes its business, Occam has determined that its business consists of one operating segment.

Comprehensive Loss—SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. For the years ended December 28, 2003, December 26, 2004 and December 25, 2005, there were no differences between the Company’s net loss and total comprehensive loss.

Principles of Consolidation—The consolidated financial statements include the accounts of Occam Networks, Inc. and its wholly-owned subsidiary. All inter-company accounts and transactions have been eliminated in consolidation.

Recent Accounting Pronouncements—In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs–an amendment of ARB No. 43” (“SFAS 151”), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current period charges. It also requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect this standard to have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in our consolidated statements of operations. In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB No. 107”) relating to the adoption of SFAS 123(R). Beginning in the first quarter of 2006, we will adopt SFAS 123(R) under the modified prospective transition method using the Black-Scholes pricing model. Under the new standard, our estimate of compensation expense will require a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), future forfeitures and related tax effects. During the first quarter of fiscal 2006, we will begin recording the fair value of our share-based compensation in our consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (Revised 2004).” The Company is currently in the process of estimating the effect of SFAS No. 123 on its consolidated statement of operations and anticipate that the stock based compensation expense calculated under SFAS No. 123 (revised 2004) will have a material adverse effect on its consolidated statements of operations.

In October 2005, the FASB issued Financial Statement of Position (“FSP”) FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FAS 123(R)” (“FSP 123(R)-2”). FSP 123(R)-2

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

provides guidance on the application of grant date as defined in SFAS No. 123(R). In accordance with this standard a grant date of an award exists if a) the award is a unilateral grant and b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. The Company will adopt this standard when it adopts FAS 123(R) beginning in the first quarter of 2006. The Company does not expect this standard to have a material impact on our consolidated financial position, results of operations or cash flows.

In November 2005, the FASB issued FSP FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards” (“FSP 123(R)-3”). FSP 123(R)-3 provides an elective alternative method that establishes a computational component to arrive at the beginning balance of the accumulated paid-in capital pool related to employee compensation and a simplified method to determine the subsequent impact of the accumulated paid-in capital pool employee awards that are fully vested and outstanding upon the adoption of SFAS No. 123(R). The Company adopted SFP 123(R)-3 in its first quarter of fiscal 2006. This adoption has not had a material impact on its financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 is a replacement of Accounting Principles Board Opinion No. 20 and SFAS No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS No. 154 also addresses the reporting of a correction of an error by restating previously issued financial statements. SFAS No 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company will apply the requirements of SFAS No. 154 on accounting changes made on or after January 1, 2006.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Instruments-an amendment of FASB Statements No. 133 and 140 (“SFAS 155”). SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 eliminates the need to bifurcate the derivative from its host, as previously required under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedge Accounting (“SFAS 133”). SFAS 155 also amends SFAS 133 by establishing a requirement to evaluate interests in securitized financial assets to determine whether they are free standing derivatives or whether they contain embedded derivatives that require bifurcation. SFAS 155 is effective for all hybrid financial instruments acquired or issued by the Company on or after January 1, 2007. The Company does not anticipate any material impact to its financial condition or results of operations as a result of the adoption of SFAS 155.

Note 3. Inventories

Inventories consist of the following (in thousands):

	December 26, 2004	December 25, 2005
Raw materials	$294	$85
Work-in-process	256	30
Finished goods	6,061	4,333

	$6,611	$4,448

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

Note 4. Property and Equipment

The major components of property and equipment are as follows (in thousands):

	December 26, 2004	December 25, 2005
Computer hardware and software	$6,046	$7,113
Furniture and fixtures	342	223
Leasehold improvements	787	402

	7,175	7,738
Less accumulated depreciation and amortization	(5,483)	(5,849)

	$1,692	$1,889

Property and equipment under capital leases had an original cost of $2,244,000 for 2004 and 2005, and accumulated amortization thereon of $2,119,000 and $2,194,000 at December 26, 2004 and December 25, 2005, respectively.

Note 5. Accrued Expenses

The major components of accrued expenses are as follows (in thousands):

	December 26, 2004	December 25, 2005
Payroll, paid time off and related accruals	$820	$1,062
Deferred sales	—	1,600
Warranty accruals	675	1,093
Loss purchase commitments	482	—
Product failure accrual	307	266
Royalty accruals	340	343
Other accruals	706	495

Total	$3,330	$4,859

Note 6. Long-Term Debt and Capital Lease Obligations

At December 25, 2005 and December 26, 2004, long term debt and capital lease obligations consisted of the following (amounts in thousands):

	December 26, 2004	December 25, 2005
Senior loan and security agreement, net of $178 discount	$2,822	$2,474
Capital lease line of credit	285	—
Revolving line of credit and equipment facility	212	83
Note payable to stockholder	531	—

	3,850	2,557
Less current portion of long-term debt and capital lease obligations	(863)	(1,233)

	$2,987	$1,324

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

The maturity of the long-term debt as of December 25, 2005, were as follows (amounts in thousands):

For the years ending
December 31, 2006	$1,233
December 30, 2007	1,324

Total	$2,557

Senior Loan and Security Agreement

In December 2004 Occam borrowed $3.0 million under a senior loan and security agreement with a specialty finance company. The loan bears interest at 11.95% per annum and matures December 31, 2007. The agreement provides for seven monthly payments of interest followed by 30 equal monthly installments of principal and interest. Obligations under the agreement are collateralized by substantially all of the Company’s assets. In connection with the loan agreement, the Company issued the lender warrants to purchase 41,666 shares of our common stock and 15,000 shares of Series A-2 preferred stock. These warrants were valued using the Black-Scholes option pricing model and relative fair value of the warrants of $178,000 has been treated as a reduction in the carrying amount of the loan and will be amortized as interest expense using the effective interest method over the life of the loan. The common warrants have been recorded in additional paid in capital and the preferred stock warrants have been recorded within the mezzanine in the accompanying consolidated balance sheet. The warrant for common stock is exercisable through December 2011 at an exercise price of $3.60 per share. The warrant for the Series A-2 preferred stock is exercisable through December 2009 at an exercise price of $10.00 per share. The Series A-2 preferred stock is convertible into common stock at a conversion price of $4.40 per share. At December 25, 2005, the outstanding principal was approximately $2.5 million, net of warrant discount of $178,000, of which approximately $1.1 million was current. In February of 2006, the company retired this loan in full.

Capital Lease Line of Credit

In December 2000, Occam obtained a capital lease line of credit from a financial institution, which allowed financing of up to $2.0 million for certain equipment, software, and tenant improvements. The capital lease line of credit bears interest of 14.5% or 17.7% based on the type of asset financed, and is collateralized by the purchased equipment. During the year ended December 25, 2005, the Company paid the outstanding principal of approximately $285,000. As of December 25, 2005, there was no outstanding balance under this capital lease line of credit.

Revolving Line of Credit and Equipment Financing Facility

During June 2003, the Company signed a loan and security agreement with a bank for a revolving line of credit for an amount up to $2.5 million, at a floating interest rate of prime plus .75 percent (8.25% and 6.25% at December 25, 2005, and December 26, 2004, respectively, subject to a floor of 5%) and a 1/2 percent per annum unused line fee, and an equipment financing facility for an amount up to $0.5 million at a floating interest rate of prime plus one percent, to be repaid in 36 monthly payments of principal plus accrued interest. Both facilities are collateralized by all available assets of the Company, and are subject to certain financial and reporting covenants, including a minimum quick ratio and maintenance of tangible net worth as defined in the agreement. The revolving line of credit expired in June of 2004. As of December 25, 2005 approximately $83,000 was outstanding under the equipment financing facility, all of which was current. In February of 2006, the company retired the debt in full.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

Notes Payable to a Stockholder

During June 2003, the Company issued a $500,000 unsecured subordinated promissory note payable to an investor. The note bears interest at the prime rate on the date of issuance (4.0%) and principal and accrued interest is due in June 2006. At December 26, 2004, $31,000 of interest was accrued on the note. In March 2005, this note and accrued interest was converted into 53,479 shares of Series A-2 preferred stock.

Note 7. Capital Stock and Stockholders’ Deficit

Series A-2 Preferred Stock

On November 18, 2003, a special committee of the Company’s board of directors authorized the sale and issuance of up to 3,000,000 shares of Series A-2 preferred stock. During November and December 2003, the Company entered into purchase agreements with certain existing and new investors to purchase 1,650,910 shares of Series A-2 preferred stock for $10 per share for gross proceeds of $16.5 million. On March 8, 2004, Occam sold an additional 420,000 shares of Series A-2 preferred stock for gross proceeds of $4,200,000 and issued a warrant to purchase up to an additional 380,000 shares of Series A-2 preferred stock to certain investment funds. The net proceeds from the issuance of these Series A-2 preferred stock and warrant of $3.85 million, was allocated $515,000 and $3,331,000, based on the estimated relative fair market value of the warrant and the Series A-2 preferred stock, respectively. On April 1, 2004, Occam sold an additional 153,200 shares of the Series A-2 preferred stock raising gross proceeds of $1.5 million. The warrant was reduced to purchase 226,800 of Series A-2 preferred stock in April 2004 as Occam sold an additional $1.5 million in Series A-2 preferred stock to existing investors in accordance with the terms of the warrant. On April 20, 2005 the warrants were exercised in full for an aggregate purchase price of $2.3 million.

In October 2004, Occam’s shareholders approved an amendment to Company’s Amended and Restated Certificate of Incorporation to increase the number of preferred stock designated as Series A-2 from 3,000,000 shares to 3,250,000 shares. In March 2005, the number of shares designated as Series A-2 Preferred Stock increased to 4,300,000.

The Series A-2 preferred stock has the following rights and preferences:

Conversion—Each share of Series A-2 preferred stock is convertible into shares of the Company’s common stock at a conversion price of $4.40, subject to anti-dilution adjustments, as defined.

All outstanding shares of Series A-2 preferred stock will automatically convert into common stock upon the written consent of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A-2 preferred stock.

During 2003, the Company recorded a beneficial conversion feature (“BCF”) charge to net loss attributable to common stockholders of $3,038,000 relating to the issuance of the Series A-2 preferred stock. The BCF was calculated using the fair value of the common stock on date of issuance, subtracting the accounting conversion price and then multiplying the resulting amount by the sum of the number of shares of common stock into which the Series A-2 preferred stock is convertible.

During 2004, the Company recorded a BCF charge to net loss attributable to common stockholders of $2,893,000 relating to the issuance of the Series A-2 preferred stock. The BCF was calculated using the fair value of the common stock on date of issuance, subtracting the accounting conversion price and then multiplying the resulting amount by the sum of the number of shares of common stock into which the Series A-2 preferred stock

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

is convertible. The Company also recorded a BCF on the preferred stock warrant (the “warrant BCF”) of $480,000 (as an adjustment to the warrant and additional paid in capital) that is being amortized using the interest method over the life of the warrant. During the year ended December 26, 2004, the Company recorded $395,000 of amortization of the warrant BCF. The warrant BCF of $480,000 was calculated by subtracting the sum of the relative proceeds allocated to the warrant and the exercise price from the fair value of the common stock underlying the warrant.

During 2005, the Company recorded a BCF charge to net loss attributable to common stockholders of $1,737,000 relating to the issuance of the Series A-2 preferred stock in March 2005. The BCF was calculated using the fair value of the common stock on the dates of issuance, subtracting the accounting conversion price and then multiplying the resulting amount by the sum of the number of shares of common stock into which the Series A-2 preferred stock is convertible. The company also recorded a BCF on the preferred stock warrant issued to Alta, of $85,000, that was amortized using the interest method over the life of the warrant.

Liquidation—The Series A-2 preferred stock is entitled to a liquidation preference equal to 150% of the original purchase price of the Series A-2 preferred, or $15 per share of Series A-2 preferred. The liquidation preference will be payable, prior to any payment to holders of common stock, in connection with any liquidation, dissolution, or winding up of Occam Networks, whether voluntary or involuntary, including (i) reorganizations, consolidations, mergers, or similar transactions where the Company’s stockholders immediately prior to the transaction hold, immediately after the transaction, less than a majority of the outstanding voting securities of the surviving or successor corporation or its parent or (ii) a sale of all or substantially all of the Company’s assets. After payment of the original Series A-2 liquidation preference, any proceeds remaining available for distribution to stockholders will be distributed to the Series A-2 preferred stock until the holders of the Series A-2 preferred stock have received $30 per share and then thereafter all remaining amounts will be distributed to the common stockholders. However, to the extent that the liquidation preference payable to the Series A-2 preferred holders would have been greater had they converted their preferred stock to common stock, the Series A-2 preferred holders are entitled to that larger amount, regardless of whether or not they actually converted.

The liquidation provisions of Series A-2 preferred stock are considered redemption provisions that are not solely within the control of the Company, and therefore the Company has classified the Series A-2 preferred stock outside of stockholders’ deficit on the accompanying consolidated balance sheet.

Dividends—The Series A-2 preferred stock is not entitled to receive any preferential dividend, but the Company is required to pay an equivalent dividend on the Series A-2 preferred stock if it declares and pays a dividend on its common stock.

Voting—Except as otherwise required by law, holders of the Company’s Series A-2 preferred stock will be entitled to notice of any stockholders’ meeting and to vote together with holders of common stock on any matter submitted to stockholders for a vote. Each share of Series A-2 preferred stock will be entitled to a number of votes equal to the number of shares of common stock then issuable upon conversion thereof.

Other—The holders of Series A-2 preferred stock have certain participation rights, registration rights and rights to prohibit further indebtedness of the Company.

Certain investors who have purchased Series A-2 preferred stock are affiliated with members of the Company’s board of directors and are also a holder of over 5% of the Company’s outstanding securities.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

Series A-2 Preferred Stock Warrants

In connection with the issuance of the December 2004 senior loan and security agreement the Company issued warrants to purchase 15,000 shares of Series A-2 Preferred stock. The warrants have an exercise price of $10 per share and expire on December 17, 2009. All warrants are immediately exercisable.

Common Stock Reserved For Issuance

The following represents the number of common shares reserved for future issuance (in thousands):

Number of Common Shares Reserved for Issuance	December 26, 2004	December 25, 2005
Common Warrants	85	60
Stock Options	1,535	1,770
Convertible Preferred Stock and Warrants	7,386	8,125
Employee Stock Purchase Plan	107	105

	9,113	10,060

Common Stock Warrants

From 2000 to 2004, the Company issued warrants to purchase shares of common stock in connection with the issuance of certain financing arrangements. All warrants are immediately exercisable. The following table summarizes the warrants outstanding as of December 25, 2005:

Expiration Date	Exercise Price per Share	Number of Shares Underlying Warrant
December 17, 2011	$3.60	41,666
June 16, 2010	$10.00	12,500
May 14, 2006	$19.60	6,269

		60,435

Note 8. Stock Options

Stock Options

In April 1997, Accelerated Networks adopted the 1997 Stock Option/Stock Issuance Plan (“1997 Plan”), which was replaced by the 2000 Stock Incentive Plan (“2000 Plan”). The 2000 Plan provides for the issuance of non-qualified or incentive stock options to employees, non-employee members of the board and consultants. The exercise price per share is not to be less than 85% of the fair market value per share of the Company’s common stock on the date of grant. Incentive stock options may be granted at no less than 100% of the fair market value of the Company’s common stock on the date of grant (110% if granted to an employee who owns 10% or more of the common stock). The Board of Directors has the discretion to determine the vesting schedule. Options may be either immediately exercisable or in installments, but generally vest over a four-year period from the date of grant. In the event the holder ceases to be employed by the Company, all unvested options terminate and all vested installment options may be exercised within an installment period following termination. In general, options expire ten years from the date of grant and any unvested shares acquired related to the immediately

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

exercisable options are subject to repurchase by the Company at the original exercise price. At December 25, 2005 and December 26, 2004, no unvested shares of common stock issued and outstanding under the 2000 Plan were subject to repurchase by the Company.

The 2000 Plan also provides for shares of common stock to be issued directly through either the immediate purchase of shares or as a bonus for services rendered. The purchase price per share is not to be less than 85% of the fair market value per share of the Company’s common stock on the date of grant. The purchase price, if granted to an employee who owns 10% or more of the common stock, must be granted at no less than 110% of the fair market value of the Company’s common stock on the date of grant. Vesting terms are at the discretion of the Plan Administrators and determined at the date of issuance. In the event the holder ceases to be employed by the Company, any unvested shares are subject to repurchase by the Company at the original purchase price. To date, no such shares of common stock have been issued under the 2000 Plan.

During 2000, Occam CA adopted the 1999 Plan. The 1999 Plan provides for the grant of incentive or nonqualified stock options to officers, employees, directors, and independent contractors or agents of Occam CA. The exercise price of options for both the incentive and nonqualified stock options may not be less than the deemed fair value of the shares on the date of grant. The Board of Directors is authorized to administer the 1999 Plan and establish the stock option terms, including the grant price and vesting period. Options granted to employees are generally exercisable upon grant; subject to an ongoing repurchase right of the Company matching the vesting period. The options expire ten years after the date of grant and the Company holds a right of first refusal in connection with any transfer of vested optioned shares. At December 26, 2004, 125 unvested shares of common stock issued and outstanding under the 1999 Plan were subject to repurchase by the Company at the related exercise prices. As of December 25, 2005, no shares were subject to repurchase. Pursuant to the terms of the merger agreement, no further stock option grants may be made from the 1999 Plan subsequent to the May 14, 2002 merger date.

As of December 25, 2005 there were 2.5 million shares authorized under the Company’s stock option plans of which there were 709,000 shares available under current option plan for future grants. Additional information with respect to the outstanding options as of December 25, 2005 is as follows (shares in thousands):

	Options Outstanding
	Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Price	Options Exercisable
Exercise Prices				Shares	Weighted Average Price
$2.00 to $3.24	90	6.29	$2.70	80	$2.64
$3.60 to $3.80	306	7.34	$3.63	181	$3.62
$4.00 to $4.20	759	8.56	$4.11	266	$4.14
$4.60 to $14.60	510	8.62	$7.24	149	$6.10
$15.20 to $925.00	105	0.60	$78.62	105	$78.66

$2.00 to $925.00	1,770	7.78	$9.59	781	$14.29

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

A summary of the Company’s stock option activity is as follows (shares in thousands):

	Year Ended
	December 28, 2003		December 26, 2004		December 25, 2005
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding at beginning of period	889	$17.60	1,199	$12.00	1,521	$10.00
Granted where exercise price equals fair value on grant date	668	$4.80	545	$4.00	478	$7.32
Exercised	(79)	$3.20	(42)	$2.80	(143)	$4.12
Canceled	(279)	$14.80	(181)	$7.20	(86)	$15.62

Outstanding at end of period	1,199	$12.00	1,521	$10.00	1,770	$9.59

Exercisable at end of period	453	$24.00	581	$19.20	781	$14.29

The weighted-average fair value of options granted to employees for the years ended December 25, 2005, December 26, 2004, and December 28, 2003 were $9.59, $2.80 and $4.80 per share, respectively.

Deferred Stock-Based Compensation

In connection with the grant of certain options to purchase common stock to employees during the years ended December 29, 2002 and December 30, 2001, Occam CA recorded deferred stock-based compensation of approximately $1,564,000 and $6,062,000, respectively, for the aggregate differences between the exercise prices of options at their dates of grant and the deemed fair value for accounting purposes of the common stock subject to such options. Such amounts are being amortized ratably over the vesting period of the related options. Amortization expense relating to employee stock options for the years ended December 25, 2005, December 26, 2004 and December 28, 2003, totaled $595,000, $852,000 and $1,227,000, respectively.

During 2000 through 2002, Occam CA issued options to consultants and advisory board members (“non-employees”). These options generally vested over the service period. As these stock options require future performance by the recipients, these options are considered variable grants for accounting purposes. The fair value of these options, determined using the Black-Scholes option pricing model, are re-measured each reporting period until such time that the options become fully vested. The Company recorded expense related to these options to non-employees of $1,000 for the year ended December 28, 2003. No expense was recorded for the years ended 2005 and 2004.

Employee Stock Purchase Plan

In 2000, Accelerated Networks adopted the 2000 Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, eligible employees may elect to contribute up to 15% of earnings through payroll deductions. The accumulated deductions are applied to the purchase of common shares on each semi-annual purchase date, as defined. The purchase price per share is equal to 85% of the fair market value on the participant’s entry date into the offering period or, if lower, 85% of the fair market value on the semi-annual purchase date. Under the terms of the ESPP, 106,500 shares have been reserved for issuance. In April 2001, employee contributions and stock issuances under the ESPP were terminated, but approximately 104,750 common shares continue to be reserved for any re-instatement of the ESPP.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

Note 9. Income Taxes

The net effective income tax rate differed from the federal statutory income tax rate as follows:

	December 28, 2003	December 26, 2004	December 25, 2005
For the year ended
Statutory federal income tax benefit	(34)%	(34)%	(34)%
State income tax benefit (net of federal benefit)	(6)	(6)	(6)
Other	4	4	(20)
Valuation allowance	36	36	60

	—%	—%	—%

The primary components of temporary differences that gave rise to deferred taxes were as follows (in thousands):

	December 26, 2004	December 25, 2005
Deferred tax assets:
Net operating loss carryforwards	$81,989	$86,153
Tax credit carryforwards	784	783
Depreciation and amortization	17	827
Other	2,343	1,808

	85,133	89,571
Less: valuation allowance	(85,133)	(89,571)

Net deferred tax assets	$—	$—

The change in the Company’s deferred tax valuation allowance is as follows:

Description	Balance at Beginning of Period	Addition to Valuation Allowance	Balance at End of Period
Income tax valuation allowance
2003	$74,869	$6,252	$81,121
2004	$81,121	$4,012	$85,133
2005	$85,133	$4,438	$89,571

The net deferred tax assets have been offset with a full valuation allowance. SFAS No. 109 “Accounting for Income Taxes” requires that a valuation allowance be established to reduce a deferred tax asset to the extent that it is not more likely than not that the deferred tax asset will be realized. Based on management’s assessment of all available evidence, both positive and negative, the Company has concluded that it is more likely than not that the net deferred tax assets will not be realized.

At December 25, 2005, the Company had net operating loss carryforwards of approximately $227.6 million and $150.2 million to offset federal and state future taxable income, respectively. The federal and state net operating loss carryforwards will expire in varying amounts beginning in 2011 and 2006, respectively. The availability of the net operating losses to offset future taxable income may be limited as a result of ownership

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

changes in 2003 or prior years or the merger with Accelerated Networks in 2002, pursuant to Internal Revenue Code section 382. In addition, utilization of the net operating loss carryforwards would also be subject to an annual usage limitation, as defined. Net operating loss limitations under section 382 may significantly impact the timing and amount of future income tax obligations, if any. The amount of such limitation, if any, has not yet been determined.

Note 10. Concentration of Credit Risk and Suppliers, Significant Customers and Segment Reporting

Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with major financial institutions; at times, such balances with any one financial institution may exceed FDIC insurance limits. The Company’s accounts receivable are derived from revenue earned from customers located primarily in the United States. The Company extends differing levels of credit to customers and generally does not require collateral.

The Company currently relies on a limited number of suppliers to manufacture its products, and does not have a long-term contract with any of these suppliers. The Company also does not have internal manufacturing capabilities. Management believes that other suppliers could provide similar products on comparable terms.

Net revenue and accounts receivable from significant customers were as follows (in thousands, except percentages):

	December 28, 2003
	Net Revenue	% of Net Revenue	Accounts Receivable	% of Accounts Receivable
Customer A	$1,178	15%	$498	21%
Customer B	$1,155	14%	$723	31%

	December 26, 2004
	Net Revenue	% of Net Revenue	Accounts Receivable	% of Accounts Receivable
Customer A	$2,995	17%	$856	16%
Customer B	$1,997	12%	$1,762	34%
Customer C	$1,941	11%	$70	1%

	December 25, 2005
	Net Revenue	% of Net Revenue	Accounts Receivable	% of Accounts Receivable
Customer A	$4,306	11%	$70	1%
Customer B	$3,710	9%	$2,038	16%

The Company operates in one industry segment providing Ethernet and IP-based loop carrier platforms for the telecommunications industry. The Company’s business operations are principally based in the United States. Net revenue from products exported from the United States was $874,000, $41,000 and $573,000 during 2005, 2004 and 2003, respectively. All of the Company’s long-lived assets are located in the United States.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

Note 11. Commitments and Contingencies

The Company leases its office facilities and certain equipment under non-cancelable operating lease agreements, which expire at various dates through 2008. Certain operating leases contain escalation clauses with annual base rent adjustments or a cost of living adjustment. Total rent expense for the years ended December 25, 2005, December 26, 2004 and December 28, 2003, was $778,000, $890,000 and $821,000 respectively. Approximate minimum annual lease commitments under non-cancelable operating leases are as follows (in thousands):

Year Ending
December 31, 2006	$565
December 30, 2007	104
December 28, 2008	82

Total minimum lease payments	$751

Purchase Commitments

During 2005, the Company reversed a previously accrued purchase commitment of $482,000 due to one of its former principal manufacturers. As of December 25, 2005, the Company had open purchase orders with its current contract manufacturer of $8.3 million.

Royalties

The Company licenses certain technology for incorporation into its products. Under the terms of these agreements, royalty payments will be made based on per-unit sales of certain of the Company’s products. Royalty expenses incurred for the years ended December 25, 2005, December 26, 2004 and December 28, 2003 were $0, $272,000 and $348,000 respectively.

Legal Proceedings

IPO Allocation Cases

In June 2001, three putative stockholder class action lawsuits were filed against Accelerated Networks, certain of its then officers and directors and several investment banks that were underwriters of Accelerated Networks’ initial public offering. The cases, which have now been consolidated, were filed in the United States District Court for the Southern District of New York. The Court appointed a lead plaintiff on April 16, 2002, and plaintiffs filed a Consolidated Amended Class Action Complaint (the “Complaint”) on April 19, 2002. The Complaint was filed on behalf of investors who purchased Accelerated Networks’ stock between June 22, 2000 and December 6, 2000 and alleges violations of Sections 11 and 15 of the 1933 Act and Sections 10(b) and 20(a) and Rule 10b-5 of the 1934 Act against one or both of Accelerated Networks and the individual defendants. The claims are based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks’ initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for Accelerated Networks’ initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements. These lawsuits are part of the massive “IPO allocation” litigation involving the conduct of underwriters in allocating shares of successful initial public offerings. The Company believes that over three hundred other companies have been named in more than one thousand similar lawsuits that have been filed by some of the same plaintiffs’ law firms. In October 2002, the plaintiffs voluntarily dismissed the individual defendants

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

without prejudice. On February 19, 2003 a motion to dismiss filed by the issuer defendants was heard and the court dismissed the 10(b), 20(a) and Rule 10b-5 claims against the Company. On July 31, 2003, the Company agreed, together with over three hundred other companies similarly situated, to settle with the Plaintiffs. A Memorandum of Understanding (“MOU”), along with a separate agreement and a performance bond of $1 billion issued by the insurers for these companies is a guarantee, allocated pro rata amongst all issuer companies, to the plaintiffs as part of an overall recovery against all defendants including the underwriter defendants who are not a signatory to the MOU. Any recovery by the plaintiffs against the underwriter defendants reduces the amount to be paid by the issuer companies. There is a fairness hearing scheduled for April 24, 2006 to obtain final approval of the settlement by the members of the class of plaintiffs and the court. Occam cannot predict whether such approval will be obtained. The company has not recorded any accrual related to this proposed settlement because it expects any settlement amounts to be covered by its insurance policies.

Note 12. 401(k) Plan

The Company has defined contribution plans under which employees who are at least 18 years old and have completed 500 hours of service may defer compensation pursuant to Section 401(k) of the Internal Revenue Code. Participants in the plans may contribute between 1% and 50% of their pay, subject to the limitations placed by the IRS. The Company, at its discretion, may match a portion of the amounts contributed by the employee. To date, the Company has made no contributions to the 401(k) plan.

Note 13. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except per share data):

	December 28, 2003	December 26, 2004	December 25, 2005
Numerator:
Net loss attributable to common stockholders	$(22,970)	$(18,277)	$(9,260)

Denominator:
Weighted-average common shares outstanding	5,297	6,699	6,759
Adjustment for common shares issued subject to repurchase	(29)	(4)	—

Denominator for basic and diluted calculations	5,268	6,695	6,759

Basic and diluted net loss per share applicable to common stockholders	$(4.36)	$(2.73)	$(1.37)

Note 14. Supplemental Disclosures of Cash Flow Information (In thousands)

	December 28, 2003	December 26, 2004	December 25, 2005
Cash paid during year for interest	$211	$93	$400
Conversion of common stock potentially subject to rescission to common stock	10,000	—	—
Conversion of series A preferred stock to common stock	11,846	—	—
Interest on notes payable	$—	$31	$353

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

Note 15. Other Charges

During December 2003, the Company sold its India operation to a third party for gross proceeds of approximately $658,000 which approximated book value of the India company’s net assets, including cash held in the India company of $539,000. The purchase price included $50,000 in cash and a note receivable of $608,000 originally due in installments through November 2004. In the third quarter of 2005, the purchaser defaulted on the note and the Company wrote off the remaining loan balance of $399,000. The India operation performed research and development activities related to the Company’s products.

Note 16. Subsequent Events

Payment of Long-Term Debt

On February 17, 2006, the Company paid down the outstanding balance of $2,474,000 of its long term debt to Hercules. On February 28, 2006, the Company paid down the outstanding balance of $83,000 to Silicon Valley Bank.

Rights Offering

On February 1, 2006, the Company concluded a rights offering made to eligible shareholders of record as of December 26, 2005. Each subscription right entitled the stockholders to subscribe for and purchase one share of Series A-2 preferred stock for each 2.725 shares of common stock held on the record date. Each share of A-2 preferred stock had a purchase price of $10 and was convertible into shares of Occam’s common stock at a conversion price of $4.40, resulting in a conversion ratio of 2.27273 shares of common stock for each share of Series A-2 preferred stock issued. In response to the rights offering, we received subscriptions to purchase 343,741 shares of Series A-2 preferred stock for an aggregate purchase price of $3.4 million.

Reverse Stock Split

On February 23, 2006, the Company announced a 1-for-40 reverse stock split which was previously authorized at its annual meeting of stockholders held on June 21, 2005. The record date for the reverse split was March 10, 2006 and Occam began trading on the NASD Electronic Bulletin Board (OTCBB) on a split-adjusted basis on Monday, March 13, 2006 under the new symbol “OCNW.OB” As a result of the reverse split, the conversion ratio of Series A-2 preferred stock was proportionately adjusted, decreasing the number of shares of common stock issuable upon conversion of each share of Series A-2 preferred stock from approximately 90.91 shares of common stock to 2.27273 shares of common stock.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 25, 2005

Note 17. Quarterly Information (unaudited)

Following is a summary of the unaudited quarterly results of operations for the years ended December 25, 2005 and December 26, 2004 (in thousands, except per share amounts):

2004	Mar 26	Jun 27	Sep 26	Dec 26
Sales	$3,240	$3,185	$4,424	$6,480
Gross profit (loss)	(135)	(980)	738	1,877
Income (loss) from operations	(4,080)	(5,344)	(3,195)	(2,241)
Net loss	(4,115)	(5,370)	(3,210)	(2,294)
Net loss attributable to common stockholders	(6,625)	(5,927)	(3,341)	(2,384)
Basic and diluted net loss per share attributable to common stockholders	$(0.99)	$(0.89)	$(0.50)	$(0.36)

2005	Mar 27	Jun 26	Sep 25	Dec 25
Sales	$6,921	$8,740	$10,663	$12,914
Gross profit	1,804	1,969	2,954	5,303
Income (loss) from operations	(2,266)	(2,479)	(2,921)	487
Net profit (loss)	(2,378)	(2,535)	(2,967)	442
Net profit (loss) attributable to common stockholders	(4,165)	(2,570)	(2,967)	442
Basic and diluted net profit (loss) per share attributable to common stockholders	$(0.62)	$(0.38)	$(0.44)	$0.07

Unaudited Interim Consolidated Financial Statements

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data and liquidation preference amounts)

	25-Dec-05	24-Sep-06
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,571	$5,657
Restricted cash	3,749	4,656
Accounts receivable, net	9,403	11,937
Inventories, net	4,448	7,002
Prepaid and other current assets	1,684	1,842

Total current assets	25,855	31,094
Property and equipment, net	1,889	1,632
Other assets	203	183

Total assets	$27,947	$32,909

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,100	$6,277
Accrued expenses	4,859	3,934
Deferred revenues	1,600	2,839
Current portion of long-term debt	1,233	—

Total current liabilities	11,792	13,050
Long-term debt	1,324	—

Total liabilities	13,116	13,050
Commitments and contingencies (note 4)
Redeemable preferred stock
Series A-2 convertible preferred stock, $.001 par value, 4,600 shares authorized; 3,757 and 3,560 issued and outstanding at September 24, 2006 and at December 25, 2005, respectively; $113 million and $107 million liquidation preference as of September 24, 2006 and December 25, 2005, respectively	34,869	36,135
Series A-2 convertible preferred stock warrant	73	—
Stockholders’ deficit:
Common stock, $0.001 par value, 950,000 shares authorized; 7,337 and 6,871 shares issued and outstanding at September 24, 2006 and December 25, 2005, respectively	275	275
Additional paid-in capital	87,903	91,166
Warrants	559	454
Deferred stock compensation	(28)	—
Accumulated deficit	(108,820)	(108,171)

Total stockholders’ deficit	(20,111)	(16,276)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$27,947	$32,909

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	25-Sep-05	24-Sep-06	25-Sep-05	24-Sep-06
Sales	$10,663	$18,066	$26,324	$48,525
Cost of sales	7,709	11,690	19,597	30,068

Gross margin	2,954	6,376	6,727	18,457
Operating expenses:
Research and product development	1,948	2,269	5,417	7,147
Sales and marketing	2,562	2,834	6,206	7,669
General and administrative	1,365	1,118	2,770	3,032

Total operating expenses	5,875	6,221	14,393	17,848

Profit (loss) from operations	(2,921)	155	(7,666)	609
Interest income (expense), net	(46)	61	(215)	66

Profit (loss) before provision for income taxes	(2,967)	216	(7,881)	675
Provision for income taxes	—	13	—	26

Net income (loss)	(2,967)	203	(7,881)	649
Beneficial conversion feature	—	—	(1,822)	(3,437)

Net income (loss) attributable to common stockholders	(2,967)	$203	(9,703)	$(2,788)

Net income (loss) per share attributable to common stockholders:
Basic	$(0.44)	$0.03	$(1.44)	$(0.39)
Diluted	$(0.44)	$0.01	$(1.44)	$(0.39)

Weighted average shares attributable to common stockholders:
Basic	6,769	7,279	6,741	7,104
Diluted	6,769	16,909	6,741	7,104

Stock-based compensation included in:
Cost of sales	$—	$65	$—	$183
Research and product development	137	198	419	522
Sales and marketing	20	159	62	316
General and administrative	2	118	5	243

Total stock-based compensation	$159	$540	$486	$1,264

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	25-Sep-05	24-Sep-06
Operating activities
Net income (loss)	$(7,881)	$649
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	759	1,065
Stock-based compensation expense	608	1,264
Writeoff of note receivable	399	—
Changes in operating assets and liabilities:
Accounts receivable	(1,785)	(2,534)
Inventories	3,737	(2,554)
Prepaid expenses and other current assets	(544)	(244)
Accounts payable and accrued expenses	(3,171)	1,252
Deferred revenues	—	1,239

Net cash provided by (used in) operating activities	(7,878)	137

Investing activities
Purchases of property and equipment	(906)	(730)
Restricted cash	(908)	(907)
Other assets	3	—

Net cash used in investing activities	(1,811)	(1,637)

Financing activities
Payments of capital lease obligations and long-term debt	(477)	(2,557)
Proceeds from issuance of series A-2 preferred stock and warrants, net of issuance costs	12,826	2,723
Proceeds from the exercise of stock options	339	420

Net cash provided by financing activities	12,688	586

Net increase (decrease) in cash and cash equivalents	2,999	(914)
Cash and cash equivalents, beginning of period	4,432	6,571

Cash and cash equivalents, end of period	$7,431	$5,657

Supplemental disclosure of cash flow information:
Interest paid	$313	$66
Conversion of note payable and accrued interest to Series A-2 preferred stock	$535	$—

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands)

(Unaudited)

For the Nine Months Ended September 24, 2006

	Series A-2 Preferred Stock		Series A-2 Preferred Stock Warrants	Common Stock				Additional Capital	Accumulated Deficit	Total
	Shares	Amount		Shares	Amount	Warrants	Compensation
Balance at December 25, 2005	3,560	$34,869	$73	6,871	$275	$559	$(28)	$87,903	$(108,820)	$(20,111)
Issuance of Series A-2 redeemable preferred stock, net of issuance costs	344	2,723	—	—	—	—	—	—	—	—
Conversion of Series A-2 redeemable preferred stock to common stock	(147)	(1,457)	—	331	—	—	—	1,457	—	1,457
Net conversion of preferred stock warrants to common stock	—	—	(73)	27	—	—	—	73	—	73
Amortization of stock-based compensation	—	—	—	—	—	—	28	(28)	—	—
Exercise of common stock warrants	—	—	—	35	—	(105)	—	105	—	—
Stock-based compensation (FAS 123R)	—	—	—	—	—	—	—	1,236	—	1,236
Exercise of stock options	—	—	—	73	—	—	—	420	—	420
Record beneficial conversion feature	—	(3,437)	—	—	—	—	—	3,437	—	3,437
Amortization of beneficial conversion feature	—	3,437	—	—	—	—	—	(3,437)	—	(3,437)
Net income	—	—	—	—	—	—	—	—	649	649

Balance at September 24, 2006	3,757	$36,135	$—	7,337	$275	$454	$—	$91,166	$(108,171)	$(16,276)

The accompanying notes are an integral part of these consolidated financial statements.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

1. BUSINESS AND BASIS OF PRESENTATION

Occam Networks, Inc. (“Occam” or the “Company”) develops, markets and supports innovative broadband access products designed to enable telecom service providers to offer bundled voice, video and data, or Triple Play, services over both copper and fiber optic networks. The Company’s Broadband Loop Carrier (BLC) is an integrated hardware and software platform that uses Internet Protocol (IP) and Ethernet technologies to increase the capacity of local access networks, enabling the delivery of advanced Triple Play services.

The Company is the successor corporation of the May 2002 merger of Occam Networks, Inc., a private California corporation, with Accelerated Networks, Inc., a publicly-traded Delaware corporation. Occam Networks was incorporated in California in July 1999. Accelerated was incorporated in California in October 1996 under the name “Accelerated Networks, Inc.,” and was reincorporated in Delaware in June 2000. The May 2002 merger of these two entities was structured as a reverse merger transaction in which Accelerated Networks succeeded to the business and assets of Occam Networks. In connection with the merger, Accelerated changed its name to Occam Networks, Inc., a Delaware corporation. Unless the context otherwise requires, references to “Occam Networks,” “Occam” or the “Company” refer to Occam Networks, Inc. as a Delaware corporation and include the predecessor businesses of Occam, the California corporation, and Accelerated Networks. As required by applicable accounting rules, financial statements, data, and information for periods prior to May 2002 are those of Occam, the California corporation. Occam, the California corporation, as a predecessor business or corporation, is sometimes referred to as “Occam CA.”

Basis of Presentation

The accompanying consolidated financial statements are unaudited. The consolidated balance sheet at December 25, 2005 is derived from Occam’s audited consolidated financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2006, as amended on May 19, 2006 and September 18, 2006. This financial information reflects all material adjustments, which are, in the opinion of the Company, of a normal and recurring nature and necessary to present fairly the consolidated statements of financial position, results of operations and cash flows for the dates and periods presented.

The consolidated financial statements include management’s estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and material effects on consolidated operating results and consolidated financial position may result.

These consolidated financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K, as amended, for the year ended December 25, 2005.

Occam manages its activities based on 13-week accounting quarters, with the end of each quarter falling on the last Sunday of each calendar quarter. As a result, Occam’s accounting quarters do not necessarily coincide with the last day of the calendar month. The quarter-end dates for fiscal 2006 are March 26, June 25, September 24, and December 31. Historically, Occam has presented its consolidated financial statements on a

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

calendar month-end basis and provided additional disclosure identifying the actual period-end for accounting purposes. Occam’s financial statement presentation in this report is based on the actual accounting period. Accordingly, Occam’s consolidated balance sheet and its consolidated statements of operations and cash flows for the third quarter of fiscal 2006 are presented herein as of and for the quarter and year to date ended September 24, 2006.

On February 23, 2006, Occam announced a 1-for-40 reverse stock split which was previously authorized at its annual meeting of stockholders held on June 21, 2005. The record date for the reverse split was March 10, 2006 and Occam began trading on the NASD Electronic Bulletin Board (OTCBB) on a split-adjusted basis on Monday, March 13, 2006 under the new symbol “OCNW.OB.” As a result of the reverse split, the conversion ratio of Series A-2 preferred stock was proportionately adjusted, decreasing the number of shares of common stock issuable upon conversion of each share of Series A-2 preferred stock from approximately 90.91 shares of common stock to approximately 2.27 shares of common stock. The share information in the accompanying consolidated financial statements has been retroactively restated to give effect to the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Revenue Recognition

We recognize sales revenue when persuasive evidence of sales arrangements exist, delivery has occurred or services have been rendered, the buyer’s price is fixed or determinable and collection is reasonably assured. We allow credit for products returned within our policy terms.

In addition to the aforementioned general policy, we enter into transactions that represent multiple-element arrangements, which may include training and post-sales technical support and maintenance to our customers as needed to assist them in installation or use of our products, and make provisions for these costs in the periods of sale. Multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met.

•	The delivered item(s) has value to the customer on a stand-alone basis.

•	There is objective and reliable evidence of the fair value of the undelivered item(s).

•	If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probably and substantially in our control.

If these criteria are not met, then sales are deferred until such criteria are met or until the period(s) over which the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

In certain circumstances, we enter into arrangements with customers who receive financing support in the form of long-term low interest rate loans from the United States Department of Agriculture’s Rural Utilities Service, or RUS. The terms of the RUS contracts provide that in certain instances transfer of title of our products does not occur until customer acceptance. In these cases, we do not recognize revenue until payment has been received, assuming the remaining revenue recognition criteria are met.

We further warrant our products for periods up to five years and record an estimated warranty accrual when sales revenue is recognized.

2. INVENTORIES

Inventories consist of the following (in thousands):

	25-Dec-05	24-Sep-06
Raw materials	$85	$8
Work-in-process	30	52
Finished goods	4,333	6,942

	$4,448	$7,002

3. NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	25-Sep-05	24-Sep-06	25-Sep-05	24-Sep-06
Net income (loss) attributable to common stockholders	$(2,967)	$203	$(9,703)	$(2,788)
Shares used in computation:
Weighted average common shares outstanding used in computation of basic net income (loss) per share	6,769	7,279	6,741	7,104
Dilutive effect of conversion of Series A-2 Preferred Shares	—	8,590	—	—
Dilutive effect of stock options	—	1,027	—	—
Dilutive effect of common stock warrants	—	13	—	—

Shares used in computation of diluted net income (loss) per share	6,769	16,909	6,741	7,104
Basic net income (loss) per share	$(0.44)	$0.03	$(1.44)	$(0.39)
Diluted net income (loss) per share	$(0.44)	$0.01	$(1.44)	$(0.39)

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

The following table presents common stock equivalents (potential common stock) that are not included in the diluted net loss per share calculation above because their effect would be antidilutive for the periods indicated (shares in thousands):

	Three Months Ended		Nine Months Ended
	25-Sep-05	24-Sep-06	25-Sep-05	24-Sep-06
Unvested shares of common stock subject to repurchase	—	—	—	—
Common stock equivalents of convertible preferred stock and warrants	8,125	—	8,125	8,590
Stock options	1,795	—	1,795	1,027
Common stock warrants	85	—	85	13

Common stock equivalents	10,005	—	10,005	9,630

4. COMMITMENTS AND CONTINGENCIES

Occam leases its office facilities and certain equipment under non-cancelable lease agreements, which expire at various dates through 2009. Certain operating leases contain escalation clauses with annual base rent adjustments of 3% or a cost of living adjustment.

Approximate minimum commitments under non-cancelable operating leases are as follows (in thousands):

Twelve Months Ending
September 30, 2007	$140
September 28, 2008	108
September 27, 2009	13

Total minimum lease payments	$261

The operating lease for Occam’s Santa Barbara corporate headquarters will expire in the fourth quarter of 2006. Management expects to enter into a new, multi-year operating lease for a new facility. The Company also expects to incur significant expenses related to preparing and moving into a new facility. Failure to secure a new facility in a timely fashion would have a significant, adverse impact on Occam’s operations.

Indemnifications and Guarantees

Occam enters into indemnification provisions under its agreements with other companies in the ordinary course of business, typically with its contractors, customers and landlords. Under these provisions, Occam generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of Occam’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. In addition, Occam has entered into indemnification agreements with its officers and directors that indemnify such persons for certain liabilities they may incur in connection with their services as an officer or director, and Occam has agreed to indemnify certain investors for liabilities they may incur in connection with the exercise of registration rights. The maximum potential amount of future payments Occam could be required to make under these indemnification provisions is generally unlimited. Occam has not incurred material costs to

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

defend lawsuits or settle claims related to these indemnification agreements. As a result, Occam believes the estimated fair value of these agreements is minimal. Accordingly, Occam has no liabilities recorded for these agreements as of September 24, 2006 and December 25, 2005.

Purchase Orders

Under the terms of Occam’s contract manufacturer agreements, Occam is required to place orders with its contract manufacturers to meet the estimated sales demand. The contract manufacturer agreements include certain lead-time and cancellation provisions. At September 24, 2006, open purchase orders with contract manufacturers were $5.1 million.

Warranties

Occam provides standard warranties with the sale of products generally for up to five years from date of shipment. The estimated cost of providing the product warranty is recorded at the time revenue is recognized. Occam maintains product quality programs and processes including actively monitoring and evaluating the quality of its suppliers. Occam quantifies and records an estimate for warranty related costs based on Occam’s actual history, projected return and failure rates and current repair costs. The following table summarizes changes in Occam’s accrued warranty liability that is included in accrued liabilities (in thousands):

	Three Months Ended		Nine Months Ended
	25-Sep-05	24-Sep-06	25-Sep-05	24-Sep-06
Balance at beginning of period	$976	$1,412	$675	$1,093
Warranty provision expensed during period	358	460	715	1,488
Warranty utilization	(342)	(233)	(398)	(942)

Balance at end of period	$992	$1,639	$992	$1,639

Litigation

IPO Allocation Cases

In June 2001, three putative stockholder class action lawsuits were filed against Accelerated Networks, certain of its then officers and directors and several investment banks that were underwriters of Accelerated Networks’ initial public offering. The cases, which have since been consolidated, were filed in the United States District Court for the Southern District of New York. The Court appointed a lead plaintiff on April 16, 2002, and plaintiffs filed a Consolidated Amended Class Action Complaint (the “Complaint”) on April 19, 2002. The Complaint was filed on behalf of investors who purchased Accelerated Networks’ stock between June 22, 2000 and December 6, 2000 and alleged violations of Sections 11 and 15 of the 1933 Act and Sections 10(b) and 20(a) and Rule 10b-5 of the 1934 Act against one or both of Accelerated Networks and the individual defendants. The claims were based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks’ initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. The plaintiffs alleged that the prospectus for Accelerated Networks’ initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements. These lawsuits are part of the massive “IPO allocation” litigation involving the conduct of underwriters in allocating shares of successful initial

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

public offerings. Occam believes that over three hundred other companies have been named in more than one thousand similar lawsuits that have been filed by some of the same plaintiffs’ law firms. In October 2002, the plaintiffs voluntarily dismissed the individual defendants without prejudice. On February 19, 2003 a motion to dismiss filed by the issuer defendants was heard and the court dismissed the 10(b), 20(a) and Rule 10b-5 claims against Occam. On July 31, 2003, Occam agreed, together with over three hundred other companies similarly situated, to settle with the plaintiffs. A Memorandum of Understanding (“MOU”), along with a separate agreement and a performance bond of $1 billion issued by the insurers for these companies is a guarantee, allocated pro rata amongst all issuer companies, to the plaintiffs as part of an overall recovery against all defendants including the underwriter defendants who are not a signatory to the MOU. Any recovery by the plaintiffs against the underwriter defendants reduces the amount to be paid by the issuer companies. On April 24, 2006, the court heard oral and written arguments concerning final approval of the settlement from all parties including the underwriter defendants. No decision has been issued to date. Occam cannot predict whether such approval will be obtained. The Company has not recorded any accrual related to this proposed settlement because it expects any settlement amounts for which it is responsible to be covered by its insurance policies.

From time to time, Occam is subject to threats of litigation or actual litigation in the ordinary course of business, some of which may be material. Occam believes that there are no currently pending matters that, if determined adversely to Occam, would have a material effect on its business or that would not be covered by existing liability insurance maintained by the Company.

5. STOCK OPTIONS

Stock Option Plans

In April 1997, Accelerated Networks adopted the 1997 Stock Option/Stock Issuance Plan (“1997 Plan”), which was replaced by the 2000 Stock Incentive Plan (“2000 Plan”). The 2000 Plan provides for the issuance of non-qualified or incentive stock options to employees, non-employee members of the board and consultants. The exercise price per share is not to be less than 85% of the fair market value per share of the Company’s common stock on the date of grant. Incentive stock options may be granted at no less than 100% of the fair market value of the Company’s common stock on the date of grant (110% if granted to an employee who owns 10% or more of the common stock). The Board of Directors has the discretion to determine the vesting schedule. Options may be either immediately exercisable or in installments, but generally vest over a four-year period from the date of grant. In the event the holder ceases to be employed by the Company, all unvested options terminate and all vested installment options may be exercised within an installment period following termination. In general, options expire ten years from the date of grant and any unvested shares acquired related to the immediately exercisable options are subject to repurchase by the Company at the original exercise price. At September 24, 2006 and December 25, 2005, no unvested shares of common stock issued and outstanding under the 2000 Plan were subject to repurchase by the Company.

The 2000 Plan also provides for shares of common stock to be issued directly through either the immediate purchase of shares or as a bonus for services rendered. The purchase price per share is not to be less than 85% of the fair market value per share of the Company’s common stock on the date of grant. The purchase price, if granted to an employee who owns 10% or more of the common stock, must be granted at no less than 110% of the fair market value of the Company’s common stock on the date of grant. Vesting terms are at the discretion of the Plan Administrators and determined at the date of issuance. In the event the holder ceases to be employed by

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

the Company, any unvested shares are subject to repurchase by the Company at the original purchase price. To date, no such shares of common stock have been issued under the 2000 Plan.

During 2000, Occam CA adopted the 1999 Plan. The 1999 Plan provides for the grant of incentive or nonqualified stock options to officers, employees, directors, and independent contractors or agents of Occam CA. The exercise price of options for both the incentive and nonqualified stock options may not be less than the deemed fair value of the shares on the date of grant. The Board of Directors is authorized to administer the 1999 Plan and establish the stock option terms, including the grant price and vesting period. Options granted to employees are generally exercisable upon grant; subject to an ongoing repurchase right of the Company matching the vesting period. The options expire ten years after the date of grant and the Company holds a right of first refusal in connection with any transfer of vested optioned shares. As of September 24, 2006 and December 25, 2005, no shares were subject to repurchase. Pursuant to the terms of the merger agreement between Occam CA and Accelerated Networks, Inc., no further stock option grants were permitted from the 1999 Plan subsequent to the May 14, 2002 merger date.

Occam’s board of directors adopted the 2006 Equity Incentive Plan, or 2006 Plan, in May 2006, and the Company’s stockholders approved the plan at the annual stockholders meeting held on August 14, 2006. The 2006 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to its employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock units, stock appreciation rights, performance units and performance shares to its employees, directors and consultants and its parent and subsidiary corporations’ employees and consultants. As of September 24, 2006, the 2006 Plan had not yet been qualified under applicable securities laws and was not yet effective.

Occam has reserved 1,700,000 shares of its common stock for issuance pursuant to the 2006 Plan, plus any shares that, as of the date of effectiveness of the 2006 Plan, have been reserved but not issued under the 2000 Plan. In addition, the 2006 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with fiscal 2007, equal to the lesser of:

•	3.0% of the outstanding shares of Occam’s common stock on the first day of the fiscal year;

•	750,000 shares; or

•	such other amounts as Occam’s board of directors or a committee thereof may determine.

As of September 24, 2006 there were 2.8 million shares authorized under the Company’s stock option plans of which there were 678,000 shares available for future grants.

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

A summary of the Company’s stock option activity is as follows (shares and intrinsic value in thousands):

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 25, 2005	1,770	$9.59
Granted	567	19.43
Exercised	(73)	(4.99)
Forfeited or expired	(189)	(48.20)

Outstanding at September 24, 2006	2,075	9.31	8.06	$17,615

Exerciseable at September 24, 2006	877	$5.35	6.97	$10,594

Stock-Based Compensation

Effective beginning the first fiscal quarter of 2006, the Company adopted SFAS No. 123(R) using the modified prospective method. Under this method, compensation costs for all awards granted after the date of adoption and the unvested portion of previously granted awards outstanding at the date of adoption are measured at estimated fair value and included in operating expenses over the vesting period during which an employee provides service in exchange for the award. Accordingly, prior period amounts presented herein have not been restated to reflect the adoption of SFAS No. 123(R).

The following table summarizes the impact of the adoption of SFAS 123(R) on stock-based compensation costs for employees on our Consolidated Statements of Operations for the three and nine months ended September 24, 2006 and September 25, 2005 (in thousands):

	Three Months Ended		Nine Months Ended
	25-Sep-05	24-Sep-06	25-Sep-05	24-Sep-06
SFAS 123(R) stock-based compensation in:
Cost of sales	$—	$65	$—	$183

Research and product development expense	—	198	—	522
Sales and marketing expense	—	159	—	316
General and administrative expense	—	118	—	243

Total SFAS 123(R) stock-based compensation in operating expenses	—	475	—	1,081

Total SFAS 123(R) stock-based compensation	$—	$540	$—	$1,264

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

Prior to December 25, 2005, the Company accounted for stock-based compensation plans in accordance with the provisions of APB Opinion No. 25, as permitted by SFAS No. 123, and accordingly did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price at the date of grant. Had the Company applied the fair-value based method as prescribed by SFAS No. 123, the effect on net income (loss) and income (loss) per share attributable to common stockholders for the three and nine months ended September 24, 2006 and September 25, 2005 would have been as follows (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	25-Sep-05	24-Sep-06	25-Sep-05	24-Sep-06
Net income (loss) attributable to common stockholders, as reported	$(2,967)	$203	$(9,703)	$(2,788)
Add: Employee compensation expense for share options included in reported net income (loss), net of provision for income taxes	159	540	486	1,264
Less: Total employee compensation expense for share options determined under fair-value method, net of provision for income taxes	(445)	(540)	(1,237)	(1,264)

Net income (loss) attributable to common stockholders, pro forma	$(3,253)	$203	$(10,454)	$(2,788)

Income (loss) per share attributable to common stockholders:
Basic income (loss) per share, as reported	$(0.44)	$0.03	$(1.44)	$(0.39)
Basic income (loss) per share, pro forma	$(0.48)	$0.03	$(1.55)	$(0.39)
Diluted income (loss) per share, as reported	$(0.44)	$0.01	$(1.44)	$(0.39)
Diluted income (loss) per share, pro forma	$(0.48)	$0.01	$(1.55)	$(0.39)

As of September 24, 2006, total unamortized stock-based compensation cost related to non-vested stock options was $4.7 million, which is expected to be recognized over the remaining vesting period of each grant, up to the next 48 months.

Upon adoption of SFAS 123(R), we selected the Black-Scholes option pricing model as the most appropriate model for determining the estimated fair value for stock-based awards. The use of the Black-Scholes model requires the use of extensive actual employee exercise behavior data and the use of a number of complex assumptions including expected volatility, risk-free interest rate, forfeitures, and expected dividends. The assumptions used to value options granted are as follows:

	25-Sep-05	24-Sep-06
Risk-free interest rate	4%	5%
Expected term (years)	4.0	3.3
Dividend yield	—%	—%
Expected volatility	80%	74%

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. We do not anticipate declaring dividends in the foreseeable future. Expected volatility is based on the annualized weekly historical volatility of our stock price commensurate with the expected life of the option. For the period ended September 24, 2006, the expected term of the option is based on the vesting terms of the option and a contractual

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

life of ten years using the simplified method calculation as defined by Staff Accounting Bulletin 107. Our analysis of stock price volatility and option lives involves management’s best estimates at the time of determination. SFAS 123(R) also requires that we recognize compensation expense for only the portion of options or stock units that are expected to vest. Therefore, we apply an estimated forfeiture rate that is derived from historical employee termination behavior. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

In November 2005, the FASB issued FSP FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards” (“FSP 123(R)-3”). FSP 123(R)-3 provides an optional alternative method that establishes a computational component to arrive at the beginning balance of the accumulated paid-in capital pool related to employee compensation and a simplified method to determine the subsequent impact of the accumulated paid-in capital pool employee awards that are fully vested and outstanding upon the adoption of SFAS No. 123(R).

6. SERIES A-2 REDEEMABLE CONVERTIBLE PREFERRED STOCK

On February 1, 2006, the Company concluded a rights offering to eligible shareholders of record as of December 26, 2005. Each subscription right entitled the stockholder to subscribe for and purchase one share of Series A-2 preferred stock for each 2.725 shares of common stock held on the record date. Each share of Series A-2 preferred stock had a purchase price of $10.00 and is convertible into shares of Occam’s common stock at a conversion price of $4.40, representing a conversion ratio of 2.27273 shares of common stock for each share of Series A-2 preferred stock issued. In response to the rights offering, Occam received subscriptions to purchase 343,741 shares of Series A-2 preferred stock for an aggregate purchase price of $3.4 million and net proceeds of $2.7 million.

In April 2005, Occam received net proceeds of $2.3 million upon exercise by Alta Partners and its affiliate of warrants to purchase 226,800 shares of Series A-2 preferred stock. In March 2005, Occam received net proceeds of $4.9 million through an issuance of Series A-2 preferred stock to its existing investors and Tellabs, Inc (“Tellabs”). In addition, in March 2005, a related party and holder of an outstanding promissory note converted $535,000 of outstanding principal and accrued interest into 53,479 shares of Series A-2 preferred stock. In January 2005, Occam received net proceeds of $5.6 million from the issuance of Series A-2 preferred stock to its existing shareholders.

Each outstanding share of Series A-2 preferred stock is convertible into common stock at a conversion price of $4.40, subject to adjustment. In addition, all outstanding shares of Series A-2 preferred stock will automatically convert into common stock upon the written consent of holders of not less than sixty-six and two-thirds percent (66.67%) of the then outstanding shares of Series A-2 preferred stock. Holders of a substantial majority of the outstanding shares of Series A-2 preferred stock of the Company have contractually agreed not to consent to any such conversion of their Series A-2 stock without the consent of Alta Partners, a principal holder of Series A-2 preferred stock.

The Company recorded beneficial conversion feature (“BCF”) charges to net loss attributable to common stockholders of $3.4 million and $1.7 million relating to the issuance of the Series A-2 preferred stock in February 2006 and March 2005, respectively. The BCFs were calculated using the fair value of the common

OCCAM NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All interim information relating to the three and nine months periods ended

September 24, 2006 and September 25, 2005 is unaudited)

(continued)

stock on the dates of issuance, subtracting the accounting conversion price and then multiplying the resulting amount by the number of shares of common stock into which the Series A-2 preferred stock is convertible.

In March 2004, the Company recorded a BCF on the preferred stock warrant of $480,000 (as an adjustment to the warrant and additional paid in capital) that was amortized using the interest method over the life of the warrant. For the nine months ended September 25, 2005, the Company recorded $85,000 of amortization of the warrant BCF. The warrant BCF was calculated by subtracting the sum of the relative proceeds allocated to the warrant and the exercise price from the fair value of the common stock underlying the warrant. The warrant was exercised in full in April 2006.

PROSPECTUS , 2006

5,250,000 Shares

Common Stock

Thomas Weisel Partners LLC

Sole Book-Running Manager

Jefferies & Company

Co-Lead Manager

Canaccord Adams

Merriman Curhan Ford & Co.

Neither we, the selling stockholders nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee and NASD fee.

SEC registration fee	$9,779
NASD fees	9,640
NASDAQ listing fees	105,000
Legal fees and expenses	800,000
Transfer agent fees	10,000
Accounting fees	250,000
Printing and engraving	100,000
Miscellaneous	15,581

Total	$1,300,000

We have agreed to pay the foregoing expenses and we will not be seeking reimbursement from the selling stockholders.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Certificate of Incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

In accordance with Section 102(b)(7) of the DGCL, our amended Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

We have directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the company, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage to certain situations where we cannot directly provide indemnification under the DGCL.

In addition, we have entered into indemnification agreements with certain of our directors and officers. The agreements provide them with, among other things, specific contractual rights to the maximum indemnification permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

On September 12, 2005, the Company’s Board of Directors (the “Board”), based on the recommendation of its Compensation Committee, approved a restricted stock grant to Robert Howard-Anderson, the Company’s Chief Executive Officer. The restricted stock grant consists of 15,000 shares of the Company’s Common Stock, par value $0.001, and is subject to the terms and conditions of the Executive Officer Stock Grant Program - Restricted Stock Grant Agreement. The shares actually issued to Mr. Howard-Anderson, net of tax withholding were 10,967 shares. All of the shares of Common Stock issued to Mr. Howard-Anderson were issued in consideration for his past services to the Company and such shares are fully vested.

In private placements of Series A-2 preferred stock, the Company sold an aggregate of 3,560,180 shares of Series A-2 preferred stock at eight closings occurring between November 2003 and April 2005. The Company raised gross proceeds of $35,601,800 in the private placement transactions. Each outstanding share of Series A-2 preferred stock is currently convertible into 2.27273 shares of common stock, and all currently outstanding shares of Series A-2 preferred stock are currently convertible into approximately 8.7 million shares of our common stock.

Investors in the private placement transactions, the number of shares purchased, and the dollar amounts invested were as follows:

	Affiliated Entitles of:
Closing of Series A-2 Preferred Stock Financing	U.S. Venture Partners	Norwest Venture Partners	New Enterprise Associates	Hook Partners	Windward Ventures	Alta Partners		Tellabs Equity Holdings	Crescent Venture Investors
November 19, 2003 Shares	1,090,910	300,000	200,000	20,000	—	—		—	—
$	$10,909,100	$3,000,000	$2,000,000	$200,000	$—	$—		$—	$—
December 10, 2003 Shares	—	—	—	—	40,000	—		—	—
$	$—	$—	$—	$—	$400,000	$—		$—	$—
March 8, 2004 Shares	—	—	—	—	20,000	400,000		—	—
$	$—	$—	$—	$—	$200,000	$4,000,000		$—	$—
April 1, 2004 Shares	100,000	53,200	—	—	—	—		—	—
$	$1,000,000	$532,000	$—	$—	$—	$—		$—	$—
January 7, 2005 Shares	140,000	187,500	75,000	—	—	125,000		—	—
$	$1,400,000	$1,875,000	$750,000	$—	$—	$1,250,000		$—	$—
January 14, 2005 Shares	—	—	—	25,000	10,791	—		—	—
$	$—	$—	$—	$250,000	$107,910	$—		$—	$—
March 23, 2005 Shares	60,000	112,500	45,000	—	—	75,000		200,000	53,479
$	$600,000	$1,125,000	$450,000	$—	$—	$750,000		$2,000,000	$534,790	(1)
April 20, 2005 Shares	—	—	—	—	—	226,800	(2)	—	—
$	$—	$—	$—	$—	$—	$2,268,000		$—	$—
Total

Shares	1,390,910	653,200	320,000	45,000	70,791	826,800		200,000	53,479
$	$13,909,100	$6,532,000	$3,200,000	$450,000	$707,910	$8,268,000		$2,000,000	$534,790

(1)	Paid by cancellation of all principal and accrued interest under an unsecured convertible promissory note dated June 27, 2003, issued to Crescent Venture Investors by Occam.

(2)	Issued upon exercise of warrants originally issued to Alta Partners in March 2004.

The foregoing transactions did not involve any public offering, and the Company believes that the transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Regulation D promulgated thereunder. The purchasers represented their intention to acquire the securities for investment only and not with a view to or for resale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in the foregoing transactions. The purchasers and Mr. Howard-Anderson, through his role at the Company, had adequate access to information about the Company.

Part II—Information Not Required in Prospectus

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are included herein or incorporated by reference.

Exhibit No.	Exhibit Title

1.1(4)	Form of Underwriting Agreement.

2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among Registrant, Odin Acquisition Corp. and Occam Networks Inc. (incorporated by reference to Annex A to the Registration Statement on Form S-4 (Registration No. 333-75816) which the Securities and Exchange Commission declared effective on April 26, 2002).

2.2	Amendment to Agreement and Plan of Merger and Reorganization, dated as of December 26, 2001, by and among Registrant, Odin Acquisition Corp. and Occam Networks, Inc. (incorporated by reference to Annex AA to the Registration Statement on Form S-4 (Registration No. 333-75816) which the Securities and Exchange Commission declared effective on April 26, 2002).

2.3	Amendment No. 2 to Agreement and Plan of Merger and Reorganization, dated as of April 16, 2002, by and among Registrant, Odin Acquisition Corp. and Occam Networks, Inc. (incorporated by reference to Annex AAA to the Registration Statement on Form S-4 (Registration No. 333-75816) which the Securities and Exchange Commission declared effective on April 26, 2002).

3.1	Registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

3.1.1	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation effective May 14, 2002 (incorporated by reference to Exhibit 3.1.1 of the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2003).

3.1.2	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation effective June 3, 2003 (incorporated by reference to Exhibit 3.1.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

3.1.3	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 11, 2004 (incorporated by reference to Exhibit 3.1.3 of the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2004).

3.1.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Occam Networks, Inc. filed with the Secretary of State of the State of Delaware on September 2, 2005. (Incorporated by reference to Exhibit 3.1.4 of the Quarterly Report on Form 10-Q of Occam Networks, Inc. filed with the SEC on November 14, 2005).

3.1.5(4)	Proposed Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2003).

4.1	Specimen common stock certificate of Registrant (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

Exhibit No.	Exhibit Title

4.2	Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on November 21, 2003).

4.3	Certificate of Designation of the Series A-2 Preferred Stock filed with the Secretary of State of the state of Delaware on November 19, 2003 (incorporated by reference to Exhibit 4.4 of the Registrant’s Current Report on Form 8-K filed on November 21, 2003).

4.3.1	Certificate Increasing the Number of Shares of Preferred Stock Designated as Series A-2 Convertible Preferred Stock filed with the Secretary of State of Delaware on November 11, 2004 (incorporated by reference to Exhibit 4.9.1 of the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2004).

4.3.2	Certificate of Registrant, Increasing the Number of Shares of Preferred Stock Designated as Series A-2 Convertible Preferred Stock, filed with the Secretary of Sate of Delaware on January 7, 2005 (incorporated by reference to Exhibit 4.9.2 of the Registrant’s Current Report on Form 8-K filed on January 13, 2004).

4.3.3	Certificate of Registrant, Increasing the Number of Shares of Preferred Stock Designated as Series A-2 Convertible Preferred Stock, filed with the Secretary of Sate of Delaware on May 16, 2005 (incorporated by reference to Exhibit 4.9.3 of the Registrant’s Current Report on Form 8-K filed on May 17, 2005).

4.4	Amendment No. 1 to Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors (incorporated by reference to Exhibit 4.6 of the Registrant’s Current Report on Form 8-K filed on March 12, 2004).

4.5	Letter agreement dated March 8, 2004 between Occam Networks, Inc. and Alta Partners relating to board rights (incorporated by reference to Exhibit 4.9 of the Registrant’s Current Report on Form 8-K filed on March 12, 2004).

4.6	Management rights agreement dated as of March 8, 2004 between Alta Partners and Occam Networks, Inc. (incorporated by reference to Exhibit 4.9 of the Registrant’s Current Report on Form 8-K filed on March 12, 2004).

4.7	Amendment No. 2 to Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 by and among the Registrant and the investors (incorporated by reference to Exhibit 4.11 of the Registrant’s Current Report on Form 8-K filed on April 9, 2004).

4.8	Specimen Series A-2 stock certificate of Registrant (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-125060)).

5.1(4)	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1(3)	1997 Stock Option/Stock Issuance Plan (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

10.2(3)	2000 Stock Incentive Plan (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

10.3(3)	Employee Stock Purchase Plan (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

10.4(3)(4)	2006 Equity Incentive Plan and forms of agreements thereunder.

Exhibit No.	Exhibit Title

10.5(3)(4)	2006 Employee Stock Purchase Plan.

10.6(3)	Form of Director Indemnification Agreement (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

10.7(3)	Form of Indemnification Agreement for all officers and directors appointed on or after May 14, 2003 (incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2003).

10.8(4)	Form of Indemnification Agreement for all officers and directors effective August 14, 2006.

10.9(3)	Employment Agreement dated February 13, 2002 between the Registrant and Robert Howard-Anderson (incorporated by reference to Exhibit 10.46 of the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2002).

10.10(3)	Occam Networks Inc. 1999 Stock Plan (incorporated by reference to Exhibit 4.1 on the Registrant’s Statement on Form S-8 (File No. 333-91070)).

10.11(3)	Occam Networks Inc. 1999 Stock Plan, Form of Stock Option Agreement (incorporated by reference to Exhibit 4.2 on the Registrant’s Statement on Form S-8 (File No. 333-91070)).

10.12(3)	Occam Networks Inc. 1999 Stock Plan, Form of Stock Option Agreement—Early Exercise (incorporated by reference to Exhibit 4.3 on the Registrant’s Statement on Form S-8 (File No. 333-91070)).

10.13	Standard Industrial/Commercial Multi-Tenant Lease date March 26, 2001 by and between Applied Magnetics Corporation, a Delaware corporation DBA Innovative Micro Technology, and Occam Networks (California), Inc., a California corporation (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on October 1, 2002).

10.14	Warrant to Purchase Stock, dated June 16, 2003 (incorporated by reference to Exhibit 10.53 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

10.15	Series A-2 Preferred Stock Purchase Agreement dated as of January 7, 2005, among the Registrant and certain investors (incorporated by reference to Exhibit 10.61 of the Registrant’s Current Report on Form 8-K filed on January 13, 2005).

10.16	Fourth Amended and Restated Investors’ Rights Agreement dated as of January 7, 2005, among the Registrant and certain holders of its capital stock (incorporated by reference to Exhibit 10.62 of the Registrant’s Current Report on Form 8-K filed on January 13, 2005).

10.17	Amendment No. 1 to Series A-2 Preferred Stock Purchase Agreement dated as of January 7, 2005, among the Registrant and certain investors (incorporated by reference to Exhibit 10.65 of the Registrant’s Current Report on Form 8-K filed on March 24, 2005).

10.18	Amendment No. 1 to Fourth Amended and Restated Investors’ Rights Agreement dated as of January 7, 2005, among the Registrant and certain holders of its capital stock (incorporated by reference to Exhibit 10.66 of the Registrant’s Current Report on Form 8-K filed on March 24, 2005).

10.19(2)	Manufacturing License Agreement dated as of March 18, 2005, by and between the Registrant and Tellabs Petaluma, Inc. (incorporated by reference to Exhibit 10.67 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2005).

10.19.1	Amendment One to Manufacturing License Agreement dated March 18, 2005 between Tellabs Petaluma, Inc. and the Registrant (incorporated by reference to Exhibit 10.73 of the Registrant’s Current Report on Form 8-K filed on May 17, 2005).

Exhibit No.	Exhibit Title

10.19.2(2)	Amendment dated March 31, 2006 to the Manufacturing License Agreement dated March 18, 2005 (as amended on May 6, 2005), with Tellabs Petaluma, Inc. and its Supply Agreement dated March 18, 2005, with Tellabs North America, Inc. (incorporated by reference to Exhibit 10.67.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2006).

10.20(2)	Technology License Agreement dated as of March 18, 2005, by and between the Registrant and Tellabs Petaluma, Inc. (incorporated by reference to Exhibit 10.69 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2005).

10.20.1	Amendment One to Technology License Agreement dated March 18, 2005 between Tellabs Petaluma, Inc. and the Registrant (incorporated by reference to Exhibit 10.74 of the Registrant’s Current Report on Form 8-K filed on May 17, 2005).

10.21(2)	Supply Agreement dated as of March 18, 2005, by and between the Registrant and Tellabs Petaluma, Inc. (incorporated by reference to Exhibit 10.70 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2005).

10.22	Restricted Stock Grant Agreement between the Company and Robert Howard-Anderson dated September 12, 2005 (incorporated by reference to Exhibit 10.75 of the Registrant’s Current Report on Form 8-K filed on September 14, 2005)

10.23	Form of Director Offer Letter dated September 16, 2004 for Robert Bylin, Thomas Pardun and Kenneth Cole (incorporated by reference to Exhibit 10.71 of the Registrant’s Registration Statement on Form S-1 (File No. 333-125060)).

10.24	Standard Form Multi-Tenant Lease dated July 7, 2005, by and between Mission West Properties, L.P. II and the Registrant (incorporated by reference to Exhibit 10.77 of the Registrant’s Current Report on Form 8-K filed on March 30, 2006).

16.1	Letter re Change in Certifying Accountant (incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K filed on June 28, 2005).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2005).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm.

23.3(4)	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1(4)	Power of Attorney

(1)	Schedules omitted pursuant to Regulation S-K Item 601(b)(2) of the Securities Act. Registrant undertakes to furnish such schedules to the Commission upon request.

(2)	Confidential treatment has been requested for certain portions of this exhibit.

(3)	Management compensation plan/contract.

(4)	Previously filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on October 13, 2006.

OCCAM NETWORKS, INC.

By:	/S/ ROBERT L. HOWARD-ANDERSON
Robert L. Howard-Anderson President and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

	Signature	Title	Date

	/S/ ROBERT L. HOWARD-ANDERSON Robert L. Howard-Anderson	President, Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2006

	/S/ CHRISTOPHER B. FARRELL Christopher B. Farrell	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	October 13, 2006

*	/S/ STEVEN M. KRAUSZ Steven M. Krausz	Chairman of the Board	October 13, 2006

*	/S/ ROBERT E. BYLIN Robert E. Bylin	Director	October 13, 2006

*	/S/ ROBERT B. ABBOTT Robert B. Abbott	Director	October 13, 2006

*	/S/ THOMAS E. PARDUN Thomas E. Pardun	Director	October 13, 2006

*	/S/ KENNETH R. COLE Kenneth R. Cole	Director	October 13, 2006

*	/S/ BRIAN STROM Brian Strom	Director	October 13, 2006

*	/S/ CHRISTOPHER B. FARRELL Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Title

1.1(4)	Form of Underwriting Agreement.

2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among Registrant, Odin Acquisition Corp. and Occam Networks Inc. (incorporated by reference to Annex A to the Registration Statement on Form S-4 (Registration No. 333-75816) which the Securities and Exchange Commission declared effective on April 26, 2002).

2.2	Amendment to Agreement and Plan of Merger and Reorganization, dated as of December 26, 2001, by and among Registrant, Odin Acquisition Corp. and Occam Networks, Inc. (incorporated by reference to Annex AA to the Registration Statement on Form S-4 (Registration No. 333-75816) which the Securities and Exchange Commission declared effective on April 26, 2002).

2.3	Amendment No. 2 to Agreement and Plan of Merger and Reorganization, dated as of April 16, 2002, by and among Registrant, Odin Acquisition Corp. and Occam Networks, Inc. (incorporated by reference to Annex AAA to the Registration Statement on Form S-4 (Registration No. 333-75816) which the Securities and Exchange Commission declared effective on April 26, 2002).

3.1	Registrant’s Amended and Restated Certificate of Incorporation (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

3.1.1	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation effective May 14, 2002 (incorporated by reference to Exhibit 3.1.1 of the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2003).

3.1.2	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation effective June 3, 2003 (incorporated by reference to Exhibit 3.1.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

3.1.3	Registrant’s Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 11, 2004 (incorporated by reference to Exhibit 3.1.3 of the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2004).

3.1.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Occam Networks, Inc. filed with the Secretary of State of the State of Delaware on September 2, 2005. (Incorporated by reference to Exhibit 3.1.4 of the Quarterly Report on Form 10-Q of Occam Networks, Inc. filed with the SEC on November 14, 2005)

3.1.5(4)	Proposed Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Registrant’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2003).

4.1	Specimen common stock certificate of Registrant (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

4.2	Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on November 21, 2003).

4.3	Certificate of Designation of the Series A-2 Preferred Stock filed with the Secretary of State of the state of Delaware on November 19, 2003 (incorporated by reference to Exhibit 4.4 of the Registrant’s Current Report on Form 8-K filed on November 21, 2003).

Exhibit No.	Exhibit Title

4.3.1	Certificate Increasing the Number of Shares of Preferred Stock Designated as Series A-2 Convertible Preferred Stock filed with the Secretary of State of Delaware on November 11, 2004 (incorporated by reference to Exhibit 4.9.1 of the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2004).

4.3.2	Certificate of Registrant, Increasing the Number of Shares of Preferred Stock Designated as Series A-2 Convertible Preferred Stock, filed with the Secretary of Sate of Delaware on January 7, 2005 (incorporated by reference to Exhibit 4.9.2 of the Registrant’s Current Report on Form 8-K filed on January 13, 2004).

4.3.3	Certificate of Registrant, Increasing the Number of Shares of Preferred Stock Designated as Series A-2 Convertible Preferred Stock, filed with the Secretary of Sate of Delaware on May 16, 2005 (incorporated by reference to Exhibit 4.9.3 of the Registrant’s Current Report on Form 8-K filed on May 17, 2005).

4.4	Amendment No. 1 to Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors (incorporated by reference to Exhibit 4.6 of the Registrant’s Current Report on Form 8-K filed on March 12, 2004).

4.5	Letter agreement dated March 8, 2004 between Occam Networks, Inc. and Alta Partners relating to board rights (incorporated by reference to Exhibit 4.9 of the Registrant’s Current Report on Form 8-K filed on March 12, 2004).

4.6	Management rights agreement dated as of March 8, 2004 between Alta Partners and Occam Networks, Inc. (incorporated by reference to Exhibit 4.9 of the Registrant’s Current Report on Form 8-K filed on March 12, 2004).

4.7	Amendment No. 2 to Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 by and among the Registrant and the investors (incorporated by reference to Exhibit 4.11 of the Registrant’s Current Report on Form 8-K filed on April 9, 2004).

4.8	Specimen Series A-2 stock certificate of Registrant (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-125060)).

5.1(4)	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1(3)	1997 Stock Option/Stock Issuance Plan (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

10.2(3)	2000 Stock Incentive Plan (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

10.3(3)	Employee Stock Purchase Plan (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

10.4(3)(4)	2006 Equity Incentive Plan and forms of agreements thereunder.

10.5(3)(4)	2006 Employee Stock Purchase Plan.

10.6(3)	Form of Director Indemnification Agreement (incorporated by reference to the Exhibit with the same number on the Registrant’s Registration Statement on Form S-1 and all amendments, thereto (File No. 333-31732)).

10.7(3)	Form of Indemnification Agreement for all officers and directors appointed on or after May 14, 2003 (incorporated by reference to Exhibit 10.26 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2003).

Exhibit No.	Exhibit Title

10.8(4)	Form of Indemnification Agreement for all officers and directors effective August 14, 2006.

10.9(3)	Employment Agreement dated February 13, 2002 between the Registrant and Robert Howard-Anderson (incorporated by reference to Exhibit 10.46 of the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2002).

10.10(3)	Occam Networks Inc. 1999 Stock Plan (incorporated by reference to Exhibit 4.1 on the Registrant’s Statement on Form S-8 (File No. 333-91070)).

10.11(3)	Occam Networks Inc. 1999 Stock Plan, Form of Stock Option Agreement (incorporated by reference to Exhibit 4.2 on the Registrant’s Statement on Form S-8 (File No. 333-91070)).

10.12(3)	Occam Networks Inc. 1999 Stock Plan, Form of Stock Option Agreement—Early Exercise (incorporated by reference to Exhibit 4.3 on the Registrant’s Statement on Form S-8 (File No. 333-91070)).

10.13	Standard Industrial/Commercial Multi-Tenant Lease date March 26, 2001 by and between Applied Magnetics Corporation, a Delaware corporation DBA Innovative Micro Technology, and Occam Networks (California), Inc., a California corporation (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed on October 1, 2002).

10.14	Warrant to Purchase Stock, dated June 16, 2003 (incorporated by reference to Exhibit 10.53 of the Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2003).

10.15	Series A-2 Preferred Stock Purchase Agreement dated as of January 7, 2005, among the Registrant and certain investors (incorporated by reference to Exhibit 10.61 of the Registrant’s Current Report on Form 8-K filed on January 13, 2005).

10.16	Fourth Amended and Restated Investors’ Rights Agreement dated as of January 7, 2005, among the Registrant and certain holders of its capital stock (incorporated by reference to Exhibit 10.62 of the Registrant’s Current Report on Form 8-K filed on January 13, 2005).

10.17	Amendment No. 1 to Series A-2 Preferred Stock Purchase Agreement dated as of January 7, 2005, among the Registrant and certain investors (incorporated by reference to Exhibit 10.65 of the Registrant’s Current Report on Form 8-K filed on March 24, 2005).

10.18	Amendment No. 1 to Fourth Amended and Restated Investors’ Rights Agreement dated as of January 7, 2005, among the Registrant and certain holders of its capital stock (incorporated by reference to Exhibit 10.66 of the Registrant’s Current Report on Form 8-K filed on March 24, 2005).

10.19(2)	Manufacturing License Agreement dated as of March 18, 2005, by and between the Registrant and Tellabs Petaluma, Inc. (incorporated by reference to Exhibit 10.67 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2005).

10.19.1	Amendment One to Manufacturing License Agreement dated March 18, 2005 between Tellabs Petaluma, Inc. and the Registrant (incorporated by reference to Exhibit 10.73 of the Registrant’s Current Report on Form 8-K filed on May 17, 2005).

10.19.2(2)	Amendment dated March 31, 2006 to the Manufacturing License Agreement dated March 18, 2005 (as amended on May 6, 2005), with Tellabs Petaluma, Inc. and its Supply Agreement dated March 18, 2005, with Tellabs North America, Inc. (incorporated by reference to Exhibit 10.67.2 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2006).

10.20(2)	Technology License Agreement dated as of March 18, 2005, by and between the Registrant and Tellabs Petaluma, Inc. (incorporated by reference to Exhibit 10.69 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2005).

10.20.1	Amendment One to Technology License Agreement dated March 18, 2005 between Tellabs Petaluma, Inc. and the Registrant (incorporated by reference to Exhibit 10.74 of the Registrant’s Current Report on Form 8-K filed on May 17, 2005).

Exhibit No.	Exhibit Title

10.21(2)	Supply Agreement dated as of March 18, 2005, by and between the Registrant and Tellabs Petaluma, Inc. (incorporated by reference to Exhibit 10.70 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2005).

10.22	Restricted Stock Grant Agreement between the Company and Robert Howard-Anderson dated September 12, 2005 (incorporated by reference to Exhibit 10.75 of the Registrant’s Current Report on Form 8-K filed on September 14, 2005).

10.23	Form of Director Offer Letter dated September 16, 2004 for Robert Bylin, Thomas Pardun and Kenneth Cole (incorporated by reference to Exhibit 10.71 of the Registrant’s Registration Statement on Form S-1 (File No. 333-125060)).

10.24	Standard Form Multi-Tenant Lease dated July 7, 2005, by and between Mission West Properties, L.P. II and the Registrant (incorporated by reference to Exhibit 10.77 of the Registrant’s Current Report on Form 8-K filed on March 30, 2006).

16.1	Letter re Change in Certifying Accountant (incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K filed on June 28, 2005).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K filed on March 31, 2005).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm.

23.3(4)	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1(4)	Power of Attorney.

(1)	Schedules omitted pursuant to Regulation S-K Item 601(b)(2) of the Securities Act. Registrant undertakes to furnish such schedules to the Commission upon request.

(2)	Confidential treatment has been requested for certain portions of this exhibit.

(3)	Management compensation plan/contract.

(4)	Previously filed.